                                                FILED PURSUANT TO RULE 424(b)(5)
                                            REGISTRATION STATEMENT NO. 333-34137
                                        AND REGISTRATION STATEMENT NO. 333-63456
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this preliminary prospectus supplement is not + +complete and may be changed. This preliminary prospectus supplement and the + +accompanying prospectuses are not an offer to sell these securities, and we + +are not soliciting offers to buy these securities, in any jurisdiction where +
+the offer or sale is not permitted.                                           +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PRELIMINARY PROSPECTUS SUPPLEMENT
(to prospectuses dated May 8, 1998
and August 30, 2001)         Subject to completion              October 10, 2001
--------------------------------------------------------------------------------
6,000,000 Shares


[LOGO IMPAC]
Impac Mortgage Holdings, Inc.
Common Stock

--------------------------------------------------------------------------------

We are a mortgage real estate investment trust that is a leading nationwide acquirer and originator of non-conforming Alt-A mortgage loans. We also provide warehouse and repurchase financing to originators of mortgage loans.

Our company, Impac Mortgage Holdings, Inc., is offering 5,000,000 shares of its common stock, par value $0.01 per share. We will receive the net proceeds from the sale of these shares. Impac Funding Corporation, the selling stockholder, is offering an additional 1,000,000 shares to be sold in this offering and will receive the net proceeds from that sale.

Our common stock is listed on the American Stock Exchange under the symbol "IMH." The last reported sale price of our common stock on that exchange on October 8, 2001 was $7.26 per share.

Before buying any of these shares of common stock, you should carefully consider the risk factors described in "Risk Factors" beginning on page S-8 of this prospectus supplement and on pages 7 and 1 of the accompanying prospectuses.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectuses. Any representation to the contrary is a criminal offense.

                                                             Per share   Total
------------------------------------------------------------------------------
Public offering price                                          $       $
------------------------------------------------------------------------------
Underwriting discounts and commissions                         $       $
------------------------------------------------------------------------------
Proceeds, before expenses, to Impac Mortgage Holdings, Inc.    $       $
------------------------------------------------------------------------------
Proceeds, before expenses, to selling stockholder              $       $
------------------------------------------------------------------------------

Our company, Impac Mortgage Holdings, Inc., has granted the underwriters a 30-day option to purchase up to an additional 900,000 shares of its common stock to cover over-allotments at the public offering price per share, less the underwriting discounts and commissions.

The underwriters are offering the shares of common stock as described in
"Underwriting." Delivery of the shares will be made on or about October   ,
2001.

UBS Warburg                                                   CIBC World Markets

Tucker Anthony Sutro Capital Markets                    Jolson Merchant Partners

   You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectuses. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus supplement and the accompanying prospectuses is accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have changed since such dates.

                               TABLE OF CONTENTS

                           PROSPECTUS SUPPLEMENT

Forward-looking information................................................    i
The company................................................................  S-1
Risk factors...............................................................  S-8
Use of proceeds............................................................ S-18
Price range of common stock................................................ S-18
Distributions.............................................................. S-19
Capitalization............................................................. S-20
Selected consolidated financial data....................................... S-21
Management................................................................. S-25
Selling stockholder........................................................ S-27
Material federal income tax consequences................................... S-28
Certain changes to Maryland law............................................ S-36
Underwriting............................................................... S-36
Legal matters.............................................................. S-38
Experts.................................................................... S-38

                       PROSPECTUS Dated May 8, 1998

Available information.....................................................   2
Incorporation of certain documents by reference...........................   3
The company...............................................................   4
Risk factors..............................................................   7
Description of securities.................................................  27
Certain provisions of Maryland law and of the company's charter and bylaws...................................................................  36
Plan of distribution......................................................  39
Federal income tax considerations.........................................  41
Legal matters.............................................................  50
Experts...................................................................  50

                      PROSPECTUS Dated August 30, 2001

Summary.....................................................................   i
Risk factors................................................................   1
Use of proceeds.............................................................  14
Selling security holders and plan of distribution...........................  14
Description of capital stock................................................  16
Material federal income tax consequences....................................  18
Legal matters...............................................................  25
Experts.....................................................................  25
Where you can find more information.........................................  26

                          FORWARD-LOOKING INFORMATION

   This prospectus supplement and the accompanying prospectuses contain or incorporate by reference certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as may, will, believe, expect, anticipate, continue, or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, adverse economic conditions, changes in interest rates, changes in yield curves, changes in prepayment rates, the availability of financing and, if available, the terms of any financing. For a discussion of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see "Risk factors" in this prospectus supplement and the accompanying prospectuses. We do not undertake, and specifically disclaim any obligation, to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

   The following information may not contain all of the information that is important to you. We encourage you to read this prospectus supplement and the accompanying prospectuses, as well as the information that is incorporated by reference in this prospectus supplement and the accompanying prospectuses, in their entireties. You should carefully consider the factors set forth under "Risk factors" on page S-8 in this prospectus supplement, and on pages 7 and 1 in the accompanying prospectuses, dated May 8, 1998 and August 30, 2001, respectively, before making an investment decision to purchase shares of our common stock. Unless the context otherwise requires, references to we, us or the company in this prospectus supplement mean Impac Mortgage Holdings, Inc., and its subsidiaries, IMH Assets Corp. and Impac Warehouse Lending Group, Inc. and its affiliate, Impac Funding Corporation (together with its wholly-owned subsidiaries Impac Secured Assets Corporation and Novelle Financial Services, Inc.).

   The following information may not contain all of the information that is important to you in determining whether to purchase the common stock offered hereby. You should also read the more detailed information set forth in this prospectus supplement, the accompanying prospectuses and the documents incorporated by reference, including the "Risk factors" sections of this prospectus supplement and the accompanying prospectuses, before making an investment decision. Unless otherwise indicated, the information in this prospectus supplement does not give effect to the exercise of the underwriters' over-allotment option.

                                  THE COMPANY

Business

   Our company, Impac Mortgage Holdings, Inc., is a mortgage real estate investment trust, or "REIT." Together with our subsidiaries and Impac Funding Corporation, we are a leading nationwide acquirer and originator of non-conforming Alt-A mortgage loans. "Alt-A" mortgage loans consist primarily of mortgage loans that are first lien mortgage loans made to borrowers whose credit is generally within typical Fannie Mae or Freddie Mac guidelines, but that have loan characteristics that make them non-conforming under those guidelines. For instance, the loans may have higher loan-to-value, or "LTV," ratios than usual or may have excluded certain documentation or verifications. Therefore, in making our credit decisions, we are more reliant upon the borrower's Fair Issac Credit Score, or "FICO," and the adequacy of the underlying collateral. We also provide warehouse and repurchase financing to originators of mortgage loans. Our goal is to generate consistent reliable income for distribution to our stockholders, primarily from the earnings of our core businesses.

   We operate three core businesses: our long-term investment operations, our mortgage operations, and our warehouse lending operations. Our businesses actively work together to deliver comprehensive mortgage investment and lending services.

   Our principal strategy is to expand our market position as a leading low-cost nationwide acquirer and originator of non-conforming Alt-A mortgage loans, while continuing to emphasize an efficient centralized operating structure. To help accomplish this, we have developed a web-based automated underwriting system called "IDASL," which stands for Impac Direct Access System for Lending. IDASL substantially increases efficiencies for our customers and our mortgage operations by significantly decreasing the processing time for a mortgage loan, while improving employee productivity and maintaining superior customer service. We seek to increase acquisitions and originations by providing innovative products, competitive pricing and superior customer service. We focus on expansion opportunities to attract correspondent originators and wholesale brokers to our nationwide network to increase mortgage loan acquisitions and originations in a controlled manner. We believe that non-conforming Alt-A mortgage loans provide an attractive net earnings profile, by producing higher yields without commensurately higher credit losses than other types of mortgage loans. As of June 30, 2001, 95% of the mortgage loans that we owned were A or A- credit quality loans. As defined by us, "A" credit quality loans generally have a FICO score of 640 or better and "A-" credit quality loans generally have a FICO score of between 600 and 640. For the six months ended June 30, 2001, our average loan balance on all mortgage loans held for investment, which includes first and, to a lesser extent, second trust deeds, was $145,000, with a weighted average FICO score of 676 and a weighted average LTV ratio of 85%.

   We have developed non-conforming Alt-A mortgage loan products that meet the needs of originators of mortgage loans and borrowers, as well as those of capital market investors. We are a leading issuer of Alt-A mortgage-backed securities, having issued nearly 38% of total non-agency Alt-A issuances for the year 2000, according to a leading investment bank. According to a weekly industry newsletter, during the first half of 2001, nearly $17.0 billion of Alt-A loans were securitized, which represents a 25% increase over the total Alt-A securitizations completed during 2000. According to the same newsletter, Alt-A mortgage-backed securitizations represented approximately 29% of the private-label mortgage-backed securities issued during the first half of 2001.

   As a REIT, we are able to pass through income to our stockholders generally without paying federal income tax at the corporate level. We are required to distribute at least 90% of our taxable income to our stockholders.

   Impac Mortgage Holdings, Inc. was incorporated under the laws of the state of Maryland in 1995. Our principal executive offices are located at 1401 Dove Street, Newport Beach, California 92660 and our telephone number is (949) 475-3600.

Operations

   Our long-term investment operations invests primarily in non-conforming Alt-A mortgage loans. This business generates income based on the excess of the interest it earns on its investment portfolio and the expense associated with its borrowings against its investment portfolio. We believe that by improving the overall credit quality of our investment portfolio we can more consistently generate a higher level of future cash flow and earnings. We acquire for investment our non-conforming Alt-A mortgage loans from our mortgage operations, which acquires or originates these loans from our national network of correspondents and mortgage brokers. We believe these loans tend to perform better than those which we may otherwise purchase for long-term investment from third parties. Beginning with 1999, we have acquired for long-term investment almost exclusively non-conforming Alt-A mortgage loans in the form of "A" or "A-" credit quality adjustable rate mortgages, of which approximately 48% of the loans provide for a form of prepayment protection through prepayment penalties. As a result, during 1999, 2000 and for the first six months of 2001, we experienced a higher level of cash flow, significantly fewer prepayments and reduced overall losses in our mortgage loan investment portfolio as compared to pre-1998 levels. Our investment in non-conforming Alt-A mortgage loans and, to a lesser extent, mortgage-backed securities, is financed with collateralized mortgage obligations, or "CMO," borrowings and proceeds from the sale of capital stock.

   Our mortgage operations acquires, originates, sells and securitizes primarily non-conforming Alt-A mortgage loans. Our mortgage operations generates income by securitizing and selling loans to permanent investors, including our long-term investment operations. This business also earns revenues from fees associated with mortgage servicing rights, master servicing agreements and interest income earned on loans held for sale. Our mortgage operations supports the investment objectives of our long-term investment operations by supplying non-conforming Alt-A mortgage loans at prices that are comparable to those available through investment banks and other third parties. However, we believe that we have a competitive advantage because of our historical understanding of the underlying credit of these loans and the extensive information on the performance and prepayment patterns of these types of loans. Our mortgage operations primarily uses warehouse lines of credit to finance the acquisition and origination of mortgage loans.

   Our correspondent and wholesale broker networks underwrite loans to our specifications through the use of IDASL. IDASL automates loan origination, underwriting and pricing, enabling our customers to pre-qualify borrowers for various loan programs, receive automated loan approval decisions and obtain rates and pricing. IDASL not only allows us broader access to markets nationwide, but also brings us closer to our customers with minimal future capital investment while maintaining centralization, a key factor in ensuring quality control and being a low cost acquirer and originator of mortgage loans. Currently, substantially all of our correspondents are underwriting loans through IDASL and 100% of all wholesale loans delivered by brokers are directly underwritten through IDASL.

   We seek to securitize and sell almost all of our mortgage loan production as soon as we have accumulated enough loans to create a marketable pool of such loans. By reducing the holding period of mortgage loans, we have less exposure to interest rate risk and price volatility than if we held the loans for longer accumulation periods. Through securitizations and sales of our mortgage loans and servicing rights, we also lock in a cash gain-on-sale from our loan sales. We conduct securitizations through the issuance of mortgage-backed securities in the form of real estate mortgage investment conduits, or "REMICs," and borrowings provided from CMOs.

   During the nine months ended September 30, 2001, we securitized $1.3 billion in six REMIC transactions and issued $758.3 million worth of CMO borrowings in two transactions. We generally sell the primary servicing rights associated with our mortgage loans while maintaining master servicing agreements. We do not retain any subordinate securities associated with our current REMIC securitizations.

   Our warehouse operations provides short-term financing to mortgage loan originators by funding mortgage loans from their closing date until they are sold to pre-approved investors, including our long-term investment operations. Our warehouse lending operations earns fees as well as a spread from the difference between its cost of borrowings and the interest earned on advances against the loans prior to their sale. Our customers include approved mortgage bankers, our mortgage operations and many of our mortgage operations' customers. Generally, we seek to acquire the non-conforming Alt-A mortgage loans funded with facilities provided by our warehouse lending operations, which provides synergies with our long-term investment operations and mortgage operations.

Recent Developments

   On September 25, 2001, we announced that we were returning to regular dividend payments and announced a third quarter dividend of $0.25 per share. The third quarter dividend will be paid in two installments: the first installment of $0.13 per share is payable on October 15, 2001 to stockholders of record on October 1, 2001 and the second installment of $0.12 per share is payable on November 15, 2001 to stockholders of record on November 1, 2001. In November 2000, we announced that we were ceasing paying further dividends until we utilized our net operating losses, which occurred in 2000. With the restructuring of our balance sheet and our technology and mortgage initiatives, we enjoyed a substantial increase in taxable income during the first half of 2001. We also benefited from decreased borrowing costs and wider net interest margins as interest rates on adjustable CMO borrowings declined due to short-term interest rate reductions by the Federal Reserve Bank.

2001 Operating Results

   Our net earnings during the first half of 2001 were $9.9 million, or $0.37 per diluted common share, as compared to a net loss of $61.2 million, or $(2.93) per diluted common share, during the first half of 2000. In addition to a return to profitability, we earned estimated taxable income of $16.7 million, or $0.62 per diluted common share, during the first half of 2001. The favorable difference between estimated taxable earnings and net earnings was primarily due to a $4.3 million transition adjustment as a result of the adoption of Statement of Financial Accounting Standard No. 133, "Accounting for Derivative Instruments and Hedging Activities," which does not reduce taxable income.

   As a result of increased earnings and cash flows during the first half of 2001, our diluted book value per common share increased to $7.00 at June 30, 2001 from $6.67 at December 31, 2000. We retired $7.7 million of 11% senior subordinated debt almost three years before its maturity date and we acquired $555.5 million of loans from our mortgage operations during the first half of 2001 as compared to $156.9 million during the first half of 2000. In addition, Impac Funding Corporation, the selling stockholder, purchased $10.0 million of Impac Mortgage Holdings, Inc.'s Series C 10.5% Cumulative Preferred Stock. During the first half of 2001, our mortgage loan acquisitions and originations increased 58% to $1.4 billion as compared to $886.0 million during the first half of 2000 and our master servicing portfolio increased 20% to $4.8 billion at June 30, 2001 as compared to $4.0 billion at December 31, 2000. Average outstanding finance receivables to our non-affiliates increased 53% to $183.1 million during the first half of 2001 as compared to $119.3 million during the first half of 2000. As a result of increased mortgage loan acquisitions by our long-term investment operations and the expansion of our warehouse lending operations, total assets increased 16% to $2.2 billion at June 30, 2001 as compared to $1.9 billion at December 31, 2000.

Change in Business Strategies

   In the fall of 1998, the financial markets experienced a liquidity crisis as a result of the deterioration in the capital markets and the mortgage-backed securitization market. We suffered margin calls made on our warehouse and reverse repurchase facilities. In response, we sold mortgage loans and mortgage-backed securities at prices that were less than their original purchase prices, thereby suffering substantial losses.

   In response to these events, we have made a number of strategic changes in our business that we believe have resulted in our improved operating performance and cash flows, increased the credit quality of our long-term investment portfolio and reduced our exposure to interest rate risks. These strategic changes include:

 . Mortgage Operations Expansion

   During 1999, we began to expand the scope of our mortgage operations to include wholesale and retail lending. By expanding into these origination channels, we have positioned ourselves closer to the customer, which increases the quality of our mortgage loans and decreases the premiums we pay for originating such loans.

 . Introduction of Prepayment Penalties on our Loan Programs

   In addition to reducing the premiums paid on our loans, since 1998 we have introduced prepayment penalties on all of our mortgage loan programs and implemented a policy of paying only significant premiums for those mortgage loans that contain prepayment penalties. We have introduced specific pricing and other terms into our mortgage loan programs that we believe encourage the inclusion of prepayment penalties in our mortgage loans. For the six months ended June 30, 2001, more than 60% of all mortgage loans acquired or originated by our mortgage operations had prepayment penalties.

 . Increased Frequency of Securitizations

   In order to minimize the risks associated with the accumulation of our mortgage loans, we seek to securitize our loans more frequently by creating smaller securitizations of our loans thereby reducing our exposure to interest rate risk and price volatility during the accumulation period of our loans. During the nine months ended September 30, 2001, we completed six REMIC transactions and two CMO transactions. In addition, we currently have in place a forward commitment for the securitization and sale of our mortgage loans and the related mortgage servicing rights created from these securities. This gives us the ability to securitize without substantial reliance on the secondary market and allows us to realize all cash gains on these transactions.

 . Stricter Investment Guidelines for our Long-Term Investment Operations

   Since 1998, we have invested only in non-conforming Alt-A mortgage loans that we have acquired from, or were originated by, our mortgage operations to better ensure the quality of the investments in our portfolio. We believe that our investments in these mortgage loans have substantially reduced our exposure to prepayments, credit losses and write downs of premiums paid for mortgage loans, and have provided a higher yield.

 . Improved Hedging Policies

   In order to create a more consistent and reliable earnings stream from our long-term investment operations' investment portfolio, we have entered into certain financial instruments to protect against rising interest rates. As a result of this hedging policy, we have given up some of the potential gain that could result from further declining interest rates in order to increase the likelihood that our portfolio generates consistent returns in various rising interest rate scenarios.

 . Adjustment to Pre-1998 Investment Securities Available for Sale

   We believe we have significantly reduced current exposure to further losses from investment securities available for sale by writing off substantially all remaining book value of our investment securities acquired prior to 1998. We no longer acquire or invest in interest-only, principal-only, or subordinate mortgage-backed securities and we have eliminated any short-term borrowings against such securities.

Management

   Our executive officers are:

     Joseph R. Tomkinson, Chief Executive Officer and Chairman of the Board William S. Ashmore, Chief Operating Officer, President and Director Richard J. Johnson, Executive Vice President and Chief Financial Officer Ronald M. Morrison, General Counsel and Secretary
     Gretchen D. Verdugo, Executive Vice President of Impac Warehouse Lending Group, Inc.

   Messrs. Tomkinson, Ashmore and Johnson have been with us since our formation in 1995. Mr. Tomkinson and Mr. Ashmore bring 26 years and 25 years of experience, respectively, in real estate, real estate financing and mortgage banking. Mr. Johnson is a Certified Public Accountant with over 17 years of experience in the mortgage banking industry. Mr. Morrison has been with the company since 1998 and prior to that he was in private legal practice. Ms. Verdugo has been with the company since 1997 and brings over 14 years of experience in the mortgage industry.

   Our executive management team has substantial experience in the acquisition, origination and sale of mortgage loans, and investment in mortgage loans and securities backed by these loans. Key members of our management team have been founders and executives of other specialty finance corporations and, in their current and past service, have successfully established national networks of mortgage originators and institutional investors and closed billions of dollars of securitized loan transactions.

The Offering(1)

 Common stock offered by Impac Mortgage Holdings, Inc. .. 5,000,000 shares
 Common stock sold by selling stockholder................ 1,000,000 shares
 Common stock to be outstanding after this offering...... 31,836,829 shares(2)
 American Stock Exchange Symbol.......................... "IMH"
 Use of Proceeds......................................... We are raising funds in this offering primarily
                                                          for growing our long-
                                                          term investment and
                                                          mortgage operations and
                                                          for general corporate
                                                          purposes. Impac Mortgage
                                                          Holdings, Inc. will not
                                                          receive any proceeds
                                                          from the sale of common
                                                          stock by the selling
                                                          stockholder, Impac
                                                          Funding Corporation, an
                                                          affiliate of Impac
                                                          Mortgage Holdings, Inc.
                                                          Impac Funding
                                                          Corporation is selling
                                                          1,000,000 shares of
                                                          common stock. Impac
                                                          Funding Corporation will
                                                          use the net proceeds
                                                          from this offering for
                                                          general working capital.
                                                          See "Selling
                                                          stockholder" for certain
                                                          additional information
                                                          regarding Impac Funding
                                                          Corporation.
 Risk Factors............................................ Investing in our common stock involves certain
                                                          risks, which are
                                                          described under "Risk
                                                          factors."

--------
(1) The information provided above excludes up to 900,000 shares of our common stock that we may issue and sell upon the exercise of the underwriters' over-allotment option.
(2) Based on 26,836,829 shares outstanding as of October 5, 2001. Excludes 751,654 shares of common stock with a weighted average exercise price of $4.21 per share that are issuable upon the exercise of options granted under the Impac Mortgage Holdings, Inc. stock option plans.

Summary Consolidated Financial Data

   The summary consolidated financial data shown below as of and for the five years ended December 31, 2000 is derived from information contained in our audited consolidated financial statements. The financial data as of and for the six months ended June 30, 2001 and 2000 is derived from our unaudited consolidated financial statements. The results of operations for the six months ended June 30, 2001 may not be indicative of results to be expected for any future period. You should read the summary consolidated financial data presented below together with our consolidated financial statements and related notes, which are incorporated by reference into this prospectus supplement and the accompanying prospectuses, and with our historical financial information included under "Selected consolidated financial data" beginning on page S-21 of this prospectus supplement. In the opinion of management, our unaudited consolidated financial statements reflect all adjustments, consisting solely of normal recurring adjustments, that are necessary to present fairly the results for the unaudited interim periods.

                         IMPAC MORTGAGE HOLDINGS, INC.
             (dollar amounts in thousands, except per share data)

                                                                                    For the six months
                                     For the year ended December 31,                  ended June 30,
                          -------------------------------------------------------  ----------------------
                            1996       1997        1998        1999       2000        2000        2001
                          --------- ----------  ----------  ---------- ----------  ----------  ----------
Balance sheet data:
Total assets............  $ 972,355 $1,752,812  $1,665,504  $1,675,430 $1,898,838  $1,700,119  $2,177,473
Total liabilities.......    843,165  1,523,782   1,413,898   1,436,586  1,720,398   1,519,460   1,989,638
Statement of operations
 data:
Net interest income
 (expense) after loan
 loss provision.........  $  15,179 $   26,113  $   37,602  $   24,116 $    4,144  $   (4,735) $   11,500
Total non-interest
 income (loss)..........      1,496     10,326     (13,539)      6,902      2,513         312       6,914
Net earnings (loss).....     11,879    (16,029)     (5,933)     22,317    (54,233)    (61,208)      9,925
Net earnings (loss) per
 share before management
 termination
 expense(1).............  $    1.32 $     1.74  $    (0.25) $     0.76 $    (2.70) $    (2.93) $     0.37

                           IMPAC FUNDING CORPORATION
             (dollar amounts in thousands, except operating data)

                                                                                    For the six months
                                     For the year ended December 31,                  ended June 30,
                          -------------------------------------------------------  ----------------------
                            1996       1997        1998        1999       2000        2000        2001
                          --------- ----------  ----------  ---------- ----------  ----------  ----------
Balance sheet data:
Total assets ...........  $ 399,171 $  656,944  $  313,872  $  116,246 $  317,163  $  167,379  $  247,542
Total liabilities ......    389,175    629,548     301,009      98,698    301,242     150,757     231,407
Statement of operations
 data:
Net interest income
 (expense)..............  $   1,048 $    6,392  $    7,767  $      272 $   (1,407) $     (622) $      773
Total non-interest
 income (loss)..........      8,997     24,166      (5,683)     33,298     27,118      12,326      22,435
Net earnings (loss).....        912      8,400     (14,013)      4,332     (1,780)     (1,093)      4,847
Operating data (in
 millions):
Mortgage loan
 acquisitions (volume)
 .......................  $   1,542 $    2,571  $    2,249  $    1,672 $    2,113  $      886  $    1,383
Master servicing
 portfolio .............      1,550      3,029       3,714       2,879      4,043       2,983       4,791

--------
(1) In December 1997, our management agreement with Imperial Credit Advisors, Inc., an affiliate of Imperial Credit Industries, Inc., was terminated. Net loss per share in 1997 after the effect of expenses related to the termination was $(0.99).

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should consider the following factors carefully before deciding to purchase shares of our common stock. You should also consider the risk factors included in the accompanying prospectuses and in our Annual Report on Form 10-K for the year ended December 31, 2000 under the caption "Business--Risk Factors." The information presented here, to the extent it is inconsistent with the information in the accompanying prospectuses or our Annual Report on Form 10-K, supersedes and replaces such information. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

A prolonged economic downturn or recession would adversely affect our operations and financial condition

   Although we have not operated during a period of prolonged general economic downturn or a recession, these events have historically resulted in a reduction in mortgage origination activity and an increase in the rate of mortgage defaults. The United States economy is currently undergoing a period of slowdown, which some observers view as a recession. This economic condition has been worsened by the September 11th terrorist attacks in New York City and Washington, D.C. A continued economic downturn or recession would have a significant adverse impact on our operations and our financial condition. For example, a reduction in new mortgages will adversely affect our ability to expand our mortgage portfolio, our principal means of increasing our earnings. In addition, a decline in new mortgage activity will likely result in reduced activity for our warehouse lending operations and our long-term investment portfolio operations. In the case of our mortgage operations, a decline in mortgage activity may result in fewer loans that meet its criteria for purchase and securitization, thus resulting in a reduction in interest income and fees and gain on sale of loans. We may also experience larger than previously reported credit losses on our portfolio due to a higher level of defaults on our mortgage loans.

Inability to generate liquidity may adversely affect our operations

   If we cannot generate sufficient liquidity, we will be unable to continue our operations, grow our asset base, maintain our hedging policy and pay dividends. We have traditionally derived our liquidity from four sources:

  . financing facilities provided to us by others to acquire mortgage assets;

  . whole loan sales and securitizations of acquired or originated mortgage loans;

  . our issuance of equity and debt securities; and

  . earnings from operations.

   We cannot assure you that any of these alternatives will be available to us, or if available, that we will be able to negotiate favorable terms. Our ability to meet our long-term liquidity requirements is subject to the renewal of our credit and repurchase facilities and/or obtaining other sources of financing, including additional debt or equity from time to time. Any decision by our lenders and/or investors to make additional funds available to us in the future will depend upon a number of factors, such as our compliance with the terms of our existing credit arrangements, our financial performance, industry and market trends in our various businesses, the general availability of, and rates applicable to, financing and investments, the lenders' and/or investors' own resources and policies concerning loans and investments, and the relative attractiveness of alternative investment or lending opportunities. If we cannot raise cash by selling debt or equity securities, we may be forced to sell our assets at unfavorable prices or discontinue various business activities. Our inability to access the capital markets could have a negative impact on our earnings and ability to pay dividends.

Margin calls on financing facilities may adversely affect our operations

   Prior to the fourth quarter of 1998, we generally had no difficulty in obtaining favorable financing facilities or in selling acquired mortgage loans. However, during the fourth quarter of 1998, the mortgage industry experienced substantial turmoil as a result of a lack of liquidity in the secondary markets. At that time, investors expressed unwillingness to purchase interests in securitizations due in part to:

  . the lack of financing to acquire these securitization interests;

  . the widening of returns expected by institutional investors on securitization interests over the prevailing Treasury rate; and

  . market uncertainty.

   As a result, many mortgage loan originators, including our company, were unable to access the securitization market on favorable terms, which resulted in some companies declaring bankruptcy. Originators, like our company, were required to sell loans on a whole loan basis and liquidate holdings of mortgage-backed securities to repay short-term borrowings. However, the large amount of loans available for sale on a whole loan basis affected the pricing offered for these loans, which in turn reduced the value of the collateral underlying the financing facilities. Therefore, many providers of financing facilities initiated margin calls. Margin calls resulted when our lenders evaluated the market value of the collateral securing our financing facilities and required us to provide them with additional equity or collateral to secure our borrowings.

   Our financing facilities were short-term borrowings and due to the turmoil in the mortgage industry during the latter part of 1998 many traditional providers of financing facilities were unwilling to provide facilities on favorable terms, or at all. Our current financing facilities continue to be short-term borrowings and we expect this to continue. If we cannot renew or replace maturing borrowings, we may have to sell, on a whole loan basis, the loans securing these facilities which, depending upon market conditions, may result in substantial losses.

Dependence on securitizations for liquidity

   We rely significantly upon securitizations to generate cash proceeds to repay borrowings and to create credit availability. Any reduction in our ability to complete securitizations may require us to utilize other sources of financing, which may be on unfavorable terms, if such financing is available at all. In addition, delays in closing sales of our mortgage loans increase our risk by increasing the warehousing period for the loans, further exposing our company to credit risks. Furthermore, gains on sales from our securitizations represent a significant portion of our earnings.

   Several factors could affect our ability to complete securitizations of our mortgages, including:

  . conditions in the securities and secondary markets;

  . credit quality of the mortgage loans acquired or originated through our mortgage operations;

  . volume of our mortgage loan purchases and originations;

  . our ability to obtain credit enhancements; and

  . lack of investors purchasing higher risk components of the securities.

   If we are unable to profitably securitize a significant number of our mortgage loans in a particular financial reporting period, then we could experience lower income or a loss for that period. As a result of turmoil in the securitization market during the latter part of 1998, many mortgage lenders, including our company, were required to sell mortgage loans on a whole loan basis under adverse market conditions in order to generate liquidity. Many of these sales were made at prices lower than our carrying value of the mortgage loans and we experienced substantial losses. We cannot assure you that we will be able to continue to profitably securitize or sell our loans on a whole loan basis, or at all.

   The market for first loss risk securities, which are securities that take the first loss when mortgages are not paid by the borrowers, is generally limited. In connection with our REMIC securitizations, we endeavor to sell all securities subjecting us to a first loss risk. If we cannot sell these securities, we may be required to hold them for an extended period, subjecting us to a first loss risk.

Our borrowings and substantial leverage may cause losses

 Risks of use of collateralized mortgage obligations

   To grow our investment portfolio, we borrow a substantial portion of the market value of substantially all of our investments in mortgage loans and our remaining mortgage-backed securities portfolio. We currently prefer to use collateralized mortgage obligations as financing vehicles to increase our leverage, since mortgage loans held for collateralized mortgage obligation collateral are retained for investment rather than sold in a secondary market transaction. Retaining mortgage loans as collateral for collateralized mortgage obligations exposes our operations to greater credit losses than does the use of other securitization techniques that are treated as sales. Although our liability under a collateralized mortgage obligation is limited to the collateral used to create the collateralized mortgage obligation, we generally are required to make a cash equity investment to fund collateral in excess of the amount of the securities issued. If we experience credit losses on the pool of loans subject to the collateralized mortgage obligation greater than we expected, the value of our equity investment will decrease and we would have to increase the allowance for loan losses on our financial statements.

 Cost of borrowings may exceed return on assets

   The cost of borrowings under our financing facilities corresponds to a referenced interest rate plus or minus a margin. The margin varies depending on factors such as the nature and liquidity of the underlying collateral and the availability of financing in the market. We will experience net interest losses if the returns on our assets financed with borrowed funds fail to cover the cost of our borrowings.

 Default risks under financing facilities

   If we default under our financing facilities, our lenders could force us to liquidate the collateral. If the value of the collateral is less than the amount borrowed, we could be required to pay the difference in cash. If we were to declare bankruptcy, some of our reverse repurchase agreements may obtain special treatment and our creditors would then be allowed to liquidate the collateral without any delay. On the other hand, if a lender with whom we have a reverse repurchase agreement declares bankruptcy, we might experience difficulty repurchasing our collateral, or enforcing our claim for damages, and it is possible that our claim could be repudiated and we could be treated as an unsecured creditor. If this occurs, our claims would be subject to significant delay and we may receive substantially less than our actual damages or nothing at all.

 Risk of lack of return of investment upon liquidation

   We have pledged a substantial portion of our assets to secure the repayment of collateralized mortgage obligations issued in securitizations, our financing facilities and our other borrowings. We will also pledge substantially all of our current and future mortgage loans to secure borrowings pending their securitization or sale. The cash flows we receive from our investments that have not yet been distributed, pledged or used to acquire mortgage loans or other investments may be the only unpledged assets available to our unsecured creditors and you if our company was liquidated.

 Interest rate fluctuations may adversely affect our operating results

   Our operations, as a portfolio manager, a mortgage loan acquirer and originator or a warehouse lender, may be adversely affected by rising and falling interest rates. Higher interest rates may discourage potential borrowers from refinancing mortgages, borrowing to purchase homes or seeking second mortgages. This may decrease the amount of mortgages available to be acquired or originated by our mortgage operations and decrease the demand for warehouse financing provided by our warehouse lending operations to originators of mortgage loans. If short-term interest rates exceed long-term interest rates, there is a higher risk of increased loan prepayments, as borrowers may seek to refinance their fixed and adjustable rate mortgage loans at lower long-term fixed interest rates. Increased loan prepayments could lead to a reduction in the number of loans in our investment portfolio and reduce our net interest income.

   We are subject to the risk of rising mortgage interest rates between the time we commit to purchase mortgages at a fixed price and the time we sell or securitize those mortgages. An increase in interest rates will generally result in a decrease in the market value of mortgages that we have committed to purchase at a fixed price, but have not yet sold or securitized or have not been properly hedged.

 Risks of repricing of assets and liabilities

   Our principal source of revenue is net interest income or net interest spread from our investment portfolio, which is the difference between the interest we earn on our interest earning assets and the interest we pay on our interest bearing liabilities. The rates we pay on our borrowings are independent of the rates we earn on our assets and may be subject to more frequent periodic rate adjustments. Therefore, we could experience a decrease in net interest income or a net interest loss because the interest rates on our borrowings could increase faster than the interest rates on our assets. If our net interest spread becomes negative, we will be paying more interest on our borrowings than we will be earning on our assets and we will be exposed to a risk of loss.

   Additionally, the rates paid on our borrowings and the rates received on our assets may be based upon different indices (i.e., LIBOR, U.S. Treasuries, etc.). If the index used to determine the rate on our borrowings increases faster than the index used to determine the rate on our assets, we will experience a declining net interest spread, which will have a negative impact on our profitability and may result in losses.

 Risks of adjustable rate mortgages

   A substantial portion of the mortgage assets held by our long-term investment operations are fixed for a period of time then become adjustable rate mortgages or bear interest based upon short-term interest rate indices. We generally fund these mortgage assets with variable borrowings. To the extent that there is an increase in the interest rate index used to determine our adjustable rate borrowings that is not covered by our current hedging policy, the net interest margin will decrease or become negative.

 Interest rate caps

   Adjustable rate mortgages typically have interest rate caps, which limit interest rates charged to the borrower during any given period. Our borrowings are not subject to similar restrictions. As a result, in a period of rapidly increasing interest rates, the interest rates we pay on our borrowings could increase without limitation, while the interest rates we earn on our adjustable rate mortgage assets would be capped. If this occurs, our net earnings could be significantly reduced or we could suffer a net interest loss.

Prepayments of adjustable rate mortgage loans may adversely affect our operations

   Mortgage prepayments generally increase on our adjustable rate mortgages when fixed mortgage interest rates fall below the then-current interest rates on outstanding adjustable rate mortgage loans. Prepayments on mortgage loans are also affected by the terms and credit grades of the loans, conditions in the housing and financial markets and general economic conditions. Most of the adjustable rate mortgages that we acquire are originated within three months of the time we purchased the mortgages and generally bear initial interest rates which are lower than their fully-indexed amount (the applicable index plus the margin). If we acquire these mortgages at a premium and they are prepaid prior to or soon after the time of adjustment to a fully-indexed rate without payment of any prepay penalty, we would not have received interest at the fully-indexed rate during such period and we must expense the unamortized premium that was paid for the loan at the time of the prepayment. This means we would lose the opportunity to earn interest at that rate over the expected life of the mortgage. Also, if prepayments on our adjustable rate mortgage loans increase when interest rates are declining, our net interest income may decrease if we cannot reinvest the prepayments in mortgage assets bearing comparable rates.

   We generally acquire mortgages on a "servicing released" basis, meaning we acquire both the mortgages and the rights to service them. This strategy requires us to pay a higher purchase price or premium for the mortgages. If our mortgage loans that we acquire at a premium prepay faster than originally projected, generally accepted accounting principles require us to write down the remaining capitalized premium amounts at a faster speed than was originally projected, which would decrease our current net interest income.

Value of our portfolio of mortgage-backed securities may be adversely affected

   Prior to 1998, we invested in mortgage-backed securities known as interest-only, principal-only, residual interest and subordinated securities. Investments in residual interest and subordinated securities are much riskier than investments in senior mortgage-backed securities because these subordinated securities bear all credit losses prior to the related senior securities. On a percentage basis, the risk associated with holding residual interest and subordinated securities is greater than holding the underlying mortgage loans directly due to the concentration of losses in the subordinated securities.

   We estimate future cash flows from these securities and value them utilizing assumptions based in part on projected discount rates, mortgage loan prepayments and credit losses. If our actual experience differs from our assumptions, we would be required to reduce the value of these securities. The market for our asset-backed securities is extremely limited and we cannot assure you that we could sell these securities at their reported value, or at any value or that we could recoup our initial investment.

   In addition, we may not obtain our anticipated yield or we may incur losses if the credit support available within certain mortgage-backed securities is inadequate due to unanticipated levels of losses, or due to difficulties experienced by the credit support provider. Delays or difficulties encountered in servicing mortgage-backed securities may cause greater losses and, therefore, greater resort to credit support than was originally anticipated, and may cause a rating agency to downgrade certain classes of our securities.

We undertake additional risks by acquiring and investing in mortgage loans

 Risk of failure to obtain credit enhancements

   We do not obtain credit enhancements such as mortgage pool or special hazard insurance for all of our mortgage loans and investments. Generally, we require mortgage insurance on any loan with a loan-to-value ratio greater than 80%. During the time we hold mortgage loans for investment, we are subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance. If a borrower defaults on a mortgage loan that we hold, we bear the risk of loss of principal to the extent there is any deficiency between the value of the related mortgaged property and the amount owing on the mortgage loan and any insurance proceeds available to us through the mortgage insurer. In addition, since defaulted mortgage loans, which under our financing arrangements are mortgage loans that are generally 30 to 90 days delinquent in payments, may be considered ineligible collateral under our borrowing arrangements, we could bear the risk of being required to own these loans without the use of borrowed funds until they are ultimately liquidated or sold at a loss.

 Greater risks from non-conforming Alt-A mortgage loans

   We are an acquirer and originator of non-conforming Alt-A residential mortgage loans. These are residential mortgages that do not qualify for purchase by government sponsored agencies such as the

Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. Our operations may be negatively affected due to our investments in non-conforming Alt-A mortgage loans. Credit risks associated with non-conforming Alt-A mortgage loans are greater than conforming mortgage loans. The interest rates we charge on non-conforming Alt-A loans are often higher than those charged for conforming loans in order to compensate for the lower liquidity. However, lower levels of liquidity may cause us to hold loans or other mortgage-related assets supported by these loans that we otherwise would not hold. By doing this, we assume the potential risk of increased delinquency rates and/or credit losses as well as interest rate risk. Additionally, the combination of different underwriting criteria and higher rates of interest leads to greater risk, including higher prepayment rates and higher delinquency rates and/or credit losses.

 Risks related to lending to non-conforming Alt-A borrowers

   As a lender of non-conforming Alt-A mortgage loans, we market to borrowers who may be unable to obtain mortgage financing from conventional mortgage sources. Loans made to such non-conforming Alt-A borrowers generally entail a higher risk of delinquency and higher losses than loans made to borrowers who utilize conventional mortgage sources. Delinquency, foreclosures and losses generally increase during economic slowdowns or recessions. The actual risk of delinquencies, foreclosures and losses on loans made to non-conforming Alt-A borrowers could be higher under adverse economic conditions than those currently experienced in the mortgage lending industry in general. Further, any material decline in real estate values increase the loan-to-value ratios of loans previously made by us, thereby weakening collateral coverage and increasing the possibility of a loss in the event of a borrower default. Any sustained period of increased delinquencies, foreclosures or losses after the loans are sold could adversely affect the pricing of our future loan sales and our ability to sell our loans in the future. In the past, certain of these factors have caused revenues and net income of many participants in the mortgage industry, including us, to fluctuate from quarter to quarter.

 Second mortgages entail greater risks

   Our security interest in the property securing second mortgages is subordinated to the interest of the first mortgage holder and the second mortgages have a higher cumulative loan-to-value ratio. If the value of the property is equal to or less than the amount needed to repay the borrowers obligation to the first mortgage holder upon foreclosure, all or a portion of our second mortgage loan will not be repaid.

 Geographic concentration of mortgage loans has higher risks

   We do not set limitations on the percentage of our mortgage asset portfolio composed of properties located in any one area (whether by state, zip code or other geographic measure). Concentration in any one area increases our exposure to the economic and natural hazard risks associated with that area. We estimate that a high concentration of the loans included in securitizations in which we hold residual interests are secured by properties in California and Florida. Certain parts of California and Florida have experienced an economic downturn in past years and have suffered in the past the effects of certain natural hazards.

 Potential losses related to recourse obligations

   Mortgage-backed securities issued in connection with our securitizations have been non-recourse to us, except in the case of a breach of standard representations and warranties made by us when the loans are securitized. While we have recourse against our customers, the correspondent sellers and mortgage brokers of mortgage loans, we cannot assure you that they will honor their obligations. We also engage in bulk whole loan sales pursuant to agreements that provide for recourse by the purchaser against us. In some cases, the remedies available to a purchaser of mortgage loans from us are broader than those available to us against those who sell us these loans. If a purchaser exercises its rights against us, we may not always be able to enforce whatever remedies we may have against our customers.

Risks related to representations and warranties in loan sales and securitizations

   In connection with our securitizations, we transfer loans acquired or originated by us into a trust in exchange for cash and, in the case of a CMO, residual certificates issued by the trust. The trustee will have recourse to us with respect to the breach of the standard representations and warranties made by us at the time such loans are transferred. While we generally have recourse to our customers for any such breaches, there can be no assurance of our customers' abilities to honor their respective obligations. Also, we engage in bulk whole loan sales pursuant to agreements that generally provide for recourse by the purchaser against us in the event of a breach of one of our representations or warranties, any fraud or misrepresentation during the mortgage loan origination process, or upon early default on such mortgage loan. We generally limit the potential remedies of such purchasers to the potential remedies we receive from the people from whom we acquired or originated the mortgage loans. However, in some cases, the remedies available to a purchaser of mortgage loans from us may be broader than those available to us against the sellers of the loans and should a purchaser enforce its remedies against us, we may not always be able to enforce whatever remedies we have against our customers.

   In the ordinary course of our business, we are subject to claims made against us by borrowers and trustees in our securitizations arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of our employees, officers and agents (including our appraisers), incomplete documentation and our failure to comply with various laws and regulations applicable to our business. We believe that our liability with respect to any currently asserted or threatened claims or legal actions are not likely to be material to our results of operations or financial condition. However, any claims asserted against us in the future may result in legal expenses or liabilities that could have a material adverse effect on our results of operations or financial condition.

We face risks related to our use of IDASL

   We utilize the Internet in our business principally for the implementation of our automated loan origination program, IDASL. IDASL may be interrupted if the Internet experiences periods of poor performance, if our computer systems or the systems of our third-party service providers contain defects, or if customers are reluctant to use or have inadequate connectivity to the Internet. Increased government regulation of the Internet could also adversely affect our use of the Internet in unanticipated ways and discourage our customers from using our services. If our ability to use the Internet in providing our services is impaired, our ability to originate or acquire loans on an automated basis could be delayed or reduced. Any substantial delay and reduction in our mortgage loan acquisitions and originations will reduce our net earnings for the applicable period.

We are subject to risks of operational failure that are beyond our control

   Substantially all of our operations are located in Newport Beach, California. Our systems and operations are vulnerable to damage and interruption from fire, flood, telecommunications failure, break-ins, earthquake and similar events. Our operations may also be interrupted by power disruptions, including rolling black-outs currently implemented in California due to the state's continuing acute power shortage. We do not maintain alternative power sources. Furthermore, our security mechanisms may be inadequate to prevent security breaches to our computer systems, including from computer viruses, electronic break-ins and similar disruptions. Such security breaches or operational failures could expose us to liability, impair our operations, result in losses, and harm our reputation.

We rely on third-party software for the implementation of IDASL

   We have a licensing agreement with a third-party vendor for the use of hardware and software for IDASL. Substantially all of our correspondents are submitting loans through IDASL and 100% of all of our wholesale loans delivered by brokers are directly underwritten through the use of IDASL. The termination or impairment of this license could result in delays and reductions in the acquisition and origination of mortgage loans until equivalent hardware and software could be licensed and integrated, if at all possible, which may harm our business. In addition, we would be harmed if the provider from whom we license software ceases to deliver and support reliable products, enhance their current products or respond to emerging industry standards. If the hardware or software provided by our vendor fails for any reason, and the back-up hardware and software is not implemented in a timely manner, it may also delay and reduce those mortgage loan acquisitions and originations done through IDASL. The third-party hardware and software also may not continue to be available to us on commercially reasonable terms or at all. Any substantial delay and reduction in our mortgage loan acquisitions and originations will reduce our net earnings for the applicable period.

Intense competition for mortgage loans may adversely affect our operations

   We compete in acquiring and originating non-conforming Alt-A mortgage loans and issuing mortgage-backed securities with:

  . other mortgage conduit programs;

  . investment banking firms;

  . savings and loan associations;

  . banks;

  . thrift and loan associations;

  . finance companies;

  . mortgage bankers;

  . insurance companies;

  . other lenders; and

  . other entities purchasing mortgage assets.

   Some of our competitors are larger and have greater resources than we do.

   Consolidation in the mortgage banking industry may adversely affect us by reducing the number of current customers of our mortgage operations and our potential customer base. As a result, we may have to purchase a larger percentage of mortgage loans from a smaller number of customers, which could cause us to have to pay higher premiums for loans.

We undertake additional risks in providing warehouse financing

   As a warehouse lender, we lend money to mortgage bankers on a secured basis and we are subject to the risks associated with lending to mortgage banks, including the risks of fraud, borrower default and bankruptcy, any of which could result in credit losses for us. Our claims as a secured lender in a bankruptcy proceeding may be subject to adjustment and delay.

We may not pay dividends to stockholders

   REIT provisions of the Internal Revenue Code generally require us to distribute to our stockholders at least 90% of all of our taxable income. These provisions restrict our ability to retain earnings and renew capital for our business activities. We may decide at a future time not to be treated as a REIT, which would cause us to be taxed at the corporate level and to cease paying regular dividends. Also, to date, a portion of our taxable income consists of distributions by our mortgage operations subsidiary to our long-term investment operations entity. However, our mortgage operations was not, and is not, required under the REIT provisions to make these distributions. Since we are trying to retain earnings for future growth, we may not cause our mortgage operations subsidiary to make these distributions in the future. This would materially affect the amount of taxable income generated by us and the amount of dividends required to be paid by us to our stockholders.

   Due to losses incurred in 2000, we did not declare any dividends from September 2000 until September 25, 2001. To the extent we do not generate any taxable income, there can be no assurance that we will continue to declare and pay dividends.

Potential Alternative Minimum Tax Liability

   To the extent we have a net operating loss carryover for federal income tax purposes, we can offset our regular taxable income for the 2001 taxable year with the net operating loss carryover and thereby eliminate our liability for regular corporate income tax on the amount of income so offset. In computing alternative minimum tax, however, we will be allowed to use only 90% of the net operating loss deduction allowable for purposes of computing the regular income tax. Thus, to the extent we shelter our income with the net operating loss carryover deduction, we will be subject to alternative minimum tax at a rate of 20% on 10% of the income offset by the net operating loss for regular tax purposes. In other words, the effective federal income tax rate on the amount offset by the net operating loss deduction is 2%.

If we fail to maintain our REIT status, we may be subject to taxation as a regular corporation

   We believe that we have operated and intend to continue to operate in a manner that enables us to meet the requirements for qualification as a REIT for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service that we qualify as a REIT.

   Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational and stockholder ownership requirements on a continuing basis.

   If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates. We also may be subject to the federal alternative minimum tax. Unless we are entitled to relief under specific statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for distribution to you would be reduced substantially for each of the years involved. Failure to qualify as a REIT could adversely affect the value of our common stock.

Effect of distribution requirements

   As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

Other tax liabilities

   Even if we qualify as a REIT, we may be subject to certain federal, state, and local taxes on our income, property and operations that could reduce operating cash flow.

Our quarterly operating results may fluctuate

   Our results of operations, and more specifically our earnings, may significantly fluctuate from quarter to quarter based on several factors, including:

  . changes in the amount of mortgage loans we originate;

  . differences between our cost of funds on borrowings and the average interest rates earned on our mortgage loans;

  . our inability to complete or decisions not to complete significant bulk whole loan sales or securitizations in a particular quarter; and

  . problems generally affecting the mortgage loan industry.

   A delay in closing a particular mortgage loan sale or securitization would also increase our exposure to interest rate fluctuations by lengthening the period during which our variable rate borrowings under our warehouse facilities are outstanding. If we were unable to sell a sufficient number of mortgage loans at a premium during a particular reporting period, our revenues for that period would decline, which could have a material adverse affect on our operations. As a result, our stock price could also fluctuate.

Our share prices have been and may continue to be volatile

   Historically, the market price of our common stock has been volatile. During 2000, our stock reached a high of $4.38 per share and a low of $1.83 per share. For the first nine months of 2001, our common stock reached a high of $8.15 per share and a low of $2.85 per share. On October 8, 2001, the closing sale price of our common stock was $7.26 per share. The market price of our common stock is likely to continue to be highly volatile and could be significantly affected by factors including:

  . the amount of dividends paid;

  . availability of liquidity in the securitization market;

  . loan sale pricing;

  . calls by warehouse lenders or changes in warehouse lending rates;

  . unanticipated fluctuations in our operating results;

  . prepayments on mortgages;

  . valuations of securitization related assets;

  . cost of funds; and

  . general market conditions.

   In addition, significant price and volume fluctuations in the stock market have particularly affected the market prices for the common stock of mortgage REIT companies such as ours. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. If our results of operations fail to meet the expectations of securities analysts or investors in a future quarter, the market price of our common stock could also be materially adversely affected.

                                USE OF PROCEEDS

   Based on a public offering price of $    per share, Impac Mortgage Holdings,
Inc. will receive approximately $    in net proceeds from the sale of the
shares of its common stock in this offering, or approximately $    if the
underwriters' over-allotment option is exercised in full, after payment of its expenses related to this offering and underwriting discounts and commissions.

   We intend to use the net proceeds of this offering for growing our core business operations in addition to general corporate purposes.

   Impac Mortgage Holdings, Inc. will not receive any of the proceeds from the sale of common stock by the selling stockholder, Impac Funding Corporation.
Based on a public offering price of $    per share, Impac Funding Corporation
will receive approximately $   in net proceeds from the sale of the shares of
common stock in this offering, after payment of its expenses related to this offering and the underwriting discounts and commissions. Impac Funding Corporation will use the net proceeds from the offering for general working capital.
                          PRICE RANGE OF COMMON STOCK

   The common stock of Impac Mortgage Holdings, Inc. is listed on the American Stock Exchange, or AMEX, under the symbol "IMH." The following table summarizes the high and low sales prices for the common stock as reported by the AMEX for the periods indicated through October 8, 2001:

                                                2001        2000        1999
                                             ----------- ----------- -----------
                                             High   Low  High   Low  High   Low
                                             ----- ----- ----- ----- ----- -----
   First Quarter............................ $4.49 $2.85 $4.25 $3.13 $6.19 $4.00
   Second Quarter...........................  7.25  3.89  4.38  3.06  6.13  4.38
   Third Quarter............................  8.15  5.76  4.19  2.38  6.13  3.88
   Fourth Quarter...........................  7.50  7.16  3.20  1.83  4.81  3.38

   On October 8, 2001, the last reported sale price of the common stock on the AMEX was $7.26 per share. As of October 5, 2001, there were 576 holders of record (including holders who are nominees for an undetermined number of beneficial owners) of the common stock.

                                 DISTRIBUTIONS

   We intend to make annual distributions to our stockholders in an amount sufficient to maintain our status as a REIT, as defined in the Internal Revenue Code. REIT taxable income may not necessarily equal net income as calculated in accordance with generally accepted accounting principles, or GAAP. We intend to distribute any REIT taxable income remaining after the distribution of the regular quarterly or other dividends annually on or prior to the date of the first regular quarterly dividend payment date of the following taxable year. Our dividend policy is subject to revision at the discretion of our Board of Directors. All distributions in excess of those required to maintain our REIT status will be made at the discretion of our Board of Directors and will depend on our taxable earnings, financial condition, and such other factors as our Board of Directors deems relevant. The Board of Directors has not established a minimum distribution level.

   Distributions to our stockholders will generally be taxable as ordinary income, although we may designate a portion of the distributions as capital gain or as a tax-free return of capital. We annually furnish to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, capital gains or return of capital. Of the total dividends paid during 2000 and 1999, approximately $13.7 million and $4.8 million, respectively, represented a tax-free return of capital. We did not declare a dividend for the quarters ended December 31, 2000, March 31, 2001 or June 30, 2001.

   The following table summarizes our dividends paid or declared for the periods indicated:

                                                                      Per share
                                                                      dividend
         Period covered                       Stockholder record date  amount
         --------------                       ----------------------- ---------
  Quarter ended March 31, 1999...............      April 9, 1999        $0.10
  Quarter ended June 30, 1999................      June 30, 1999         0.12
  Quarter ended September 30, 1999...........   September 30, 1999       0.13
  Quarter ended December 31, 1999............     January 3, 2000        0.13
  Quarter ended March 31, 2000...............     April 10, 2000         0.12
  Quarter ended June 30, 2000................      July 6, 2000          0.12
  Quarter ended September 30, 2000...........    October 11, 2000        0.12
  Quarter ended September 30, 2001...........           (1)              0.25

--------
(1) Impac Mortgage Holdings, Inc. declared a dividend of $0.25 per share for the third quarter of 2001, payable in two installments: the first installment of $0.13 per share is payable on October 15, 2001 to stockholders of record on October 1, 2001 and the second installment of $0.12 per share is payable on November 15, 2001 to stockholders of record on November 1, 2001.

                                 CAPITALIZATION

   The following table sets forth Impac Mortgage Holdings, Inc.'s capitalization as of June 30, 2001:

  . on a historical basis; and

  . as adjusted to reflect (i) the issuance of 6,355,932 shares of common stock as a result of the conversion of the Series C 10.5% Cumulative Convertible Preferred Stock and (ii) the issuance and sale of 5,000,000 shares of common stock by Impac Mortgage Holdings, Inc. at a public
    offering price of $    per share, and the application of the net proceeds
    of that sale as described in "Use of proceeds."

   The information set forth in the following table should be read in conjunction with, and is qualified in its entirety by, the financial statements and the notes thereto included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, which are incorporated by reference into the accompanying prospectuses.

                                                          As of June 30, 2001
                                                       --------------------------
                                                                         As
                                                       Historical  adjusted(1)(2)
                                                       ----------  --------------
                                                        (dollars in thousands,
                                                         except share and per
                                                              share data)
Stockholders' equity:
Series C 10.5% Cumulative Convertible Preferred
 Stock, $.01 par value, $30,000 liquidation value,
 1,200,000 shares authorized; 1,200,000 issued and
 outstanding on a historical basis and none
 outstanding on an as adjusted basis(3)..............  $      12       $
Common stock, par value $0.01 per share, 50,000,000
 authorized; 20,460,666 shares issued and outstanding
 on a historical basis and 31,816,598 shares issued
 and outstanding on an as adjusted basis(4)..........        205
Additional paid-in capital...........................    325,567
Accumulated other comprehensive gain (loss)..........        531
Accumulated comprehensive loss--SFAS 133.............       (244)
Notes receivable from common stock sales.............       (930)
Net accumulated deficit..............................   (137,306)
                                                       ---------       -----
Total stockholders' equity...........................  $ 187,835       $
                                                       =========       =====
Book value per share including the conversion of
 Series C 10.5% Cumulative Convertible Preferred
 Stock to common equivalents.........................  $    7.00       $
                                                       =========       =====

--------
(1) After deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us in this offering. Assumes (i) no exercise of the underwriters' over-allotment option to purchase up to an additional 900,000 shares of common stock from Impac Mortgage Holdings,
    Inc., (ii) net proceeds per share of $    with respect to the 5,000,000
    shares offered by Impac Mortgage Holdings, Inc. in this offering and
    (iii) approximate aggregate expenses of $300,000 payable by Impac Mortgage Holdings, Inc.
(2) Excludes the $0.25 per share dividend declared for the third quarter of 2001 payable in two installments. The first installment of $0.13 per share is payable on October 15, 2001 to stockholders of record on October 1, 2001, and the second installment of $0.12 per share is payable on November 15, 2001 to stockholders of record on November 1, 2001. Taking into account
    the dividend of $0.25 per share, book value per share would be $   .
(3) The Series C 10.5% Cumulative Convertible Preferred Stock was converted into 6,355,932 shares of common stock during the quarter ended September 30, 2001.
(4) Excludes (i) 20,231 shares of common stock issued by October 5, 2001 upon the exercise of options and (ii) 751,654 shares of common stock with a weighted average exercise price of $4.21 per share that are issuable upon the exercise of options granted under the Impac Mortgage Holdings, Inc. stock option plans.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The selected consolidated financial data set forth below is derived from the audited consolidated financial statements of Impac Mortgage Holdings, Inc. and Impac Funding Corporation for the fiscal years ended December 31, 1996, 1997, 1998, 1999 and 2000 and from our unaudited financial statements for the six months ended June 30, 2000 and 2001. The unaudited interim results of Impac Mortgage Holdings, Inc. and Impac Funding Corporation, in the opinion of management, reflect all adjustments, consisting solely of normal recurring adjustments, which are necessary to present fairly the results for the unaudited interim periods. The unaudited interim results for the six months ended June 30, 2001 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2001. The following selected financial data should be read in conjunction with the more detailed information contained in the financial statements and notes thereto and "Management's discussion and analysis of financial condition and results of operations" included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001, which are incorporated by reference into the accompanying prospectuses.

   In August 2001, the Derivatives Implementation Group of the Financial Accounting Standards Board issued Statement 133 Implementation Issue No. G20, "Cash Flow Hedges: Assessing and Measuring the Effectiveness of a Purchased Option Used in a Cash Flow Hedge," which permits the assessment of effectiveness to include the hedging instrument's entire change in fair value, rather than documenting the assessment of effectiveness based only on the changes in the hedging instrument's intrinsic value as is the current practice. The effective date of the guidance is the first day of the first fiscal quarter after August 10, 2001. Upon adoption, we may record the changes in both the time value and intrinsic value (entire change in fair value) of options in other comprehensive income, as opposed to only changes in intrinsic value as is now the case. The amounts would be recognized in earnings when the forecasted or hedged transaction is recognized in earnings. It is expected that this will result in a reduction in earnings volatility as compared to existing practice.

                         IMPAC MORTGAGE HOLDINGS, INC.
              (dollar amounts in thousands, except per share data)

                                                                           For the six
                                                                           months ended
                                For the year ended December 31,              June 30,
                          ---------------------------------------------  -----------------
                           1996     1997      1998      1999     2000      2000     2001
                          ------- --------  --------  -------- --------  --------  -------
Statement of operations
 data:
Net interest income:
 Total interest income..  $63,673 $109,533  $163,658  $119,458 $147,079  $ 68,670  $77,065
 Total interest
  expense...............   44,144   76,577   121,695    89,795  124,096    56,917   57,622
                          ------- --------  --------  -------- --------  --------  -------
 Net interest income....   19,529   32,956    41,963    29,663   22,983    11,753   19,443
  Provision for loan
   losses...............    4,350    6,843     4,361     5,547   18,839    16,488    7,943
                          ------- --------  --------  -------- --------  --------  -------
 Net interest income
  (loss) after loan loss
  provision.............   15,179   26,113    37,602    24,116    4,144    (4,735)  11,500
Non-interest income:
 Equity in net earnings
  (loss) of Impac
  Funding Corporation...      903    8,316   (13,876)    4,292   (1,762)   (1,080)   4,818
 Equity in net loss.....      --      (239)     (998)      --       --        --       --
 Loss on sale of
  mortgage loans........      --       --     (3,111)      --       --        --       --
 Gain on sale of
  securities............      --       648       427        93      --        --       --
 Other income...........      593    1,601     4,019     2,517    4,275     1,392    2,096
                          ------- --------  --------  -------- --------  --------  -------
  Total non-interest
   income (loss)........    1,496   10,326   (13,539)    6,902    2,513       312    6,914
                          ------- --------  --------  -------- --------  --------  -------
Non-interest expense:
 Write-down on
  investment
  securities............      --       --     14,132     2,037   53,576    53,404      107
 General and
  administrative and
  other operating
  expense...............    1,449    1,851     6,788     6,664    7,314     3,381    1,618
 Mark-to-market loss--
  FAS 133 ..............      --       --        --        --       --        --     1,445
 Loss on equity
  investment of Impac
  Commercial
  Holdings, Inc. .......      --       --      9,076       --       --        --       --
 Advisory fees..........    3,347    6,242       --        --       --        --       --
 Termination agreement
  expense...............      --    44,375       --        --       --        --       --
                          ------- --------  --------  -------- --------  --------  -------
  Total non-interest
   expense..............    4,796   52,468    29,996     8,701   60,890    56,785    3,170
                          ------- --------  --------  -------- --------  --------  -------
 Earnings (loss) before
 extraordinary item and
 cumulative effect of
 change in accounting
 principle..............   11,879  (16,029)   (5,933)   22,317  (54,233)  (61,208)  15,244
 Extraordinary item.....      --       --        --        --       --        --    (1,006)
 Cumulative effect of
  change in accounting
  principle.............      --       --        --        --       --        --    (4,313)
                          ------- --------  --------  -------- --------  --------  -------
  Net earnings (loss)...  $11,879 $(16,029) $ (5,933) $ 22,317 $(54,233) $(61,208) $ 9,925
                          ======= ========  ========  ======== ========  ========  =======
 Earnings (loss) per
 share before
 extraordinary item and
 cumulative effect of
 change in accounting
 principle
 Basic..................  $  1.34 $  (0.99) $  (0.25) $   0.83 $  (2.70) $  (2.93) $  0.67
                          ======= ========  ========  ======== ========  ========  =======
 Diluted................  $  1.32 $  (0.99) $  (0.25) $   0.76 $  (2.70) $  (2.93) $  0.57
                          ======= ========  ========  ======== ========  ========  =======
 Net earnings (loss) per
  share
 Basic..................  $  1.34 $  (0.99) $  (0.25) $   0.83 $  (2.70) $  (2.93) $  0.41
                          ======= ========  ========  ======== ========  ========  =======
 Diluted................  $  1.32 $  (0.99) $  (0.25) $   0.76 $  (2.70) $  (2.93) $  0.37
                          ======= ========  ========  ======== ========  ========  =======
 Dividends declared per
  share.................  $  1.61 $   1.68  $   1.46  $   0.48 $   0.36  $   0.24  $   --
                          ======= ========  ========  ======== ========  ========  =======
 Net earnings (loss) per
  share before
  management termination
  expense(1)............  $  1.32 $   1.74  $  (0.25) $   0.76 $  (2.70) $  (2.93) $  0.37
                          ======= ========  ========  ======== ========  ========  =======

--------
(1) In December 1997, our management agreement with Imperial Credit Advisors, Inc., an affiliate of Imperial Credit Industries, Inc., was terminated. Net loss per share in 1997 after the effect of expenses related to the termination was $(0.99).

                                            At December 31,                         At June 30,
                          ---------------------------------------------------- ---------------------
                            1996      1997       1998       1999       2000       2000       2001
                          -------- ---------- ---------- ---------- ---------- ---------- ----------
Balance sheet data:
Investment securities
 available-for-sale.....  $ 63,506 $   67,011 $   93,486 $   93,206 $   36,921 $   41,612 $   31,763
Mortgage loans held-for-
 investment and CMO
 collateral.............   502,658  1,052,610  1,181,847  1,313,112  1,389,716  1,308,354  1,639,756
Finance receivables.....   362,312    533,101    311,571    197,119    405,438    296,380    429,590
Investment in Impac
 Funding Corporation....     9,896     27,122     13,246     17,372     15,762     16,458     15,978
Investment in Impac
 Commercial Holdings,
 Inc....................       --      17,985        --         --         --         --         --
Total assets............   972,355  1,752,812  1,665,504  1,675,430  1,898,838  1,700,119  2,177,473
CMO borrowings..........   474,513    741,907  1,072,316    850,817  1,291,284  1,081,738  1,361,972
Reverse repurchase
 agreements.............   357,716    755,559    323,625    539,687    398,653    400,100    608,967
Total liabilities.......   843,165  1,523,782  1,413,898  1,436,586  1,720,398  1,519,460  1,989,638
Total stockholders'
 equity.................   129,190    229,030    251,606    238,844    178,440    180,659    187,835
Book value per share....  $  13.74 $    10.16 $    10.25 $    11.16 $     8.74 $     8.44 $     9.18
Book value per fully
 diluted common share...  $  13.74 $    10.16 $     8.22 $     8.60 $     6.67 $     6.51 $     7.00
Total assets divided by
 equity.................    7.53:1     7.65:1     6.62:1     7.01:1    10.64:1     9.41:1    11.59:1

                           IMPAC FUNDING CORPORATION
              (dollar amounts in thousands, except operating data)

                                                                        For the six
                                                                        months ended
                               For the year ended December 31,            June 30,
                          ------------------------------------------  -----------------
                           1996    1997     1998     1999     2000      2000     2001
                          ------- ------- --------  ------- --------  --------  -------
Statement of operations
 data:
Net interest income:
 Total interest income..  $32,799 $48,020 $ 48,510  $21,225 $ 28,649  $ 12,052  $12,745
 Total interest
  expense...............   31,751  41,628   40,743   20,953   30,056    12,674   11,972
                          ------- ------- --------  ------- --------  --------  -------
 Net interest income
  (expense).............    1,048   6,392    7,767      272   (1,407)     (622)     773

Non-interest income:
 Gain (loss) on sale of
  loans.................    7,747  19,414  (11,663)  27,098   19,727     9,370   20,523
 Loan servicing income..    1,250   4,109    7,071    5,221    6,286     2,548    1,800
 Gain (loss) on sale of
  investment
  securities............      --      550     (706)     --        51       --       --
 Mark-to-market loss on
  investment
  securities............      --      --      (805)     --       --        --       --
 Other income...........      --       93      420      979    1,054       408      112
                          ------- ------- --------  ------- --------  --------  -------
 Total non-interest
  income (loss).........    8,997  24,166   (5,683)  33,298   27,118    12,326   22,435
                          ------- ------- --------  ------- --------  --------  -------
Non-interest expense:
 General and
  administrative and
  other operating
  expense...............    7,154  10,047   14,385   14,965   19,634     9,488   12,276
 Amortization of
  mortgage servicing
  rights................      613   2,827    6,361    5,331    5,179     2,457    2,445
 Write-down of
  securities available-
  for-sale..............      --      --       --     4,252    1,537     1,537      --
 Provision for
  repurchases...........      687   3,148      367      385      371        71       14
 Impairment of mortgage
  servicing rights......      --      --     3,722    1,078      --        --       --
                          ------- ------- --------  ------- --------  --------  -------
 Total non-interest
  expense...............    8,454  16,022   24,835   26,011   26,721    13,553   14,735
                          ------- ------- --------  ------- --------  --------  -------
 Earnings (loss) before
  income taxes and
  cumulative effect of
  change in accounting
  principles............    1,591  14,536  (22,751)   7,559   (1,010)   (1,849)   8,473
Income taxes (benefit)..      679   6,136   (8,738)   3,227      770       756    3,609
                          ------- ------- --------  ------- --------  --------  -------
 Earnings (loss) before
  cumulative effect of
  change in accounting
  principle.............      912   8,400  (14,013)   4,332   (1,780)   (1,093)   4,864
 Cumulative effect of
  change in accounting
  principle.............      --      --       --       --       --        --        17
                          ------- ------- --------  ------- --------  --------  -------
 Net earnings (loss)....  $   912 $ 8,400 $(14,013) $ 4,332 $ (1,780) $ (1,093) $ 4,847
                          ======= ======= ========  ======= ========  ========  =======

                                        At December 31,                  At June 30,
                          ------------------------------------------- -----------------
                            1996     1997     1998    1999     2000     2000     2001
                          -------- -------- -------- ------- -------- -------- --------
Balance sheet data:
Mortgage loans held-for-
 sale...................  $334,104 $620,549 $252,568 $68,084 $275,570 $121,905 $202,056
Mortgage servicing
 rights.................     8,785   15,568   14,062  15,621   10,938   13,916   11,128
Total assets............   399,171  656,944  313,872 116,246  317,163  167,379  247,542
Borrowings from Impac
 Warehouse Lending
 Group, Inc. ...........   327,422  454,840  192,900  66,125  266,994  120,020  192,877
Other borrowings........       --   148,307   67,058     181      --        81      --
Due to affiliates.......    54,803    6,198   24,382  14,500   14,500   14,500   14,500
Total liabilities.......   389,175  629,548  301,009  98,698  301,242  150,757  231,407
Total shareholders'
 equity.................     9,996   27,396   12,863  17,548   15,921   16,622   16,135
Operating data (in
 millions):
Mortgage loan
 acquisitions(1)
 (volume)...............  $  1,542 $  2,571 $  2,249 $ 1,672 $  2,113 $    886 $  1,383
Master servicing
 portfolio..............     1,550    3,029    3,714   2,879    4,043    2,983    4,791
Servicing portfolio.....     1,550    3,029    3,714   2,393    2,429    2,457    1,563

--------
(1) Represents acquisitions during the year or six-month period, as applicable.

                                   MANAGEMENT

   The following table provides certain information regarding the officers and directors of Impac Mortgage Holdings, Inc. and its related companies as of the date of this prospectus supplement.

Name                     Age Position
----                     --- --------
Joseph R. Tomkinson.....  54 Chief Executive Officer and Chairman of the Board
William S. Ashmore......  52 Chief Operating Officer, President and Director
Richard J. Johnson......  39 Executive Vice President and Chief Financial Officer
Ronald M. Morrison......  50 General Counsel and Secretary
Gretchen D. Verdugo.....  37 Executive Vice President of Impac Warehouse Lending Group, Inc.
James Walsh.............  52 Director
Frank P. Filipps........  54 Director
Stephan R. Peers........  49 Director
William E. Rose.........  34 Director
Leigh J. Abrams.........  58 Director

   Joseph R. Tomkinson has been Chairman of the Board since April 1998 and Chief Executive Officer of Impac Mortgage Holdings, Inc. and Chairman of the Board and Chief Executive Officer of Impac Funding Corporation, our mortgage operations, and Impac Warehouse Lending Group, Inc., our warehouse lending operations, since their formation. From August 1995 to April 1998, he was Vice Chairman of the Board of Impac Mortgage Holdings, Inc. From February 1997 to May 1999, he was Chairman of the Board and Chief Executive Officer of Impac Commercial Holdings, Inc., a publicly traded real estate investment trust investing in commercial mortgage assets, and Impac Commercial Capital Corporation, the conduit operations of Impac Commercial Holdings, Inc. He served as President and Chief Operating Officer of Imperial Credit Industries, Inc. from January 1992 to February 1996 and, from 1986 to January 1992, he was President of Imperial Bank Mortgage, one of the divisions that later was combined to become Imperial Credit Industries, Inc. in 1992. He was a Director of Imperial Credit Industries, Inc. (Nasdaq-ICII) from December 1991 to June 1999. Mr. Tomkinson brings 26 years of combined experience in real estate, real estate financing and mortgage banking to the company.

   William S. Ashmore has been President of Impac Mortgage Holdings, Inc. since its formation, President of our mortgage operations since March 1997 (after being promoted from Executive Vice President), a Director of our mortgage operations since its formation, and President and a Director of our warehouse lending operations since its formation. In July 1997, he became a Director of Impac Mortgage Holdings, Inc. From February 1997 to May 1999, he was the President and Chief Operating Officer of Impac Commercial Holdings, Inc. From August 1993 to February 1996, he was Executive Vice President and Director of Secondary Marketing at Imperial Credit Industries, Inc., having been its Senior Vice President of Secondary Marketing since January 1988. From 1985 to 1987, he was Chief Executive Officer and Vice Chairman of the Board of Century National Mortgage Corporation, a wholesale mortgage banking company. Mr. Ashmore has over 25 years of combined experience in real estate, real estate financing and mortgage banking.

   Richard J. Johnson is the Executive Vice President and Chief Financial Officer of each of Impac Mortgage Holdings, Inc., our mortgage operations and our warehouse lending operations. He has held these positions at all three entities since their formation, with the exception of the position of Executive Vice President of Impac Mortgage Holdings, Inc., which he attained in January 1998. In March 1996, he was appointed as a Director of our warehouse lending operations. From February 1997 to May 1999, he was the Executive Vice President and Chief Financial Officer of Impac Commercial Holdings, Inc. and Impac Commercial Capital Corporation. From September 1992 to March 1995, he was Senior Vice President and Chief Financial Officer of Imperial Credit Industries, Inc. From November 1989 to September 1992, he was Vice President and Controller of Imperial Credit Industries, Inc.

   Ronald M. Morrison has been General Counsel of Impac Mortgage Holdings, Inc. since July 1998. In July 1998, he was also elected Secretary of Impac Mortgage Holdings, Inc. and in August 1998 he was elected

Secretary of our mortgage operations and our warehouse lending operations. From August 1998 to May 1999, he was also General Counsel and Secretary of Impac Commercial Holdings, Inc. and Impac Commercial Capital Corporation. From 1978 until joining Impac Mortgage Holdings, Inc., Mr. Morrison was a partner at the law firm of Morrison & Smith.

   Gretchen D. Verdugo has been the Executive Vice President of Impac Warehouse Lending Group, Inc., our warehouse lending operations, since November 2000. From August 1997 to November 2000, Ms. Verdugo served as the Senior Vice President and Chief Accounting Officer of our mortgage operations. From November 1996 to August 1997, Ms. Verdugo was a Senior Manager at KPMG LLP and from September 1992 to November 1996, Ms. Verdugo served as the Chief Financial Officer, Vice President and Treasurer of Bay Federal Credit Union.

   James Walsh has been a Director of Impac Mortgage Holdings, Inc. since August 1995. In January 2000, he became Managing Director of Sherwood Trading and Consulting Corporation. From March 1996 to January 2000, he was an Executive Vice President of Walsh Securities, Inc. where he directed mortgage loan production, sales and securitization. Mr. Walsh was an executive of Donaldson, Lufkin and Jenrette Securities Corporation from January 1989 through March 1996 where he oversaw residential mortgage securitization, servicing brokerage and mortgage banking services.

   Frank P. Filipps has been a Director of Impac Mortgage Holdings, Inc. since August 1995. In June 1999, he was elected Chairman and Chief Executive Officer of Radian Group, Inc. (NYSE-RDN) and its principal subsidiary, Radian Guaranty, Inc., which were formed through a merger of Amerin and CMAC Investment Corporation. Radian provides private mortgage insurance coverage on residential mortgage loans. From January 1995 to June 1999, he served as Chairman, President and Chief Executive Officer of Commonwealth Mortgage Assurance Company. In 1995, he was elected President and appointed a Director of CMAC Investment Corporation (NYSE-CMT), and in January 1996, he was elected Chief Executive Officer of CMAC Investment Corporation. Mr. Filipps originally joined Commonwealth Mortgage Assurance Company in 1992 as Senior Vice President and Chief Financial Officer and became Executive Vice President and Chief Operating Officer in 1994.

   Stephan R. Peers has been a Director of Impac Mortgage Holdings, Inc. since October 1995. In March 2000, he joined Bear, Stearns & Co., Inc. as a Managing Director. From April 1993 to March 2000, he was an Executive Vice President of International Strategic Finance Corporation, Ltd., where he performed corporate finance services for overseas and domestic companies. From January 1998 to June 1998, he was an executive at Aames Financial Corporation, a mortgage loan company. He served as a Managing Director of Resource Bancshares Corporation from August 1995 to October 1997. From April 1989 to April 1993, Mr. Peers was a Vice President in corporate finance at Montgomery Securities where he specialized in financial services institutions.

   William E. Rose has been a Director of Impac Mortgage Holdings, Inc. since August of 2000. Since 1991, Mr. Rose has been associated with HBK Investments L.P. and is currently a Managing Director. His responsibilities include U.S. equity derivatives, private investments and trading. Prior to 1991, Mr. Rose worked for William A.M. Burden & Co., the investment division of the Burden family of New York, and in the Mergers & Acquisitions group of Drexel Burnham, Lambert, Inc.

   Leigh J. Abrams has been a Director of Impac Mortgage Holdings, Inc. since April 2001. Since August 1979, Mr. Abrams has been President, Chief Executive Officer and a Director of Drew Industries Incorporated (AMEX-DW), which manufactures a wide variety of components for manufactured homes and recreational vehicles. Since May 1994, Mr. Abrams has also been President, Chief Executive Officer and a Director of LBP, Inc. (OTC-LBPI). Prior to the sale of its operating assets in 1998, LBP manufactured a variety of specialty building products for the remodeling and residential construction industry. Mr. Abrams, a CPA, has over 30 years of experience in corporate finance, mergers and acquisitions, and operations.

                              SELLING STOCKHOLDER

   The following table sets forth certain information regarding the beneficial ownership of the common stock as of October 5, 2001, and as adjusted to reflect the offering of 5,000,000 shares by Impac Mortgage Holdings, Inc. and 1,000,000 shares by the selling stockholder, Impac Funding Corporation:

                                                                  Shares
                          Shares beneficially               beneficially owned
                             owned prior to     Number of       after the
                              the offering     shares to be    offering(2)
                          --------------------   sold in    ------------------
  Selling Stockholder      Number   Percent(1) the offering Number  Percent(3)
  -------------------     --------- ---------- ------------ ------- ----------
Impac Funding
 Corporation............. 1,971,844   7.35%     1,000,000   971,844   3.05%
  1401 Dove Street
  Newport Beach, CA 92660

--------
(1) Based on 26,836,829 shares outstanding as of October 5, 2001.
(2) Excludes the underwriters' over-allotment option to purchase up to 900,000 additional shares from Impac Mortgage Holdings, Inc. pursuant to the terms of the underwriting agreement. If this option is exercised in full, Impac Funding Corporation will beneficially own 971,844 shares or 2.97% of the common stock
(3) Based on 31,836,829 shares outstanding as of October 5, 2001, as adjusted for the offering.

   Impac Mortgage Holdings, Inc. owns 100% of the non-voting preferred stock of, and 99% of the economic interest in, Impac Funding Corporation. 100% of the common stock, or one percent of the economic interest, is owned by Messrs. Tomkinson, Ashmore and Johnson. Joseph R. Tomkinson, Chairman of the Board and Chief Executive Officer of Impac Mortgage Holdings, Inc. and Chief Executive Officer and a Director of Impac Funding Corporation, is an owner of one-third of the common stock of Impac Funding Corporation. William S. Ashmore, President, Chief Operating Officer and a Director of Impac Mortgage Holdings, Inc. and President and a Director of Impac Funding Corporation, is an owner of one-third of the common stock of Impac Funding Corporation. Richard J. Johnson, Executive Vice President and Chief Financial Officer of Impac Mortgage Holdings, Inc. and Impac Funding Corporation and a Director of Impac Funding Corporation, is an owner of one-third of the common stock of Impac Funding Corporation.

   The preceding information regarding the selling stockholder supersedes the information under the heading "Selling security holders and plan of distribution" in the accompanying prospectus, dated August 30, 2001.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

   Based on various factual representations made by us regarding our operations, in the opinion of McKee Nelson LLP, our tax counsel, commencing with our taxable year ended December 31, 1995, we have been and will continue to be organized in conformity with the requirements for qualification as a REIT under the Code, and our method of operating has enabled us, and our proposed method of operating in the future will enable us, to meet the requirements for qualification and taxation as a REIT. Our qualification as a REIT depends upon our ability to meet the various requirements imposed under the Code through our actual operations. McKee Nelson LLP will not review our operations, and no assurance can be given that our actual operations will meet the requirements imposed under the Code. The opinion of McKee Nelson LLP is not binding on the IRS or any court. The opinion of McKee Nelson LLP is based upon existing law, Treasury regulations, currently published administrative positions of the IRS, and judicial decisions, all of which are subject to change either prospectively or retroactively.

   The provisions of the Code pertaining to REITs are highly technical and complex. Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its shareholders. If we fail to qualify during any taxable year as a REIT, unless certain relief provisions are available, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, which could have a material adverse effect upon our stockholders.

   The following discussion summarizes the material United States federal income tax consequences that relate to our qualification and taxation as a REIT and that flow from an investment in our stock. It supercedes the discussion of the United States federal income tax consequences in the accompanying prospectuses. No assurance can be given that the conclusions set out below, if challenged by the IRS, would be sustained by a court. This discussion deals only with stock that is held as a capital asset, which generally means property that is held for investment. In addition, except to the extent discussed below, this summary does not address tax consequences applicable to you if you are subject to special tax rules. For instance, the discussion does not address tax consequences applicable to the following categories of stockholders:

  . dealers or traders in securities;

  . financial institutions;

  . insurance companies;

  . stockholders that hold our stock as a hedge, part of a straddle, transaction or other arrangement involving more than one position; or

  . stockholders whose functional currency is not the United States dollar.

   The discussion set out below is intended only as a summary of the material United States federal income tax consequences of our treatment as a REIT and of an investment in our stock. Taxpayers and preparers of tax returns (including returns filed by any partnership or other arrangement) should be aware that under Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is (i) given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the consequences of contemplated actions, and
(ii) is directly relevant to the determination of an entry on a tax return. Accordingly, we are not income tax return preparers and we urge you to consult your own tax advisors regarding the tax consequences of an investment in our stock, including the application to your particular situation of the tax matters discussed below, as well as the application of state, local or foreign tax laws. The statements of United States tax law set out below are based on the laws in force and their interpretation as of the date of this prospectus, and are subject to changes occurring after that date.

REIT Qualification Requirements

   The following is a brief summary of the material technical requirements imposed by the Code that we must satisfy on an ongoing basis to qualify, and remain qualified, as a REIT.

Stock Ownership Requirements

   We must meet the following stock ownership requirements:

     (1) our capital stock must be transferable;

     (2) our capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months); and

     (3) no more than 50% of the value of our capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year. In applying this test, the Code treats some entities as individuals. Tax-exempt entities, other than private foundations and certain unemployment compensation trusts, are generally not treated as individuals for these purposes.

   The requirements of items (2) and (3) above did not apply to the first taxable year for which we made an election to be taxed as a REIT. However, these stock ownership requirements must be satisfied in each subsequent taxable year. Our charter imposes restrictions on the transfer of our shares to help us meet the stock ownership requirements. In addition, Treasury regulations require us to demand from the record holders of designated percentages of our capital stock, annual written statements disclosing actual and constructive ownership of our stock. The same regulations require us to maintain permanent records showing the information we have received regarding actual and constructive stock ownership and a list of those persons failing or refusing to comply with our demand.

Asset Requirements

   We generally must meet the following asset requirements at the close of each quarter of each taxable year:

     (a) at least 75% of the value of our total assets must be "qualified REIT real estate assets" (described below), government securities, cash and cash items;

     (b) no more than 25% of the value of our total assets may be securities other than securities in the 75% asset class (for example, government securities and certain mortgage-backed securities);

     (c) no more than 20% of the value of our total assets may be securities of one or more Taxable REIT subsidiaries (described below); and

     (d) except for securities in the 75% asset class, securities in a Taxable REIT subsidiary or "qualified REIT subsidiary," and certain partnership interests and debt obligations--

       (1) no more than 5% of the value of our total assets may be securities of any one issuer,

       (2) we may not hold securities that possess more than 10% of the total voting power of the outstanding securities of any one issuer, and

       (3) we may not hold securities that have a value of more than 10% of the total value of the outstanding securities of any one issuer.

   "Qualified REIT real estate assets" means assets of the type described in section 856(c)(5)(B) of the Code, and generally include (among other assets) interests in mortgages on real property and certain mortgage-backed securities, and shares in other REITs.

   A "Taxable REIT subsidiary" is a corporation that may earn income that would not be qualifying income if earned directly by the REIT. A REIT may hold up to 100% of the stock in a Taxable REIT subsidiary. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a Taxable REIT subsidiary by jointly filing a Form 8875 with the IRS. A Taxable REIT subsidiary will pay tax at the corporate rates on any income it earns. Moreover, the Code contains rules to ensure contractual arrangements between a Taxable REIT subsidiary and the parent REIT are at arm's length. We have, together with IFC, filed an election to have IFC treated as our Taxable REIT subsidiary as of January 1, 2001.

   If we fail to meet any of the asset tests as of the close of a calendar quarter due to the acquisition of securities or other assets, the Code allows us a 30-day period following the close of the calendar quarter to come into compliance with the asset tests. If we do cure a failure within the 30-day period, we will be treated as having satisfied the asset tests at the close of the calendar quarter.

Gross Income Requirements

   We generally must meet the following gross income requirements for each taxable year:

     (a) at least 75% of our gross income must be derived from the real estate sources specified in section 856(c)(3) of the Code, including interest income on obligations secured by mortgages on real property or on interests in real property and gain from the disposition of qualified REIT real estate assets, and "qualified temporary investment income" (generally, income we earn from investing new capital, provided we received or accrued that income within one year of acquiring such new capital); and

     (b) at least 95% of our gross income for each taxable year must be derived from sources of income specified in section 856(c)(2) of the Code, which includes the types of gross income described in (a) above, as well as dividends, interest, and gains from the sale of stock or other financial instruments (including interest rate swap and cap agreements, options, futures contracts, forward rate agreements or similar financial instruments entered into to reduce interest rate risk with respect to debt incurred or to be incurred to acquire or carry qualified REIT real estate assets) not held for sale in the ordinary course of business.

Distribution Requirements

   We generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and net capital gains) and (b) 90% of the net income (after tax, if any) from foreclosure property, minus (2) the sum of certain items of non-cash income. In addition, if we were to recognize "Built in Gain" (as defined below) on disposition of any assets acquired from a C corporation in a transaction in which Built in Gain was not recognized (for instance, assets acquired in a statutory merger), we would be required to distribute at least 90% of the Built in Gain recognized net of the tax we would pay on such gain. "Built in Gain" is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition). We do not hold any assets having Built in Gain.

   We are not required to distribute our net capital gains. Rather than distribute them, we may elect to retain and pay the federal income tax on them, in which case our stockholders will (1) include their proportionate share of the undistributed net capital gains in income, (2) receive a credit for their share of the federal income tax we pay and (3) increase the bases in their stock by the difference between their share of the capital gain and their share of the credit.

Failure to Qualify

   If we fail to qualify as a REIT in any taxable year and the relief provisions provided in the Code do not apply, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years at the regular corporate income tax rates. We will not be allowed to deduct distributions to shareholders in these years, nor will the Code require us to make distributions. Further, unless entitled to the relief provisions of the Code, we also will be barred from re-electing REIT status for the four taxable years following the year in which we fail to qualify.

   We intend to monitor on an ongoing basis our compliance with the REIT requirements described above. To maintain our REIT status, we will be required to limit the types of assets that we might otherwise acquire, or hold some assets at times when we might otherwise have determined that the sale or other disposition of these assets would have been more prudent.

Taxation as a REIT

   In any year in which we qualify as a REIT, we generally will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that we distribute to our stockholders. We will, however, be subject to federal income tax at regular corporate income tax rates on any undistributed taxable income or capital gain.

   Notwithstanding our qualification as a REIT, we may also be subject to tax in the following other circumstances:

  . If we fail to satisfy either the 75% or the 95% gross income test, but nonetheless maintain our qualification as a REIT because we meet other requirements, we generally will be subject to a 100% tax on the greater of the amount by which we fail either the 75% or the 95% gross income test multiplied by a fraction intended to reflect our profitability.

  . We will be subject to a tax of 100% on net income derived from any prohibited transaction which is, in general, a sale or other disposition of property held primarily for sale to customers in the ordinary course of business.

  . If we have (1) net income from the sale or other disposition of foreclosure property that is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property, it will be subject to federal income tax at the highest corporate income tax rate.

  . If we fail to distribute during each calendar year at least the sum of
    (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any amount of undistributed ordinary income and capital gain net income from preceding taxable years, we will be subject to a 4% federal excise tax on the excess of the required distribution over the amounts actually distributed during the taxable year.

  . If we acquire a Built in Gain asset from a C corporation in a transaction in which the basis of the asset is determined by reference to the basis of the asset in the hands of the C corporation and we recognize Built in Gain upon a disposition of such asset occurring within 10 years of its acquisition, then we will be subject to federal tax to the extent of any such Built in Gain at the highest corporate income tax rate.

  . We may also be subject to the corporate alternative minimum tax, as well as other taxes in situations not presently contemplated.

Taxation of U.S. Stockholders

   For purposes of this discussion, a "U.S. Stockholder" is a stockholder who is a "U.S. Person." A U.S. Person is a person who is:

  . a citizen or resident of the United States;

  . a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

  . an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source; or

  . a trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 26, 1996, was treated as a domestic trust prior to such date, and has made an election to continue to be treated as a U.S. person.

   Unless you are a tax-exempt entity, distributions that we make to a U.S. Stockholder, including constructive distributions, generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for federal income tax purposes. If the amount we distribute to you exceeds your allocable share of current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your stock, which will reduce your basis in your stock but will not be subject to tax. To the extent the amount we distribute to you exceeds both your allocable share of current and accumulated earnings and profits and your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset. Distributions to our corporate stockholders, whether characterized as ordinary income or as capital gain, are not eligible for the corporate dividends received deduction.

   Distributions that we designate as capital gain dividends generally will be taxable in your hands as long-term capital gains, to the extent such distributions do not exceed our actual net capital gain for the taxable year. In the event that we realize a loss for the taxable year, you will not be permitted to deduct any share of that loss. Further, if we, or a portion of our assets, were to be treated as a taxable mortgage pool, any excess inclusion income that is allocated to you could not be offset by any losses or other deductions you may have. Future Treasury regulations may require you to take into account, for purposes of computing your individual alternative minimum tax liability, some of our tax preference items.

   Dividends that we declare during the last quarter of a calendar year and actually pay to you during January of the following taxable year, generally are treated as if we had paid, and you had received them on December 31 of the calendar year and not on the date actually paid. In addition, we may elect to treat other dividends distributed after the close of the taxable year as having been paid during the taxable year, so long as they meet the requirements described in the Code, but you will be treated as having received these dividends in the taxable year in which the distribution is actually made.

   If you sell or otherwise dispose of our stock, you will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and your adjusted basis in our stock, which gain or loss will be long-term if the stock is held for more than one year. Any loss recognized on the sale or exchange of stock held for six months or less generally will be treated as a long-term capital loss to the extent of (1) any long-term capital gain dividends you receive with respect to our stock and (2) your proportionate share of any long-term capital gains that we retain (see the discussion under the caption "Distribution Requirements").

   If we fail to qualify as a REIT in any year, distributions we make to you will be taxable in the same manner discussed above, except that:

  . we will not be allowed to designate any distributions as capital gain dividends;

  . distributions (to the extent they are made out of our current and accumulated earnings and profits) will be eligible for the corporate dividends received deduction;

  . the excess inclusion income rules will not apply to the stockholders; and

  . you will not receive any share of our tax preference items; and

  . dividends that we declare in the last quarter of the calendar year but pay to you in January would not be treated as though we had paid them to you on the immediately preceding December 31.

   In this event, however, we could be subject to substantial federal income tax liability as a C corporation, and the amount of earnings and cash available for distribution to you and other stockholders could be significantly reduced or eliminated.

Information Reporting and Backup Withholding--U.S. Stockholders

   For each calendar year, we will report to our U.S. stockholders and to the IRS the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. Under the backup withholding rules, you may be subject to backup withholding tax with respect to distributions paid unless you:

  . are a corporation or come within another exempt category and demonstrate this fact when required; or

  . provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules.

   A U.S. stockholder may satisfy this requirement by providing us an appropriately prepared Form W-9. If you do not provide us with your correct taxpayer identification number, then you may also be subject to penalties imposed by the IRS.

   Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules will be refunded or credited against your United States federal income tax liability, provided you furnish the required information to the IRS.

Taxation of Tax-Exempt Entities

   The discussion under this heading only applies to you if you are a tax-exempt entity.

   Subject to the discussion below regarding a pension-held REIT, distributions received from us or gain realized on the sale of our stock will not be taxable as unrelated business taxable income (UBTI), provided that:

  . you have not incurred indebtedness to purchase or hold our stock;

  . you do not otherwise use our stock in a trade or business unrelated to your exempt purpose; and

  . we, consistent with our present intent, do not hold a residual interest in a REMIC that gives rise to excess inclusion income as defined under section 860E of the Code.

   If all or a portion of our assets were to be treated as a taxable mortgage pool, however, a substantial portion of the dividends you receive may be subject to tax as UBTI.

   In addition, a substantial portion of the dividends you receive may constitute UBTI if we are treated as a "pension-held REIT" and you are a "qualified pension trust" that holds more than 10% by value of our stock at any time during a taxable year. For these purposes, a "qualified pension trust" is any pension or other retirement trust that satisfies the requirements imposed under section 401(a) of the Code. We will be treated as a "pension-held REIT" if (1) we would not be a REIT if we had to treat stock held in a qualified pension trust as owned by the trust (instead of as owned by the trust's multiple beneficiaries) and (2) (a) at least one qualified pension trust holds more than 25% of our stock by value, or (b) one or more qualified pension trusts (each owning more than 10% of our stock by value) hold in the aggregate more than 50% of our stock by value. Assuming compliance with the ownership limit provisions set forth in our articles of incorporation, it is unlikely that pension plans will accumulate sufficient stock to cause us to be treated as a pension-held REIT.

   If you qualify for exemption under sections 501(c)(7), (c)(9), (c)(17), and
(c)(20) of the Code, then distributions received by you may also constitute UBTI. We urge you to consult your tax advisors concerning the applicable set aside and reserve requirements.

United States Federal Income Tax Considerations Applicable to Foreign
Stockholders

   The discussion under this heading only applies to you if you are not a U.S. person (hereinafter, a "foreign stockholder").

   This discussion is only a brief summary of the United States federal tax consequences that apply to you, which are highly complex, and does not consider any specific facts or circumstances that may apply to you and your particular situation. We urge you to consult your tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of our stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

 Distributions

   Except for distributions attributable to gain from the disposition of real property interests or distributions designated as capital gains dividends, distributions you receive from us generally will be subject to federal withholding tax at the rate of 30%, to the extent of our earnings and profits, unless reduced or eliminated by an applicable tax treaty or unless the distributions are treated as effectively connected with your United States trade or business. If you wish to claim the benefits of an applicable tax treaty, you may need to satisfy certification and other requirements, such as providing Form W-8BEN. If you wish to claim distributions are effectively connected with your United States trade or business, you may need to satisfy certification and other requirements such as providing Form W-8ECI.

   Distributions you receive that are in excess of our earnings and profits will be treated as a tax-free return of capital to the extent of your adjusted basis in your stock. If the amount of the distribution also exceeds your adjusted basis, this excess amount will be treated as gain from the sale or exchange of your stock as described below. If we cannot determine at the time we make a distribution whether the distribution will exceed our earnings and profits, the distribution will be subject to withholding at the same rate as dividends. These withheld amounts, however, will be refundable or creditable against your United States federal tax liability if it is subsequently determined that the distribution was, in fact, in excess of our earnings and profits. If you receive a dividend that is treated as being effectively connected with your conduct of a trade or business within the United States, the dividend will be subject to the United States federal income tax on net income that applies to United States persons generally, and may be subject to the branch profits tax if you are a corporation.

   Distributions that we make to you and designate as capital gains dividends, other than those attributable to the disposition of a United States real property interest, generally will not be subject to United States federal income taxation, unless:

  . your investment in our stock is effectively connected with your conduct of a trade or business within the United States; or

  . you are a nonresident alien individual who is present in the United
    States for 183 days or more in the taxable year, and other requirements are met.

   Distributions that are attributable to a disposition of United States real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Act of 1980 (FIRPTA), and may also be subject to branch profits tax if you are a corporation that is not entitled to treaty relief or exemption. However, because we do not expect to recognize gain attributable to the disposition of United States real property interests as defined by FIRPTA, the FIRPTA provisions should not apply to distributions we make with respect to our stock.

 Gain on Disposition

   You generally will not be subject to United States federal income tax on gain recognized on a sale or other disposition of our stock unless:

  . the gain is effectively connected with your conduct of a trade or business within the United States;

  . you are a nonresident alien individual who holds our stock as a capital asset and are present in the United States for 183 or more days in the taxable year and other requirements are met; or

  . you are subject to tax under the FIRPTA rules discussed below.

   Gain that is effectively connected with your conduct of a trade or business within the United States will be subject to the United States federal tax on net income that applies to United States persons generally and may be subject to the branch profits tax if you are a corporation. However, these effectively connected gains will generally not be subject to withholding. We urge you to consult applicable treaties, which may provide for different rules.

   Under FIRPTA, you may be subject to tax on gain recognized from a sale or other disposition of your stock if we were to both (1) hold United States real property interests and (2) fail to qualify as a domestically controlled REIT. A REIT qualifies as a domestically-controlled REIT as long as less than 50% in value of its shares of beneficial interest are held by foreign persons at all times during the shorter of (1) the previous five years and (2) the period in which the REIT is in existence. As mentioned above, we do not expect to hold any United States real property interests. Furthermore, we will likely qualify as a domestically controlled REIT, although no assurances can be provided because our shares are publicly traded.

 Information Reporting and Backup Withholding Tax

   The information reporting and backup withholding tax requirements (discussed above) will generally not apply to foreign holders in the case of distributions treated as (1) dividends subject to the 30% (or lower treaty rate) withholding tax (discussed above), or (2) capital gain dividends. Also, as a general matter, backup withholding and information reporting will not apply to the payment of proceeds from shares sold by or through a foreign office of a foreign broker. However, in some cases (for example, a sale of shares through the foreign office of a U.S. broker), information reporting is required unless the foreign holder certifies under penalty of perjury that it is a foreign holder, or otherwise establishes an exemption. A foreign stockholder may satisfy this requirement by using an appropriately prepared Form W-8 BEN.

 Federal Estate Taxes

   In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) our stock at the date of death, such stock will be included in the individual's estate for federal estate tax purposes, unless an applicable treaty provides otherwise.

 State and Local Taxes

   We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment that applies to us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, we urge you to consult your own tax advisors regarding the effect of state and local tax laws.

                        CERTAIN CHANGES TO MARYLAND LAW

   The following discussion supplements the discussion set forth in the accompanying prospectus, dated May 8, 1998, and should be read in conjunction with the discussion in such prospectus. The following discussion reflects material changes in Maryland General Corporation Law that have become effective since the date of such prospectus. Effective June 1, 2000, the Maryland Control Share Acquisition Act was amended to reduce the initial threshold for triggering the definition of "control shares" from one-fifth to one-tenth of the voting power of a Maryland corporation.

                                  UNDERWRITING

   Impac Mortgage Holdings, Inc., the selling stockholder and the underwriters named below have entered into an underwriting agreement concerning the shares of common stock being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares of common stock indicated next to its name in the following table. The underwriters are obligated to purchase all of the shares of common stock, other than those covered by the over-allotment option described below, if they purchase any of the shares of common stock.

                                                                       Number of
   Underwriters                                                         shares
   ------------                                                        ---------
   UBS Warburg LLC....................................................
   CIBC World Markets Corp. ..........................................
   Tucker Anthony Incorporated........................................
   Jolson Merchant Partners, Inc. ....................................
                                                                       ---------
     Total............................................................ 6,000,000
                                                                       =========

   If the underwriters sell more shares of common stock than the total number set forth in the table above, the underwriters have a 30-day option to buy up to an additional 900,000 shares of common stock from us, at the public offering price less the underwriting discounts and commissions, to cover these sales. If any shares of common stock are purchased under this option, the underwriters will severally purchase shares of common stock in approximately the same proportion as set forth in the table above.

   The following table provides information regarding the amount of the discount to be paid to the underwriters by us and the selling stockholder.

                                                                 Paid by us
                                                             -------------------
                                                                No       Full
                                                             exercise  exercise
                                                             of over-  of over-
                                                             allotment allotment
                                                              option    option
                                                             --------- ---------
   Per share................................................  $         $
     Total..................................................  $         $

                                                               Paid by selling
                                                                 stockholder
                                                             -------------------
                                                                No       Full
                                                             exercise  exercise
                                                             of over-  of over-
                                                             allotment allotment
                                                              option    option
                                                             --------- ---------
   Per share................................................  $         $
     Total..................................................  $         $

   We estimate that the total expenses of this offering payable by Impac Mortgage Holdings, Inc. and the selling stockholder, excluding underwriting discounts and commissions, will be approximately $300,000, and $60,000, respectively.

   Shares of common stock sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares of common stock sold by the underwriters to securities dealers may be sold at a discount of up to $
per share from the public offering price. Any of the securities dealers may resell any shares of common stock purchased from the underwriters to other
brokers or dealers at a discount of up to $      per share from the public
offering price. If all of the shares of common stock are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

   Impac Mortgage Holdings, Inc., the selling stockholder, and each of our officers and directors have agreed that, subject to certain exceptions related to options granted under existing employee benefit plans, for a period of 90 days from the date of this prospectus supplement, they will not, without the prior written consent of UBS Warburg LLC, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. UBS Warburg LLC in its sole discretion may release any of the securities to these lock-up agreements at any time without notice.

   In connection with this offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include stabilizing transactions, short sales and purchases to cover positions created by short sales. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Short sales involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be either "covered short sales" or "naked short sales." Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of common stock in the open market. In determining the source of shares of common stock to close out the covered short position, the underwriters will consider, among other things, the price of shares of common stock available for purchase in the open market as compared to the price at which they may purchase shares of common stock through the over-allotment option. Naked short sales are sales in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in this offering.

   The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the other underwriters have repurchased shares of common stock sold by, or for the account of, that underwriter in stabilizing or short covering transactions.

   These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the American Stock Exchange or otherwise.

   No underwriter is obligated to conduct market-making activities in our common stock and any such activities may be discontinued at any time without notice, at the sole discretion of the underwriter. We and the selling stockholder have agreed to indemnify the several underwriters against some liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that the underwriters may be required to make in respect thereof.

   The underwriters have from time to time in the past provided, and may from time to time in the future provide, investment banking and general financing services to us for which they have in the past received, and may in the future receive, customary fees. In addition, we have a secured repurchase facility with UBS Warburg LLC that we use in our warehouse lending operations.

                                 LEGAL MATTERS

   The legality of the shares of our common stock will be passed upon for us by Kirkpatrick & Lockhart LLP, Los Angeles, California. All matters of Maryland law will be passed upon for us by McKee Nelson LLP, Washington, D.C. In addition, McKee Nelson LLP, Washington, D.C., is providing the legal opinions referred to under "Material federal income tax consequences" in this prospectus supplement on page S-28 and on page 18 in the accompanying prospectus, dated August 30, 2001. The validity of the shares of common stock offered hereby will be passed upon for the underwriters by Sullivan & Cromwell, New York, New York. With respect to all matters of Maryland law, Sullivan & Cromwell will rely upon the legal opinion of McKee Nelson LLP, Washington D.C.

                                    EXPERTS

   The consolidated financial statements of Impac Mortgage Holdings, Inc. and of Impac Funding Corporation as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein and in the registration statements in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

                         IMPAC MORTGAGE HOLDINGS, INC.

                COMMON STOCK, PREFERRED STOCK, DEBT SECURITIES,
            WARRANTS TO PURCHASE COMMON STOCK, PREFERRED STOCK AND
                                DEBT SECURITIES

                               ----------------

   Impac Mortgage Holdings, Inc., a Maryland corporation (the "Company"), directly or through agents, dealers or underwriters designated from time to time, may issue and sell from time to time one or more of the following types of its securities (the "Securities"): (i) shares of its Common Stock, $0.01 par value per share ("Common Stock"); (ii) shares of its Preferred Stock, $0.01 par value per share, in one or more series ("Preferred Stock"); (iii) debt securities, in one or more series, any series of which may be either senior debt securities or subordinated debt securities (collectively, "Debt Securities" and, as appropriate, "Senior Debt Securities" or "Subordinated Debt Securities"); (iv) warrants to purchase shares of Common Stock ("Common Stock Warrants"); Preferred Stock ("Preferred Stock Warrants"); and Debt Securities ("Debt Warrants" and together with Common Stock Warrants and Preferred Stock Warrants, collectively, "Securities Warrants"); and (v) any combination of the foregoing, either individually or as units consisting of one or more of the foregoing types of Securities. The Securities offered pursuant to this Prospectus may be issued in one or more series, in amounts, at prices and on terms to be determined at the time of the offering of each such series. The Securities offered by the Company pursuant to this Prospectus will be limited to $200,000,000 aggregate initial public offering price, including the exercise price of any Securities Warrants. As of the date of this Prospectus, the Company has issued 3,400,000 shares of Common Stock with an aggregate initial public offering price of $92,650,000.

   SEE "RISK FACTORS" STARTING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES.

   The specific terms of each offering of Securities in respect of which this Prospectus is being delivered are set forth in an accompanying Prospectus Supplement (each, a "Prospectus Supplement") relating to such offering of Securities. Such specific terms include, without limitation, to the extent applicable; (1) in the case of any series of Preferred Stock, the specific designations, preferences, conversion and other rights, voting powers and restrictions, limitations as to dividends and other distributions, qualifications or terms or conditions of redemption of such series of Preferred Stock; (2) in the case of any series of Debt Securities, the specific designations, rights and restrictions of such series of Debt Securities, including without limitation whether the Debt Securities are Senior Debt Securities or Subordinated Debt Securities, the currency in which such Debt Securities are denominated and payable, the aggregate principal amount, stated maturity, method of calculating and dates for payment of interest and premium, if any, and any conversion, exchange, redemption or sinking fund provisions; (3) in the case of the Securities Warrants, the Debt Securities, Preferred Stock or Common Stock, as applicable, for which each such warrant is exercisable, and the exercise price, duration, detachability and call provisions of each such warrant; and (4) in the case of any offering of Securities, to the extent applicable, the initial public offering price or prices, listing on any securities exchange, certain federal income tax consequences and the agents, dealers or underwriters, if any, participating in the offering and sale of the Securities. If so specified in the applicable Prospectus Supplement, any series of Securities may be issued in whole or in part in the form of one or more temporary or permanent Global Securities, as defined herein.

                               ----------------

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

   The Company may sell all or a portion of any offering of its Securities through agents, to or through underwriters or dealers, or directly to other purchasers. See "Plan of Distribution." The related Prospectus Supplement for each offering of Securities sets forth the name of any agents, underwriters or dealers involved in the sale of such Securities and any applicable fee, commission, discount or indemnification arrangement with any such party. See "Use of Proceeds."

   This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement. The delivery in any jurisdiction of this Prospectus together with a Prospectus Supplement relating to specific Securities shall not constitute an offer in such jurisdiction of any other Securities covered by this Prospectus but not described in such Prospectus Supplement.

                               ----------------

                  The date of this Prospectus is May 8, 1998.

   NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, AGENT OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY DISTRIBUTION OF SECURITIES BEING OFFERED PURSUANT TO THIS PROSPECTUS AND AN ACCOMPANYING PROSPECTUS SUPPLEMENT SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF OR THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THEREOF. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                             AVAILABLE INFORMATION

   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied, at prescribed rates, at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, as well as at the regional offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048, and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such material may also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http:\www.sec.gov. The Common Stock is listed on the American Stock Exchange (the "AMEX"). Reports, proxy statements and other information described above may also be inspected and copied at the offices of the American Stock Exchange at 86 Trinity Place, New York, New York 10006.

   The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained herein concerning the provisions of any documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission. The Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents which have been filed with the Commission are incorporated herein by reference:

     (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1997;

     (2) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, including all amendments and reports filed for the purpose of updating such description; and

     (3) The Company's Current Reports on Form 8-K, dated December 19, 1997, as amended, and January 28, 1998, as amended.

   All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of all Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated herein by reference.

   The Company will furnish without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any and all of the documents described above under "Incorporation of Certain Documents by Reference," other than exhibits to such documents, unless such exhibits are specifically incorporated by reference therein. Such requests should be directed to: Impac Mortgage Holdings, Inc., 20371 Irvine Avenue, Santa Ana Heights, California 92707, Attention: Investor Relations, Telephone:
(714) 438-2100.

                                  THE COMPANY

   Unless the context otherwise requires, references herein to the "Company" refer to Impac Mortgage Holdings, Inc. ("IMH"), Impac Funding Corporation (together with its wholly owned subsidiary, Impac Secured Assets Corp., "IFC"), IMH Assets Corp. ("IMH Assets"), IMH/ICH Dove Street, LLC, and Impac Warehouse Lending Group, Inc. ("IWLG"), collectively.

General

   Impac Mortgage Holdings, Inc. is a specialty finance company, which, together with its subsidiaries and related companies, operates three businesses: (1) the Long-Term Investment Operations, (2) the Conduit Operations, and (3) the Warehouse Lending Operations. The Long-Term Investment Operations invests primarily in non-conforming residential mortgage loans and securities backed by such loans. The Conduit Operations purchases and sells or securities primarily non-conforming mortgage loans, and the Warehouse Lending Operations provides warehouse and repurchase financing to originators of mortgage loans. These latter two businesses include certain ongoing operations contributed to the Company in 1995 by Imperial Credit Industries, Inc. ("ICII"), a leading specialty finance company (the "Contribution Transaction"). IMH is organized as a real estate investment trust ("REIT") for federal income tax purposes, which generally allows it to pass through qualified income to stockholders without federal income tax at the corporate level.

   Long-Term Investment Operations. The Long-Term Investment Operations, conducted by IMH, invests primarily in non-conforming residential mortgage loans and mortgage-backed securities secured by or representing interests in such loans and, to a lesser extent, in second mortgage loans. Non-conforming residential mortgage loans are residential mortgages that do not qualify for purchase by government-sponsored agencies such as the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC"). Such loans generally provide higher yields than conforming loans. The principal differences between conforming loans and non-conforming loans include the applicable loan-to-value ratios, the credit and income histories of the mortgagors, the documentation required for approval of the mortgagors, the type of properties securing the mortgage loans, the loan sizes, and the mortgagors' occupancy status with respect to the mortgaged properties. Second mortgage loans are higher yielding mortgage loans secured by a second lien on the property and made to borrowers owning single-family homes for the purpose of debt consolidation, home improvements, education and a variety of other purposes.

   Conduit Operations. The Conduit Operations, conducted by IFC, purchases primarily non-conforming mortgage loans and, to a lesser extent, second mortgage loans from its network of third party correspondents and subsequently securitizes or sells such loans to permanent investors, including the Long-Term Investment Operations. IFC's ability to design non-conforming mortgage loans which suit the needs of its correspondent loan originators and their borrowers while providing sufficient credit quality to investors, as well as its efficient loan purchasing process, flexible purchase commitment options and competitive pricing, enable it to compete effectively with other non-conforming mortgage loans conduits. In addition to earnings generated from ongoing securitizations and sales to third party investors, IFC supports the Long-Term Investment Operations of the Company by supplying IMH with non-conforming mortgage loans and securities backed by such loans. Prior to the Contribution Transaction, IFC was a division or subsidiary of ICII since 1990. IMH owns 99% of the economic interest in IFC, while Joseph R. Tomkinson, the Company's Chief Executive Officer, William S. Ashmore, the Company's President, and Richard J. Johnson, the Company's Chief Financial Officer, are the holders of all the outstanding voting stock of, and 1% of the economic interest in, IFC.

   Warehouse Lending Operations. The Warehouse Lending Operations, conducted by IWLG, provides warehouse and repurchase financing to IFC and to approved mortgage banks, most of which are correspondents of IFC, to finance mortgage loans during the time from the closing of the loans to their sale or other settlement with pre-approved investors.

   IMH's principal sources of income are (1) income from the Long-Term Investment Operations, (2) income from the Warehouse Lending Operations, and
(3) income from IMH's equity investment in the Conduit Operations. In addition, the Company expects to receive dividend income from its investment in the common stock of Impac Commercial Holdings, Inc. (formerly IMH Commercial Holdings, Inc.) ("ICH"), a REIT in which IMH currently holds shares of Common Stock and shares of non-voting Class A Common Stock which are convertible into an equivalent number of shares of ICH's Common Stock. The income of the Conduit Operations is fully subject to federal and state income taxes. The principal source of income from IMH's Long-Term Investment Operations is net interest income, which is the net spread between interest earned on mortgage loans and securities held for investment and the interest costs associated with the borrowings used to finance such loans and securities, including CMO debt. "CMO" means an adjustable or fixed-rate debt obligation (bond) that is collateralized by mortgage loans or mortgage certificates and issued by the Government National Mortgage Association. The principal sources of income from the Warehouse Lending Operations are net interest income, which is the net spread between interest earned on warehouse loans and the interest costs associated with the borrowings used to finance such loans, and the fee income received from the borrowers in connection with such loans. The principal sources of income from the Conduit Operations are gains recognized on the sale of mortgage loans and securities, net interest income earned on loans purchased by IFC pending their securitization or resale, servicing fees, commitment fees and processing fees.

   The Company is located at 20371 Irvine Avenue, Santa Ana Heights, California 92707 and its telephone number is (714) 556-0122.

Operating Strategy

   The Company believes that a structural change has occurred in the mortgage banking industry which has increased demand for higher yielding non-conforming mortgage loans. This change has been caused by a number of factors, including:
(1) investors' demand for higher yielding assets due to historically low interest rates over the past few years; (2) increased securitization of high-yielding non-conforming mortgage loans by the investment banking industry; (3) quantification and development of standardized credit criteria by credit rating agencies for securities backed by non-conforming mortgage loans; (4) increased competition in the securitization industry, which has reduced borrower interest rates and fees, thereby making non-conforming mortgage loans more affordable; and (5) the end of the refinance "boom" of 1992 and 1993, which has caused many mortgage banks, attempting to sustain origination volume, to seek out non-conforming mortgage loan borrowers.

   The Company's strategy is to take advantage of the increased demand for non-conforming mortgage loans through IFC's network of correspondents, which sell non-conforming mortgage loans to IFC for resale or securitization. The Company's strategic objective is to exploit the structural changes in the non-conforming mortgage loan market through the Conduit Operations and to invest in the non-conforming mortgage loans and mortgage-backed securities originated and created by the Conduit Operations. Management believes that the Long-Term Investment Operations complements the Conduit Operations by providing IFC with a reliable investor for a portion of its loan sales and securitizations while IFC supports the Long-Term Investment Operations by providing non-conforming mortgage loans and securities backed by non-conforming mortgage loans. The Company believes the Warehouse Lending Operations provides synergies with the Company's other operations because it provides funding to the Conduit Operations and extends the scope of the Company's relationships with certain of its correspondent loan originators.

   The Company purchases mortgage assets, through its network of correspondents and through bulk purchases, and invests a substantial portion of its long-term investment portfolio in, non-conforming mortgage loans because management believes that non-conforming mortgage loans provide an attractive net income earnings profile and produce higher yields without commensurately higher credit risks, when compared with conforming mortgage loans. Although a substantial majority of the non-conforming loans purchased by the Conduit Operations are "A" and "A-" grade mortgage loans, the Company's strategy includes the purchase of

"B" and "C" grade mortgage loans. In general, "B" and "C" grade mortgage loans are residential mortgage loans made to borrowers with lower credit ratings than borrowers of "A" grade mortgage loans, and are normally subject to greater frequency of losses and delinquency. As a result, "B" and "C" grade mortgage loans normally bear a higher rate of interest and higher fees.

   Management believes that IMH's tax and corporate structure as a REIT provides it with an advantage over other financial institutions and mortgage banking competitors. As a REIT, IMH can generally pass through qualifying earnings as dividends to stockholders without federal income tax at the corporate level. Thus, the Company expects to be able to pay higher annual dividends than traditional mortgage lending institutions, which are subject to federal income tax. In addition, management believes that the Company provides a more attractive method of investing in mortgages than regulated financial institutions because the Company is not subject to most of the federal and state regulations imposed upon insured financial institutions, and therefore, does not incur their related costs.

Dividend Policy and Distributions

   To maintain its qualification as a REIT, IMH intends to make annual distributions to stockholders of at least 95% of its taxable income (which does not necessarily equal net income as calculated in accordance with generally accepted accounting principles) determined without regard to the deduction for dividends paid and excluding any net capital gains. Any taxable income remaining after the distribution of regular quarterly dividends or other dividends will be distributed annually, on or prior to the date of the first regular quarterly dividend payment date of the following taxable year. The dividend policy is subject to revision at the discretion of the Board of Directors. All distributions in excess of those required for IMH to maintain REIT status will be made by IMH at the discretion of the Board of Directors and will depend on the taxable earnings of IMH, the financial condition of IMH and such other factors as the Board of Director deems relevant. The Board of Directors has not established a minimum distribution level.

Tax Status of IMH

   IMH has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1995, and believes its organization and manner of operation have enabled and will continue to enable it to meet the requirements for qualification as a REIT. To maintain REIT status, any entity must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its taxable income (determined without regard to the dividends paid deduction and excluding net capital gains) to its stockholders. As a REIT, IMH generally will not be subject to federal income tax on net income it distributes currently to its stockholders. If IMH fails to qualify as a REIT in any taxable year, it generally will be subject to federal income tax at regular corporate rates. See "Federal Income Tax Considerations" and "Risk Factors-- Consequences of Failure to Maintain REIT Status May Include IMH Being Subject to Tax as a Regular Corporation." Even if IMH qualifies for taxation as a REIT, IMH may be subject to certain federal, state and local taxes on its income. In addition, IFC is subject to federal and state income tax at regular corporate rates on its net income.

                                  RISK FACTORS

   Before investing in the Securities, prospective investors should give special consideration to the information set forth below, in addition to the information set forth elsewhere in this Prospectus. The following risk factors are interrelated and, consequently, investors should treat such risk factors as a whole.

   Certain information contained in this Prospectus and the documents incorporated by reference herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21e of the Exchange Act, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other variations thereon or comparable terminology. The statements under the captions "Risk Factors" in this Prospectus constitute cautionary statements identifying important factors, including certain risks and uncertainties, with respect to such forward-looking statements that could cause the actual results, performance or achievements of the Company to differ materially from those reflected in such forward-looking statements.

Net Interest Income May Be Adversely Affected By Interest Rate Fluctuations; Prepayments of Mortgage Loans May Adversely Affect Net Income

   The Company's income may be affected by changes in market interest rates. In conducting its Conduit Operations, the Company is subject to the risk of rising mortgage interest rates between the time the Company commits to purchase mortgage loans at a fixed price and the time the Company sells or securitizes those mortgage loans. An increase in interest rates will generally result in a decrease in market value of loans that the Company has committed to purchase at a fixed price, but has not yet sold or securitized.

   Higher rates of interest may discourage potential mortgagors from refinancing mortgage loans, borrowing to purchase a home or seeking a second mortgage loan, thus decreasing the volume of mortgage loans available to be purchased by the Conduit Operations. In addition, an increase in short-term interest rates may decrease or eliminate or, under certain circumstances, cause to be negative, the Company's net interest spread during the accumulation of mortgage loans held for sale or the net interest spread on mortgage loans held for investment when such loans are financed through reverse repurchase agreements. Should short-term interest rates exceed long-term interest rates (an "inverted yield curve" scenario), the negative effect on the Company's net interest spread would likely be coupled with a reduction in any income on any servicing portfolio held by the Company to the extent prepayments on the underlying mortgage loans increased as long-term interest rates declined.

   In conducting its Long-Term Investment Operations, a significant portion of the Company's mortgage assets held for long-term investment bear adjustable interest ("ARMs") or pass-through rates based on short-term interest rates, and substantially all of the Company's borrowings bear interest at fixed rates and have maturities of less than 60 days. Consequently, changes in short-term interest rates may significantly influence the Company's net interest income. Mortgage loans owned by the Company that are ARMs or mortgage-backed securities backed by ARMs are subject to periodic interest rate adjustments based on objective indices such as the CMT Index, which is the one year constant maturity Treasury index, or LIBOR, the London interbank offered rate. Interest rates on the Company's borrowings are also based on short-term indices. To the extent any of the Company's mortgage assets are financed with borrowings bearing interest based on an index different from that used for the related mortgage assets, so-called "basis" interest rate risk will arise. In such event, if the index used for the subject mortgage assets is a "lagging" index (such as the 11th District Cost of Funds) that reflects market interest rate changes on a delayed basis, and the rate borne by the related borrowings reflects market rate changes more rapidly, the Company's net interest income will be adversely affected in periods of increasing market interest rates. Additionally, the Company's mortgage assets are subject to periodic interest rate adjustments that may be less frequent than the increases or decreases in rates borne by the borrowings or financings utilized by the Company. Accordingly, in a period of increasing interest rates, the Company could experience a decrease in net interest income or a net interest loss because the interest rates on borrowings could adjust faster than the interest rates on the Company's ARMs or mortgage-backed securities backed by ARMs. Moreover, ARMs are typically subject to periodic and lifetime interest rate caps, which limit the amount an ARMs interest rate can change during any given period. The Company's borrowings are not subject to similar restrictions. Hence, in a period of rapidly increasing interest rates, the Company could also experience a decrease in net interest income or a net interest loss in the absence of effective hedging because the interest rates on borrowings could increase without limitation by caps while the interest rates on the Company's ARMs and mortgage-backed securities backed by ARMs would be so limited. Further, some ARMs may be subject to periodic payment caps that result in some portion of the interest accruing on the ARMs being deferred and added to the principal outstanding. This could result in less cash received by the Company on its ARMs than is required to pay interest on the related borrowings, which will not have such payment caps. The Company expects that the net effect of these factors, all other factors being equal, will be to lower the Company's net interest income or cause a net interest loss during periods of rapidly rising interest rates, which could negatively impact the market price of the Securities. No assurance can be given as to the amount or timing of changes in income. To the extent that the Company utilizes short-term debt financing for fixed rate mortgages or mortgage-backed securities backed by fixed rate mortgages, the Company may also be subject to interest rate risks. To the extent that some of the warehouse loans made by the Company bear interest based upon an intermediate-term index while the Company's borrowings to fund such loans bear interest based upon a short-term index, the Company will be subject to the risk of narrowing interest rate spreads.

   Higher rates of interest may have a negative effect, in particular, on the yield of any Company portfolio of "principal-only" securities and other types of mortgage-backed securities purchased at a discount. If the Company were required to dispose of any "principal-only" securities held in its portfolio in a rising rate environment, a loss could be incurred. Lower long-term rates of interest may negatively affect the yield on any Company portfolio of "interest-only" securities, servicing fees receivable, and other mortgage loan and mortgage-backed securities purchased at a premium. It is also possible that in certain low interest rate environments the Company would not fully recoup any initial investment in such securities or investments.

   Mortgage prepayment rates vary from time to time and may cause changes in the amount of the Company's net interest income. Prepayments on ARMs and mortgage-backed securities backed by ARMs generally increase when mortgage interest rates fall below the then current interest rates on such ARMs. Conversely, prepayments of such mortgage loans generally decrease when mortgage interest rates exceed the then-current interest rate on such mortgage loans. Prepayment experience also may be affected by the geographic location of the property securing the mortgage loans, the credit grade of the mortgage loan, the assumability of the mortgage loans, the ability of the borrower to convert to a fixed-rate loan, conditions in the housing and financial markets and general economic conditions. In addition, prepayments on ARMs are affected by conditions in the fixed-rate mortgage market. If the interest rates on ARMs increase at a rate greater than the interest rates on fixed-rate mortgage loans, prepayments on ARMs will tend to increase. In periods of fluctuating interest rates, interest rates on ARMs may exceed interest rates on fixed-rate mortgage loans, which may tend to cause prepayments on ARMs to increase at a greater rate than anticipated. Prepayment rates also vary by credit grade. Second mortgage loans generally have smaller average principal balances than first mortgage loans and are not viewed by borrowers as permanent financing. Accordingly, second mortgage loans may experience a higher rate of prepayment than first mortgage loans. In addition, any future limitations on the right of borrowers to deduct interest payments on mortgage loans for Federal income tax purposes may result in a higher rate of prepayment on mortgage loans.

   Prepayments of mortgage loans could affect the Company in several adverse ways. A substantial portion of the ARMs acquired by the Company (either directly as mortgage loans or through mortgage-backed securities backed by
ARMs) have been newly originated within six months of purchase and generally bear initial interest rates which are lower than their "fully-indexed" rates (the applicable index plus the margin). In the event that such an ARM is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, the Company will have experienced an adverse effect on its net interest income during the time it held such ARM compared with holding a fully-indexed ARM and will have lost the opportunity to receive interest at the fully-indexed rate over the expected life of the ARM.

   The prepayment of any mortgage loan that had been purchased at a premium by the Company would result in the immediate write-off of any remaining capitalized premium amount and a consequent decrease in the Company's interest income. The Conduit Operations' strategy at the present time is to purchase mortgage loans on a "servicing released" basis (i.e., the Company will acquire both the mortgage loans and the rights to service them). This strategy requires payment of a higher purchase price by the Company for the mortgage loans, and to the extent a premium is paid, the Company is more exposed to the adverse effects of early prepayments of the mortgage loans, as described above.

Company Operations May Be Adversely Affected if the Company Fails to Effectively Hedge Against Interest Rate Changes or if Losses are Incurred in Connection with Hedging Activities

   To mitigate risks associated with its Conduit Operations, the Company, through IFC, enters into transactions designed to hedge interest rate risks, which may include mandatory and optional forward selling of mortgage loans or mortgage-backed securities, interest rate caps, floors and swaps and buying and selling of futures and options on futures. To mitigate risks associated with its Long-Term Investment Operations, the Company's policy is to attempt to match the interest rate sensitivities of its adjustable rate mortgage assets held for investment with the associated liabilities. The Company may purchase interest rate caps, interest rate swaps or similar instruments to attempt to mitigate the cost of its variable rate liabilities increasing at a faster rate than the earnings on its subject assets during a period of rising interest rates. The nature and quantity of the hedging transactions for the Conduit Operations and the Long-Term Investment Operations is determined by the management of the Company based on various factors, including market conditions and the expected volume of mortgage loan purchases, and there have been no limitations placed on management's use of certain instruments in such hedging transactions. No assurance can be given that such hedging transactions will offset the risks of changes in interest rates, and it is possible that there will be periods during which the Company could incur losses after accounting for its hedging activities.

Acquiring and Investing in Mortgage Loans May Entail Substantial Risks

   The Company makes long-term investments in mortgage loans and mortgage-backed securities. The Company does not obtain credit enhancements such as mortgage pool or special hazard insurance for its mortgage loans and investments other than private mortgage insurance and only when specified by its underwriting criteria. Accordingly, during the time it holds mortgage loans for investment, the Company is subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes or floods). In the event of a default on any mortgage loan held by the Company, the Company bears the risk of loss of principal to the extent of any deficiency between the value of the related mortgaged property, plus any payments from an insurer or guarantor, and the amount owing on the mortgage loan. Defaulted mortgage loans will also cease to be eligible collateral for borrowings, and will have to be financed by the Company out of other funds until ultimately liquidated.

   Credit risks associated with non-conforming mortgage loans, especially "B" and "C" grade loans, may be greater than those associated with conforming mortgage loans that comply with FNMA and FHLMC guidelines. Non-conforming mortgage loans generally consist of jumbo mortgage loans (loans with a principal balance in excess of $227,400) or loans that are originated in accordance with underwriting or product guidelines that differ from those applied by FNMA or FHLMC. The principal differences between conforming loans and the non-conforming loans purchased by the Company include the applicable loan-to-value ratios, the credit and income histories of the mortgagors, the documentation required for approval of the mortgagors, the types of properties securing the mortgage loans, loan sizes and the mortgagors' occupancy status with respect to the mortgaged property. As a result of these and other factors, the interest rates charged on non-conforming loans are often higher than those charged for conforming loans. The combination of different underwriting criteria and higher rates of interest may lead to higher delinquency rates and/or credit losses for non-conforming as compared to conforming loans and could have an adverse effect on the Company's operations to the extent that the Company invests in such loans or securities evidencing interests in such loans.

   In addition, with respect to second mortgage loans, the Company's security interest in the property securing such loans is subordinated to the interest of the first mortgage holder. If the value of the property securing the second mortgage loan is not sufficient to repay the borrower's obligation to the first mortgage holder upon foreclosure or if there is no additional value in such property after satisfying the borrower's obligation to the first mortgage loan holder, the borrower's obligation to the Company will likely not be satisfied.

   The yield derived from certain classes of mortgage-backed securities created in connection with securitizations by IFC and subsequently retained by the Company, including, but not limited to, "interest-only," "principal-only" and subordinated securities, is particularly sensitive to interest rate, prepayment and credit risks. The Company's investment portfolio includes each of these classes of securities. See "--Net Interest Income May be Adversely Affected by Interest Rate Fluctuations; Prepayment's of Mortgage Loans May Adversely Affect Net Income." Because subordinated securities, in general, bear all credit losses prior to the related senior securities, the amount of credit risk associated with any investment in such subordinated securities is significantly greater than that associated with a comparable investment in the related senior securities and, on a percentage basis, the risk is greater than holding the underlying mortgage loans directly. See "--Value of Interest-Only, Principal-Only, Residual Interest and Subordinated Securities Subject to Fluctuation."

   The Company also bears risk of loss on any mortgage-backed securities it purchases in the secondary mortgage market. To the extent third parties have been contracted to insure against these types of losses, the Company would be dependent in part upon the creditworthiness and claims paying ability of the insurer and the timeliness of reimbursement in the event of a default on the underlying obligations. Further, the insurance coverage for various types of losses is limited, and losses in excess of the limitation would be borne by the Company.

   As a warehouse lender, the Company is a secured creditor of mortgage bankers and is subject to the risks associated with such businesses, including the risks of fraud, borrower default and bankruptcy, any of which could result in credit losses for the Company. Any claim of the Company as a secured lender in a bankruptcy proceeding may be subject to adjustment and delay.

   In connection with its Conduit Operations, IFC has engaged in securitizations and bulk whole loan sales. In connection with the issuance of mortgage-backed securities by IFC, such securities have been non-recourse to IFC, except in the case of a breach of the standard representations and warranties made by IFC when mortgage loans are securitized. While IFC has recourse to the sellers of mortgage loans for any such breaches, there can be no assurance of the sellers' abilities to honor their respective obligations. IFC has engaged in bulk whole loan sales pursuant to agreements that provide for recourse by the purchaser against IFC (and, in certain cases, IMH as guarantor) in the event of a breach of representation or warranty made by IFC, any fraud or misrepresentation during the mortgage loan origination process or upon early default on such mortgage loans. IFC has generally limited the remedies of such purchasers to the remedies IFC receives from the persons from whom IFC purchased such mortgage loans. However, in some cases, the remedies available to a purchaser of mortgage loans from IFC are broader than those available to IFC against its seller, and should a purchaser exercise its rights against IFC, IFC may not always be able to enforce whatever remedies IFC may have against its sellers. IFC may from time to time make provisions for loan losses related to estimated losses from the breach of a standard representation and warranty.

Dependence on Securitizations May Create Liquidity Risks

   The Company securitizes a substantial portion of the mortgage loans it purchases. IFC relies significantly upon securitizations to generate cash proceeds for repayment of its warehouse line and to create credit availability. Further, gains on sales from IFC's securitizations represent a significant portion of IFC's earnings. Several factors affect the Company's ability to complete securitizations of its mortgage loans, including conditions in the securities markets generally, conditions in the asset-backed securities market specifically, the credit quality of the mortgage loans purchased by the Conduit Operations and the Company's ability to obtain credit enhancement. If IFC were unable to securitize profitably a sufficient number of its mortgage loans in a particular financial reporting period, then IFC's revenues for such period would decline, which could result in lower income or a loss for such period. In addition, unanticipated delays in closing a securitization could also increase IFC's interest rate risk by increasing the warehousing period for its mortgage loans.

   IFC endeavors to effect quarterly public securitizations of its loan pools. However, market and other considerations, including the volume of IFC's mortgage acquisitions and the conformity of such loan pools to the requirements of insurance companies and rating agencies, may affect the timing of such transactions. Any delay in the sale of a loan pool beyond the end of a fiscal quarter would postpone the recognition of gain related to such loans and would likely result in lower income or a loss for such quarter being reported by IFC.

   In order to gain access to the securitization market, the Company has relied, and in the future may rely, on credit enhancements provided by insurance companies to guarantee senior interests in the related trusts to enable them to obtain "AAA/Aaa" ratings for such interests. Any unwillingness of insurance companies to guarantee the senior interests in the Company's loan pools could have a material adverse effect on the Company's results of operations and financial condition.

   The Company also relies on securitizations in the form of CMO borrowings to finance a substantial portion of the loans held by the Long-Term Investment Operations. Any reduction in the Company's ability to complete additional securitizations would require the Company to utilize other sources of financing which may be on less favorable terms.

Value of Interest-Only, Principal-Only, Residual Interest and Subordinated Securities Subject to Fluctuation

   The Company's assets include "interest-only," "principal-only," residual interest and subordinated securities, valued by the Company in accordance with SFAS No. 115, "Accounting for Certain Debt and Equity Securities," if purchased by the Company in the secondary market or in accordance with SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," if created in connection with the securitization of mortgages held for sale by IFC. IMH records its retained interest in IFC securitizations (including "interest-only," "principal-only" and subordinated securities) as investments classified as trading securities and records its purchased residual interests and subordinated securities as available for sale securities. Realization of these "interest-only," "principal-only," residual interest and subordinated securities in cash is subject to the timing and ultimate realization of cash flows associated therewith, which is in turn effected by the prepayment and loss characteristics of the underlying loans. Because subordinated securities, in general, bear all credit losses prior to the related senior securities, the amount of credit risk associated with any investment in such subordinated securities is significantly greater than that associated with a comparable investment in the related senior securities and, on a percentage basis, the risk associated with holding subordinated securities is greater than holding the underlying mortgage loans directly due to the concentration of losses in such subordinated securities and because subordinated securities receive payments of principal and interest after such payments on related senior securities and the underlying mortgages. The Company estimates future cash flows from these "interest-only," "principal-only," residual interest and subordinated securities and values such securities utilizing assumptions that it believes to be consistent with those that would be utilized by an unaffiliated third party purchaser. If actual experience differs from the assumptions used in the determination of the asset value, future cash flows and earnings could be negatively impacted, and the Company could be required to reduce the value of its "interest-only," "principal-only," residual interest and subordinated securities in accordance with SFAS No. 115 and SFAS 125. The value of such securities can fluctuate widely and may be extremely sensitive to changes in discount rates, projected mortgage loan prepayments and loss assumptions. The Company believes that its aggregate delinquency and loan loss experience will increase as its mortgage portfolio matures. To the Company's knowledge, the market for the sale of the "interest-only," "principal-only," residual interest and subordinated securities is limited. No assurance can be given that "interest-only," "principal-only," residual interest and subordinated securities could be sold at their reported value, if at all.

   The risks of investing in mortgage-backed securities include risks that the existing credit support will prove to be inadequate, either because of unanticipated levels of losses or, if such credit support is provided by a third party, because of difficulties experienced by such credit support provider. Delays or difficulties encountered in servicing mortgage-backed securities may cause greater losses and, therefore, greater resort to credit support than was originally anticipated, and may cause a rating agency to downgrade a security.

   The Company also bears risk of loss on any mortgage-backed securities it purchases in the secondary market. To the extent third parties have contracted to insure against these types of losses, the Company would be dependent in part upon the creditworthiness and claims paying ability of the insurer and the timeliness of reimbursement in the event of a default on the underlying obligations. Further, the insurance coverage for various types of losses is limited, and losses in excess of the limitation would be borne by the Company.

Mortgage Servicing Rights Subject to Volatility

   When IFC purchases loans that include the associated servicing rights or originates loans, the allocated cost of the servicing rights will be reflected on its financial statements as Mortgage Servicing Rights ("MSRs"). MSRs are amortized in proportion to, and over the period of, expected future net servicing income.

   SFAS No. 125 requires that a portion of the cost of acquiring a mortgage loan be allocated to the mortgage loan servicing rights based on its fair value relative to the components of the loan. To determine the fair value of the servicing rights created, IFC uses a valuation model that calculates the present value of future net servicing revenues to determine the fair value of the servicing rights. In using this valuation method, IFC incorporates assumptions that it believes market participants would use in estimating future net servicing income which include estimates of the cost of servicing, an inflation rate, ancillary income per loan, a prepayment rate, a default rate and a discount rate commensurate with the risks involved.

   MSRs are subject to some degree of volatility in the event of unanticipated prepayments or defaults. Prepayments in excess of those anticipated at the time MSRs are recorded could result in a decline in the fair value of the MSRs below their carrying value requiring a provision to increase the MSRs' valuation allowance. The rate of prepayment of loans is affected by a variety of economic and other factors, including prevailing interest rates and the availability of alternative financing. The effect of those factors on loan prepayment rates may vary depending on the particular type of loan. Estimates of prepayment rates are made based on management's expectations of future prepayment rates, which are based, in part, on the historical rate of prepayment of IFC's loans, and other considerations. There can be no assurance of the accuracy of the Company's prepayment estimates. If actual prepayments with respect to loans serviced occur more quickly than were projected at the time such loans were sold, the carrying value of the MSRs may have to be reduced through a provision recorded to increase the MSRs' valuation allowance in the period the fair value declined below the MSRs' carrying value. If actual prepayments with respect to loans occur more slowly than estimated, the carrying value of MSRs would not increase except for the impact of a reduction in the valuation allowance.

Borrowings and Substantial Leverage Have the Potential For Net Interest and Operating Losses; Liquidity

   The Company has employed a financing strategy to increase the size of its investment portfolio by borrowing a substantial portion (up to approximately 98%, depending on the nature of the underlying asset) of the market value of substantially all of its investments in mortgage loans and mortgage-backed securities. The Company initially intended to maintain a ratio of equity capital (book value of stockholders' equity) to total assets of approximately 15%. This target ratio was developed on the assumption that the Company would utilize the sale of pass-through mortgage-backed securities as its primary securitization technique, as compared to financing the loans in the Company's long-term investment portfolio through CMOs. Subsequently, the

Company has elected to utilize CMO borrowings to a substantial degree because CMOs are more consistent with IMH's maintenance of its REIT tax status. CMOs receive financing treatment as opposed to sale treatment. Financing treatment allows the Company to recognize spread income over time as qualifying interest income under the REIT gross income tests, as compared to gains at IFC from the issuance of pass-through securities, which receives sale treatment and is fully taxable. The value of the assets collateralizing CMO borrowings are reflected on the Company's balance sheet, while the value of the assets backing pass-through securities are not reflected on the balance sheet. Consequently, CMO borrowings tend to increase the assets of the Company and to reduce the Company's ratio of equity capital to total assets, as compared to the sale of pass-through securities. It is currently expected that the continued use of CMOs will likely result in a ratio of equity capital to total assets generally between 8% to 13%, although such ratio may vary substantially depending upon, among other things, the timing of IFC's securitizations and the Company's offerings of equity capital.

   The use of CMOs as financing vehicles tends to increase the Company's leverage as mortgage loans held for CMO collateral are retained for investment rather than sold in a secondary market transaction. Retaining mortgage loans as CMO collateral exposes the Company to greater potential credit losses than from the use of securitization techniques that are treated as sales. The creation of a CMO involves an equity investment by the Company to fund collateral in excess of the amount of the securities issued. Should the Company experience credit losses greater than expected, the value of the Company's equity investment in its CMOs would decrease and the Company's financial condition and results of operations would be materially adversely affected.

   A majority of other Company borrowings are collateralized, primarily in the form of reverse repurchase agreements, which are based on the market value of the Company's assets pledged to secure the specific borrowings. The cost of borrowings under a reverse repurchase agreement corresponds to the referenced interest rate (e.g., the CMT Index or LIBOR) plus or minus a margin. The margin over or under the referenced interest rate varies depending upon the lender, the nature and liquidity of the underlying collateral, the movement of interest rates, the availability of financing in the market and other factors. If the returns on the assets and mortgage-backed securities financed with borrowed funds fail to cover the cost of the borrowings, the Company will experience net interest losses and may experience net losses.

   The ability of the Company to achieve its investment objectives depends not only on its ability to borrow money in sufficient amounts and on favorable terms but also on the Company's ability to renew or replace on a continuous basis its maturing short-term borrowings. The Company's business strategy relies on short-term borrowings to fund long-term mortgage loans and investment securities available for sale. In the event the Company is not able to renew or replace maturing borrowings, the Company could be required to sell, under adverse market conditions, all or a portion of its mortgage loans and investment securities available for sale, and could incur losses as a result. In addition, in such event the Company may be required to terminate hedge positions, which could result in further losses to the Company. Such events could have a materially adverse effect on the Company.

   Certain of the Company's mortgage loans may be cross-collateralized to secure multiple borrowing obligations of the Company to a single lender. A decline in the market value of such assets could limit the Company's ability to borrow or result in lenders initiating margin calls (i.e., requiring a pledge of cash or additional mortgage loans to reestablish the ratio of the amount of the borrowing to the value of the collateral). The Company could be required to sell mortgage loans under adverse market conditions in order to maintain liquidity. If these sales were made at prices lower than the carrying value of its mortgage loans, the Company would experience losses. A default by the Company under its collateralized borrowings could also result in a liquidation of the collateral, including any cross-collateralized assets, and a resulting loss of the difference between the value of the collateral and the amount borrowed. Additionally, in the event of a bankruptcy of the Company, certain reverse repurchase agreements may qualify for special treatment under the Bankruptcy Code, the effect of which is, among other things, to allow the creditors under such agreements to avoid the automatic stay provisions of the Bankruptcy Code and to liquidate the collateral under such agreements without delay.

Conversely, in the event of a bankruptcy of a party with whom the Company had a reverse repurchase agreement, the Company might experience difficulty repurchasing the collateral under such agreement if it were to be repudiated and the Company's claim against the bankrupt lender for damages resulting therefrom were to be treated simply as one of an unsecured creditor. Should this occur, the Company's claims would be subject to significant delay and, if and when received, may be substantially less than the damages actually suffered by the Company. Although the Company has entered into reverse repurchase agreements with several different parties and has developed procedures to reduce its exposure to such risks, no assurance can be given that the Company will be able to avoid such third party risks.

   The REIT provisions of the Code require IMH to distribute to its stockholders substantially all of its taxable income. As a result, such provisions restrict the Company's ability to retain earnings and replenish the capital committed to its business activities.

   The Company's liquidity is also affected by its ability to access the debt and equity capital markets. To the extent that the Company is unable to regularly access such markets, the Company could be forced to sell assets at unfavorable prices or discontinue various business activities in order to meet its liquidity needs. As a result, any such inability to access the capital markets could have a negative impact on the Company's earnings.

   Substantially all of the assets of the Conduit Operations have been pledged to secure the repayment of mortgage-backed securities issued in the securitization process, reverse repurchase agreements or other borrowings. In addition, substantially all of the mortgage loans that the Company has acquired and will in the future acquire have been or will be pledged to secure borrowings pending their securitization or sale or as a part of their long-term financing. The cash flows received by the Company from its investments that have not yet been distributed, pledged or used to acquire mortgage loans or other investments may be the only unpledged assets available to unsecured creditors and stockholders in the event of liquidation of the Company.

Reduction in Demand for Residential Mortgage Loans and the Company's Non-Conforming Loan Products May Adversely Affect the Company's Operations

   The availability of mortgage loans meeting the Company's criteria is dependent upon, among other things, the size and level of activity in the residential real estate lending market and, in particular, the demand for non-conforming mortgage loans. The size and level of activity in the residential real estate lending market depend on various factors, including the level of interest rates, regional and national economic conditions and inflation and deflation in residential property values, as well as the general regulatory and tax environment as it relates to mortgage lending. To the extent the Company is unable to obtain sufficient mortgage loans meeting its criteria, the Company's business will be adversely affected.

   FNMA and FHLMC are not currently permitted to purchase mortgage loans with original principal balances above $227,400. If this dollar limitation is increased without a commensurate increase in home prices, the Company's ability to maintain or increase its current acquisition levels could be adversely affected as the size of the non-conforming mortgage loan market may be reduced, and FNMA and FHLMC may be in a position to purchase a greater percentage of the mortgage loans in the secondary market than they currently acquire.

   In general, lower interest rates prompt greater demand for mortgage loans, because more individuals can afford to purchase residential properties, and refinancing and second mortgage loan transactions increase. However, if low interest rates are accompanied by a weak economy and high unemployment, demand for housing and residential mortgage loans may decline. Conversely, higher interest rates and lower levels of housing finance and refinance activity may decrease mortgage loan purchase volume levels, resulting in decreased economies of scale and higher costs per unit, reduced fee income, smaller gains on the sale of non-conforming mortgage loans and lower net income.

   Although the Company seeks geographic diversification of the properties underlying the Company's mortgage loans and mortgage-backed securities, it does not set specific limitations on the aggregate percentage of its portfolio composed of such properties located in any one area (whether by state, zip code or other geographic measure). Concentration in any one area will increase exposure of the Company's portfolio to the economic and natural hazard risks associated with such area. In addition, management estimates that a majority of the loans included in securitizations in which IMH holds subordinated interests are secured by properties in California. Certain parts of California have experienced an economic downturn in past years, particularly in areas of high defense industry concentration, and have suffered the effects of certain natural hazards such as earthquakes, fires and floods, as well as riots.

Delinquency Ratios and Company Performance May Be Affected by Contracted Sub-servicing

   IFC currently contracts for the sub-servicing of all loans it purchases and holds for sale or investment with third-party sub-servicers. This arrangement allows the Conduit Operations to increase the volume of loans it originates and purchases without incurring the expenses associated with servicing operations. As with any external service provider, IFC is subject to risks associated with inadequate or untimely services. Many of IFC's borrowers require notices and reminders to keep their loans current and to prevent delinquencies and foreclosures. A substantial increase in the IFC's delinquency rate or foreclosure rate could adversely affect its ability to access profitably the capital markets for its financing needs, including future securitizations. IFC regularly reviews the delinquencies of its servicing portfolio. Although the Conduit Operations periodically reviews the costs associated with establishing operations to service the loans it purchases, it has no plans to establish and perform servicing operations at this time.

   Each of IFC's sub-servicing agreements with its third-party sub-servicers provides that if IFC terminates the agreement without cause (as defined in the agreement), IFC will be required to pay the third-party sub-servicer a fee. Further, one such agreement provides that IFC shall pay the third-party sub-servicer a transfer fee per loan for any mortgage loan which IFC transfers to another sub-servicer without terminating the agreement. Depending upon the size of IFC's loan portfolio sub-serviced at any point in time, the termination penalty that IFC would be obligated to pay upon termination without cause, may be substantial.

   IFC also subcontracts with sub-servicers to service the loans in each of the Company's public securitizations. With respect to such loans, the related pooling and servicing agreements permit IFC to be terminated as servicer under specific conditions described in such agreements, which generally include the failure to make payments, including advances, within specific time periods. Such termination would generally be at the option of the trustee and/or the financial guaranty insurer for such securitization, if applicable, but not at the option of the Company. If, as a result of a sub-servicer's failure to perform adequately, IFC were terminated as servicer of a securitization, the value of any servicing rights held by IFC would be adversely impacted. In addition, poor performance by a sub-servicer with respect to any such securitization may result in greater than expected delinquencies and losses on the related loans, which would adversely impact the value of any "interest-only," "principal-only" and subordinated securities held by the Company in connection with such securitization, which are more sensitive to credit risk. See "--Value of Interest-Only, Principal-Only, Residual Interest and Subordinated Securities Subject to Fluctuation."

Limited History of Operations of Limited Relevance in Predicting Future Performance

   The Company commenced operations on November 20, 1995. Prior to the date of the Contribution Transaction, IFC was a division or subsidiary of ICII, and IWLG was a division of Southern Pacific Bank (formerly Southern Pacific Thrift and Loan Association) ("SPB"), a subsidiary of ICII. Although the Company has experienced substantial growth in mortgage loan originations and total revenues, there can be no assurance that the Company will be profitable in the future or that these rates of growth will be sustainable or indicative of future results. Prior to the Company's initial public offering in November 1995 (the "Initial Public Offering"), each of IFC and IWLG benefited from the financial, administrative and other resources of ICII and SPB, respectively.

   In light of this growth, the historical financial performance of the Company may be of limited relevance in predicting future performance. Since the Company commenced operations in November 1995, its growth in purchasing loans has been significant. Also, the loans purchased by the Company and included in the Company's securitizations have been outstanding for a relatively short period of time. Consequently, the delinquency and loss experience of the Company's loans to date may not be indicative of future results. It is unlikely that the Company will be able to maintain delinquency and loan loss ratios at their present levels as the portfolio becomes more seasoned.

Competition for Mortgage Loans May Adversely Affect the Company's Operations

   In purchasing non-conforming mortgage loans and issuing securities backed by such loans, the Company competes with established mortgage conduit programs, investment banking firms, savings and loan associations, banks, thrift and loan associations, finance companies, mortgage bankers, insurance companies, other lenders and other entities purchasing mortgage assets. Continued consolidation in the mortgage banking industry may also reduce the number of current sellers to the Conduit Operations, thus reducing the Company's potential customer base, resulting in the Company purchasing a larger percentage of mortgage loans from a smaller number of sellers. Such changes could negatively impact the Conduit Operations. Mortgage-backed securities issued through the Conduit Operations face competition from other investment opportunities available to prospective investors. See "--Reduction in Demand for Residential Mortgage Loans and the Company's Non-Conforming Loan Products May Adversely Affect the Company's Operations."

   The Company's operations may be affected by the activities of ICII and its affiliates. As an end-investor in non-conforming mortgage loans, SPB may compete with the Company. Also, Southern Pacific Funding Corporation ("SPFC") is an affiliate of ICII whose business is primarily to act as a wholesale originator and a bulk purchaser of non-conforming mortgage loans. ICII or any of its affiliates may compete with the Company's Long-Term Investment Operations, the Conduit Operations and the Warehouse Lending Operations. While the Company believes such activities will not have a material adverse effect on the Company's operations, there can be no assurance of this. See "-- Relationship with ICII and its Affiliates; Conflicts of Interest."

No Assurance of Continued Expansion

   The Company's total revenues and net income (before non-recurring charges in 1997) have grown significantly since the Company's inception, primarily due to increased mortgage purchasing, sales and investing activities. The Company intends to continue to pursue a growth strategy for the foreseeable future, and its future operating results will depend largely upon its ability to expand its Long-Term Investment Operations, its Conduit Operations and its Warehouse Lending Operations. Each of these plans requires additional personnel and assets and there can be no assurance that the Company will be able to successfully expand and operate its expanded operations profitably. There can be no assurance that the Company will anticipate and respond effectively to all of the changing demands that its expanding operations will have on the Company's management, information and operating systems, and the failure to adapt its systems could have a material adverse effect on the Company's results of operations and financial condition. There can be no assurance that the Company will successfully achieve its continued expansion or, if achieved, that the expansion will result in profitable operations.

Conflicts of Interest with Affiliated Entities

 Benefit to Insiders; Interlocking Relationships; Other Considerations

   The Company is subject to conflicts of interest arising from its relationships with ICH, RAI Advisors, LLC ("RAI") and their officers, directors and affiliates. First, IMH owns a substantial number of shares of ICH's common stock. Second, RAI renders management services to ICH and will be paid certain incentive compensation for each quarter, resulting in a direct benefit to its owners, who are officers or directors of ICH and IMH. Third, IFC has entered into a submanagement agreement with RAI pursuant to which ICH will pay IFC (through
RAI) for all costs and services under such contract, plus a 15% service charge. Fourth, many of the officers and directors of the Company are officers, directors and owners of ICH, RAI and Impac Commercial Capital Corporation (formerly Imperial Commercial Capital Corporation) ("ICCC").

   RAI oversees the day-to-day operations of ICH, pursuant to a management agreement (the "RAI Management Agreement") entered into in August 1997. RAI is owned one-third by Joseph R. Tomkinson, IMH's and ICH's Chairman of the Board and Chief Executive Officer; one-third by William S. Ashmore, IMH's and ICH's President and Chief Operating Officer; and one-third by Richard J. Johnson, IMH's and ICH's Executive Vice President, Chief Financial Officer, Treasurer and Secretary. Pursuant to the RAI Management Agreement, ICH pays incentive compensation to RAI on a quarterly basis, resulting in a direct benefit to its owners.

   The Company is subject to conflicts of interest arising from its relationship with RAI, and with RAI's affiliates. RAI has interests that may conflict with those of the Company in fulfilling certain of its duties. Specifically, all of the persons who are officers of RAI are also officers or directors of IMH and ICH. In order to utilize the IMH infrastructure, RAI has entered into a submanagement agreement with IMH and IFC to provide substantially all of the administrative services required by ICH. IMH owns all of the outstanding shares of non-voting preferred stock of IFC, representing 99% of the economic interest in IFC, and Messrs. Tomkinson, Johnson and Ashmore own all of the outstanding shares of common stock of IFC, representing 1% of the economic interest. Each of Messrs. Tomkinson, Ashmore and Johnson and Ms. Glass-Schannault has modified his or her employment agreement with IFC to allow him or her to become an officer of RAI (and of ICH and ICCC). However, such officers are expected to devote the majority of their time and effort towards the management and operations of IMH and IFC. RAI has agreed to cause each of its officers to devote as much of his or her time to the operations of ICH as is necessary. ICH will reimburse RAI, who will reimburse IFC, on a dollar for dollar basis, for the actual cost of providing the services of its officers to ICH based upon the compensation payable to them by IFC, plus a 15% service charge. ICH will reimburse RAI for expenses incurred by RAI, plus a service charge of 15% on all expenses owed by RAI to IFC for costs and services under the submanagement agreement with IFC and RAI will pay all such third parties on a dollar for dollar basis for the aforementioned amounts received by it from the ICH; no such 15% service charge will be paid to third party service providers other than IFC. For the first three years of the RAI Management Agreement, there is a minimum amount of $500,000 (including the 15% service charge) payable by ICH in connection with services provided and expenses incurred by RAI and payable by RAI to IFC. After the third year, ICH will only be responsible for reimbursing expenses and services provided, plus the 15% service charge for amounts due to IFC. RAI's officers are expected to devote the majority of their time and effort towards the management and operations of IMH and IFC. Should the operations of ICH and ICCC and those of the Company require immediate attention or action by RAI or any of its officers, there can be no assurance that the officers of RAI will be able to properly allocate sufficient time to the operations of the Company. The failure or inability of the Company's officers and directors to provide the services required of them under their respective employment agreements or any other agreements or arrangements with the Company could have a material adverse effect on the Company's business and results of operations.

   Many of the affiliates of IMH, RAI and IFC have interlocking executive positions and share common ownership. Joseph R. Tomkinson, IMH's Chairman of the Board and Chief Executive Officer and IFC's Chief Executive Officer and a Director, is the Chief Executive Officer and Chairman of the Board of ICH, a one-third owner of RAI, an owner of one-third of the common stock of IFC, and an owner of 25% of the common stock of ICCC. William S. Ashmore, IMH's President, Chief Operating Officer and a Director and IFC's President and a Director, is the President and Chief Operating Officer of ICH, a one-third owner of RAI, an owner of one-third of the common stock of IFC, and an owner of 25% of the common stock of ICCC. Richard J. Johnson, IMH's Executive Vice President, Chief Financial Officer, Treasurer and Secretary, and Senior Vice President and a Director of IFC, is an Executive Vice President, Chief Financial Officer, Treasurer and

Secretary of ICH, a one-third owner of RAI, an owner of one-third of the common stock of IFC, and a 25% owner of the common stock of ICCC. Mary C. Glass-Schannault, IMH's and IFC's Senior Vice President, is a Senior Vice President of ICH. Each of James Walsh, Frank P. Filipps and Stephan R. Peers, Directors of IMH, are Directors of ICH. In addition, as owners of all of the outstanding shares of voting stock of IFC, Messrs. Tomkinson, Ashmore, and Johnson, have the right to elect all directors of IFC and the ability to control the outcome of all matters for which the consent of the holders of the common stock of IFC is required. Ownership of 100% of the common stock of IFC entitles the owners thereof to an aggregate of 1% of the economic interest in IFC.

 Effect of Right of First Refusal Agreement

   It is anticipated that RAI will act as the Manager for other REITs, some of which may have been or will be affiliated with the Company, ICH, or their respective conduit operations (an "Affiliated REIT"). In such an event, any Affiliated REIT utilizing RAI as its Manager may be in competition with the Company. In August 1997, RAI, ICH, ICCC, IMH and IFC entered into a ten-year right of first refusal agreement (the "Right of First Refusal Agreement"). It is expected that any Affiliated REIT utilizing RAI as its Manager will become a party to the Right of First Refusal Agreement, but such event is outside the control of the Company and there can be no assurance that any or all Affiliated REITs will actually become parties to the Right of First Refusal Agreement. Pursuant to this Agreement, RAI has agreed that any mortgage loan or mortgage-backed security investment opportunity (an "Investment Opportunity") which is offered to it on behalf of either the Company, ICH or any Affiliated REIT will first be offered to that entity (the "Principal Party") whose initial primary business as described in its initial public offering documentation (the "Initial Primary Business") most clearly aligns with such Investment Opportunity. In addition, both IMH and IFC on the one hand and ICH and ICCC on the other have agreed that any Investment Opportunity offered to either of them which falls outside the scope of its Initial Primary Business shall be offered to the Principal Party. Should the Principal Party decline to take advantage of an Investment Opportunity offered to RAI, RAI will make an independent evaluation of which REIT's business is more greatly enhanced by such Investment Opportunity. Should all of said REITs decline such Investment Opportunity, RAI may offer the investment opportunity to any third party. Should the Principal Party decline to take advantage of an Investment Opportunity offered to a REIT which is a party to the Right of First Refusal Agreement, said REIT shall then be free to pursue the Investment Opportunity. In such an event there can be no assurance that the Company will be able to take advantage of any such Investment Opportunity or that any competitive activity of ICH, or any Affiliated REIT will not adversely affect the Company's operations. In addition, the Company may become further prejudiced by the Right of First Refusal Agreement to the extent that the Company desires to pursue or pursues a business outside its Initial Primary Business.

 Effect of Termination Agreement

   In December 1997, IMH and IFC entered into a termination agreement with Imperial Credit Advisors, Inc. ("ICAI") and ICII and Joseph R. Tomkinson, William S. Ashmore and Richard J. Johnson (the "Termination Agreement"), pursuant to which ICAI discontinued providing management services to the Company under a management agreement entered into in November 1995, and as amended and restated in January 1997 (the "Management Agreement"), in return for a $44.0 million termination payment consisting of $35.0 million or 2,009,310 shares of Common Stock of IMH and other assets comprising the balance. The $44.0 million termination payment was treated as a non-recurring, non-cash expense and resulted in a charge of $44.4 million to the earnings for the three months ended December 31, 1997. The Company is currently negotiating with the principals of RAI to provide the management services. See "--Benefit to Insiders; Interlocking Relationships; Other Considerations" for a description of affiliations between the Company and RAI. In either case, the arrangement pursuant to which management services will be provided to the Company will be on terms no less favorable to the Company on a pro rata basis than the terms of the agreement with ICAI. The inability of the Company to contract with the principals of RAI would have a material adverse effect on the Company's operations. Furthermore, if RAI or its principals are contracted with to provide management services to the Company, there may be conflicts of interest as described in "--Conflicts of Interest with Affiliated Entities."

Risks of Investment in ICH

   As of March 31, 1998, IMH owned 719,789 shares of ICH Common Stock and 674,211 shares of ICH non-voting Class A Common Stock which are convertible into an equivalent number of shares of ICH Common Stock. IMH's investment in ICH is recorded on the Company's financial statements in "Investment in Impac Commercial Holdings, Inc." Of the net income or loss of ICH, 17.4% is recognized on a pre-tax basis in the Company's financial statements. Any such recognized net loss may adversely affect the Company's ability to conduct future activities under borrowing facilities. As an originator of mortgage loans, each of ICH and/or ICCC is or may be subject to many of the same risks applicable to IMH and IFC. In addition, as an originator of commercial mortgages, each of ICH and/or ICCC is or may be specifically subject to additional risks relating to the following:

 Limited History of Operations of Limited Relevance in Predicting Future Performance

   Since each of ICH and ICCC recently commenced operations in 1997, their historical performance may be of limited relevance in predicting future performance. In addition, the commercial mortgages purchased to date by ICH have been outstanding for a relatively short period of time. Consequently, the delinquency and loss experience of ICH's commercial mortgages to date may not be indicative of future results. It is unlikely that ICH will be able to maintain delinquency and loan loss ratios at their present levels as the portfolio grows and becomes more seasoned. ICH intends to pursue a growth strategy for the foreseeable future, and its future operating results will depend largely upon its ability to expand its operations. These plans require additional personnel and assets and there can be no assurance that ICH will be able to successfully expand and operate its expanded operations profitably.

 Competition in the Commercial Mortgage Industry May Adversely Affect ICH's Operations

   Other multifamily residences, self-storage facilities, retail shopping facilities, office buildings and combination warehouse/industrial facilities located in the areas of the mortgaged properties securing ICH's commercial mortgages will compete with the mortgaged properties of such types to attract residents, retail correspondents, tenants and customers. Increased competition could adversely affect income from, and the market value, of the mortgaged properties. In addition, the business conducted at each mortgaged property may face competition from other industries and industry segments.

 Originating and Investing in Commercial Mortgages May Entail Substantial Risks

   ICH makes long-term investments in commercial mortgages. Accordingly, during the time it holds commercial mortgages for investment, ICH is subject to risks of borrower defaults, bankruptcies and losses that are not covered by insurance (such as those occurring from earthquakes or floods). Commercial mortgage lending is generally viewed as exposing the lender to a greater risk of loss than residential mortgage lending in part, because it typically involves larger loans to single borrowers or groups of related borrowers than residential mortgage loans. Further, the repayment of commercial mortgages secured by income-producing properties is typically dependent upon the tenants ability to meet its obligations under the lease relating to such property, which in turn depends upon profitable operation of the related property. Furthermore, the value of commercial mortgages may be adversely affected due to characteristics of underlying commercial properties and facilities.

 Balloon Payment at Maturity and Extension Maturity Increases Lender Risks

   It is expected that a substantial percentage of ICH's commercial mortgages will have a balloon payment due for each such commercial mortgage at its respective maturity date. Commercial mortgages with balloon payments involve a greater risk to a lender than self-amortizing loans, because the ability of a borrower to pay such amount will normally depend on its ability to fully refinance the commercial mortgage or sell the related property at a price sufficient to permit the borrower to make the balloon payments. The ability of a borrower to effect a refinancing or sale will be affected by a number of factors, including, without limitation, the value of the related property, the level of available mortgage interest rates at the time of refinancing, the related borrower's equity in the property, the financial condition and operating history of the borrower and the related property, the strength of the commercial and multifamily real estate markets, tax laws, and prevailing general economic conditions.

 Environmental Risks May Adversely Affect Value of Underlying Commercial
 Mortgages

   Contamination of real property may give rise to a lien on that property to assure payment of the cost of clean-up or, in certain circumstances, may result in liability to the lender for that cost. Such contamination may also reduce the value of the property. Environmental clean-up costs may be substantial. It is possible that such costs could become a liability of ICH reducing the return to holders of its Common Stock if such remedial costs were incurred.

Relationship with ICII and its Affiliates; Conflicts of Interest

   The Company is subject to conflicts of interest arising from its relationship with ICAI, and ICAI's affiliates. In December 1997, IMH and IFC entered into a services agreement (the "Services Agreement") with ICAI pursuant to which ICAI agreed to provide certain human resource, data and phone communications services for IMH and IFC. ICAI, through its affiliation with ICII, has interests that may conflict with those of the Company in fulfilling certain of its duties. In addition, certain of the officers and Directors of ICII or its affiliates are also officers and Directors of the Company, including H. Wayne Snavely and Joseph R. Tomkinson, a Director and Chief Executive Officer of IMH, respectively. The Company also relies upon ICAI to provide the services under the Services Agreement. All other operations of the Company are conducted through IFC and IWLG. No assurance can be given that the Company's relationships with ICAI and its affiliates will continue indefinitely. The failure or inability of ICAI to provide the services required of it under the Services Agreement or any other agreements or arrangements with the Company would have a material adverse effect on the Company's business.

   It is the intention of the Company and ICII that any agreements and transactions, taken as a whole, between the Company, on the one hand, and ICII or its affiliates, on the other hand, are fair to both parties. To minimize or avoid potential conflicts of interests, all three Unaffiliated Directors must independently and by majority vote approve all such agreements and transactions. However, there can be no assurance that each of such agreements or transactions will be on terms at least as favorable to the Company as could have been obtained from unaffiliated third parties.

Consequences of Failure to Maintain REIT Status May Include IMH Being Subject to Tax as a Regular Corporation

   Commencing with its taxable year ended December 31, 1995, IMH has operated and intends to continue to operate so as to qualify as a REIT under the Code. Although IMH believes that it has operated and will continue to operate in such a manner, no assurance can be given that IMH was organized or has operated, or will be able to continue to operate, in a manner which will allow it to qualify as a REIT. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and others on a quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within IMH's control. For example, in order to qualify as a REIT, at least 95% of IMH's gross income (including the gross income of IWLG and IMH Assets) in any year must be derived from qualifying sources, and IMH must pay distributions to stockholders aggregating annually at least 95% of its (including IWLG's and IMH Assets') taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains). No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. IMH has received an opinion from Latham & Watkins, tax counsel to IMH, as of September 8, 1997, to the effect that, commencing with IMH's taxable year ended December 31, 1995, IMH has been organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation has enabled and will enable it to meet the requirements for qualification and taxation as a REIT under the Code. See "Federal Income Tax Considerations--Taxation of IMH" and "Legal Matters." Such legal opinion is based on various assumptions and factual representations by IMH regarding IMH's ability to meet the various requirements for qualification as a REIT, and no assurance can be given that actual operating results will meet these requirements. Such legal opinion is not binding on the Internal Revenue Service (the "Service") or any court.

   Among the requirements for REIT qualification is that the value of any one issuer's securities held by a REIT may not exceed the value of 5% of the REIT's total assets on certain testing dates. See "Federal Income Tax Considerations-- Taxation of IMH--Requirements for Qualification." IMH believes that the aggregate value of the securities of IFC held by IMH have been and will continue to be less than 5% of the value of IMH's total assets. In rendering its opinion as to the qualification of IMH as a REIT, Latham & Watkins is relying on the representation of IMH regarding the value of its securities in IFC.

   IMH owns 100% of the nonvoting preferred stock of IFC, which represents approximately 99% of the economic value of all classes of stock of IFC. IMH does not and will not own any of the voting securities of IFC, and therefore IMH will not be considered to own more than 10% of the voting securities of IFC (which would be prohibited by the REIT asset tests currently set forth in the Code). President Clinton's 1999 federal budget proposal contains a provision which would amend the REIT asset tests so as to prohibit REITs from owning stock of a corporation possessing more than 10% of the vote or value of all classes of stock of the corporation. This proposal would be effective with respect to stock acquired on or after the date of the first Congressional committee action with respect to the proposal (the "Action Date"). In addition, to the extent that a REIT's stock ownership is grandfathered by virtue of this effective date, such grandfathered status would terminate if the subsidiary corporation engages in a trade or business that it is not engaged in on the Action Date or acquires substantial new assets on or after such date. Accordingly, if this provision of the budget proposal were enacted in its present form, IMH's stock ownership in IFC would be grandfathered, but such grandfathered status would terminate if IFC engages in a trade or business that it is not engaged in on the Action Date or acquires substantial new assets (including additional mortgage loans) on or after such date, even if such activities are underaken or assets are acquired prior to the adoption of the proposal. In such case, IMH's continued ownership of more than 10% of the economic value of IFC beyond IMH's next quarterly asset testing date following the Action Date (which could occur prior to the adoption of the proposal) could cause IMH to fail to qualify as a REIT. See "Federal Income Tax Considerations--Failure to Qualify." It is presently uncertain whether any proposal regarding REIT subsidiaries, such as IFC, will be enacted, or if enacted, what the terms of such proposal (including its effective date) will be. At this time, it is expected that IFC will continue to acquire additional mortgage loans notwithstanding the proposed legislation regarding REIT subsidiaries. Furthermore, if the proposal passes, then in order to maintain its REIT status, IMH may be required to dispose of its ownership of IFC either through a sale of IFC or a distribution of the shares of IFC to IMH's stockholders in connection with a spin-off. It is anticipated that upon any distribution of the shares in connection with a spin-off, that a right of first refusal would be entered into between IMH and IFC so that IFC will be obligatged to first offer mortgage assets to IMH. A sale of IFC, whether if required pursuant to the proposal or otherwise, would leave IMH without a concentrated origination source which would require IMH to purchase mortgage assets from other sources. As such, approval of the proposal may have a material adverse effect on the Company's business and result of operations. Lastly, any distribution of shares to IMH's stockholders would have a number of tax consequences including, without limitation, the possibility of IMH's stockholders recognizing a material amount of dividend income.

   If IMH were to fail to qualify as a REIT in any taxable year, IMH would be subject to federal income tax (including any applicable alternative minimum tax) on its (including IWLG's and IMH Assets') taxable income at regular corporate rates and would not be allowed a deduction in computing its taxable income for amounts distributed to its stockholders. Moreover, unless entitled to relief under certain statutory provisions, IMH also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. This treatment would reduce the net income of IMH available for investment or distribution to stockholders because of the additional tax liability to IMH for the years involved. In addition, distributions to stockholders would no longer be required to be made. See "Federal Income Tax Considerations--Taxation of IMH--Requirements for Qualification."

   Even if IMH maintains its REIT status, it may be subject to certain federal, state and local taxes on its income. For example, if IMH has net income from a prohibited transaction, such income will be subject to a 100% tax. See "Federal Income Tax Considerations--Taxation of IMH." In addition, the net income, if any, from the Conduit Operations conducted through IFC is subject to federal income tax at regular corporate tax rates. See "Federal Income Tax Considerations--Other Tax Consequences."

Company's Operations may be Adversely Affected if the Company is Subject to the Investment Company Act

   The Company at all times intends to conduct its business so as not to become regulated as an investment company under the Investment Company Act. Accordingly, the Company does not expect to be subject to the restrictive provisions of the Investment Company Act. The Investment Company Act exempts entities that are "primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate" ("Qualifying Interests"). Under the current interpretation of the staff of the Commission, in order to qualify for this exemption, the Company must, among other things, maintain at least 55% of its assets directly in mortgage loans, qualifying pass-through certificates and certain other Qualifying Interests in real estate. In addition, unless certain mortgage securities represent all the certificates issued with respect to an underlying pool of mortgages, such mortgage securities may be treated as securities separate from the underlying mortgage loans and, thus, may not qualify as Qualifying Interests for purposes of the 55% requirement. The Company's ownership of certain mortgage loans therefore may be limited by the provisions of the Investment Company Act. In addition, in meeting the 55% requirement under the Investment Company Act, the Company intends to consider privately issued certificates issued with respect to an underlying pool as to which the Company holds all issued certificates as Qualifying Interests. If the Commission, or its staff, adopts a contrary interpretation with respect to such securities or otherwise believes the Company does not satisfy the above exception, the Company could be required to restructure its activities to the extent its holdings of such privately issued certificates did not comply with the interpretation. Such a restructuring could require the sale of a substantial amount of privately issued certificates held by the Company at a time it would not otherwise do so. Further, in order to insure that the Company at all times continues to qualify for the above exemption from the Investment Company Act, the Company may be required at times to adopt less efficient methods of financing certain of its mortgage loans and investments in mortgage-backed securities than would otherwise be the case and may be precluded from acquiring certain types of such mortgage assets whose yield is somewhat higher than the yield on assets that could be purchased in a manner consistent with the exemption. The net effect of these factors will be to lower at times the Company's net interest income, although the Company does not expect the effect to be material. If the Company fails to qualify for exemption from registration as an investment company, its ability to use leverage would be substantially reduced, and it would be unable to conduct its business as described herein. Any such failure to qualify for such exemption could have a material adverse effect on the Company.

Future Revisions in Policies and Strategies at the Discretion of the Board of Directors May Be Affected Without Stockholder Consent

   The Board of Directors, including a majority of the Unaffiliated Directors, has established the investment policies and operating policies and strategies. With respect to other matters, the Company may, in the future, but currently has no present plans to, invest in the securities of other REITs for the purpose of exercising control, offer securities in exchange for property or offer to repurchase or otherwise reacquire its shares or other securities. The Company may also, but does not currently intend to underwrite the securities of other issuers. However, any of the policies, strategies and activities referenced above or described in this Prospectus may be modified or waived by the Board of Directors, subject in certain cases to approval by a majority of the Unaffiliated Directors, without stockholder consent.

Effect of Future Offerings May Adversely Affect Market Price of the Securities

   The Company in the future intends to increase its capital resources by making additional private or public offerings of Securities. The actual or perceived effect of such offerings, the timing of which cannot be predicted, may be the dilution of the book value or earnings per share of the Company's Common Stock or other Securities then outstanding, which may result in the reduction of the market price of such Common Stock or other Securities.

 Risk Relating to Common Stock

   Shares Eligible for Future Sale May Adversely Affect the Market Price of the Securities. Sale of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales could materially and adversely affect the market price of such Common Stock or other Securities then outstanding.

 Risk Relating to Preferred Stock

   Issuance of Preferred Stock Could Adversely Affect Common Stockholders. IMH's charter (the "Charter") authorizes the Board of Directors to issue shares of Preferred Stock and to classify or reclassify any unissued shares of Common Stock or Preferred Stock into one or more classes or series of stock. The Preferred Stock may be issued from time to time with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as shall be determined by the Board of Directors subject to the provisions of the Charter regarding restrictions on transfer of stock. Preferred Stock is available for possible future financing of, or acquisitions by, IMH and for general corporate purposes without further stockholder authorization. Thus, the Board could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a change in control of IMH by means of a merger, tender offer, proxy contest or other transaction which could involve a premium price for holders of Common Stock or otherwise be in their best interest. The Preferred Stock, if issued, may have a preference on dividend payments which could reduce the assets available to IMH to make distributions to the common stockholders. As of the date hereof, no shares of Preferred Stock have been issued but such securities may be offered hereby. The issuance of any shares of Preferred Stock covered by this Prospectus would require further action by the Board of Directors. See "Description of Securities."

 Risk Relating to Debt Securities

   Substantial Leverage; Ability to Service Outstanding Indebtedness. The Company's ability to make scheduled payments of the principal of, or to pay the interest on, any Debt Securities will depend upon its future performance which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control. There can be no assurance, however, that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available in an amount sufficient to enable the Company to service any Debt Securities. It may be necessary for the Company to refinance all or a portion of the principal of any Debt Securities on or prior to maturity, under certain circumstances, but there can be no assurance that the Company will be able to effect such refinancing on commercially reasonable terms or at all.

   The degree to which the Company is leveraged following the issuance of any Debt Securities could have material adverse effects on the Company and the holders of any Debt Securities, including, but not limited to, the following:
(i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, and general corporate or other purposes may be impaired, (ii) a substantial portion of the Company's cash flow from operations will be dedicated to debt service and will be unavailable for other purposes,
(iii) certain of the Company's borrowings may be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates and (iv) the Company will likely be subject to a variety of restrictive covenants, the failure to comply with which could result in events of default that, if not cured or waived, could restrict the Company's ability to make payments of principal of, and interest on any Debt Securities.

 Legal Restrictions on Sales of Securities Underlying the Securities Warrants and the Securities Warrants

   The Securities Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the Securities issuable upon exercise of the Securities Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Securities Warrants. Although the Company will use its best efforts to have all the Securities issuable upon exercise of the Securities Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Securities Warrants, there can be no assurance that it will be able to do so. Further, although the Company intends to seek to qualify the Securities underlying the Securities Warrants for sale in those states in which such Securities are to be offered, no assurance can be given that such qualification will be achieved. The Securities Warrants may be deprived of any value if a current prospectus covering the Securities issuable upon the exercise thereof is not filed and kept effective or if such underlying Securities are not, or cannot be, registered in the applicable states.

 Substantial Shares of Common Stock Reserved for Exercise of Warrants

   The existence of the Securities Warrants may prove to be a hindrance to future equity financing by the Company. Further, the holders of such Securities Warrants may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

Absence of Public Market for the Preferred Stock, Debt Securities and Warrants

   All of the Securities when issued will be a new issue of securities with no established trading market, other than the Common Stock, which is listed on the AMEX. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on the AMEX, subject to official notice of issuance. Any underwriters to whom Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the secondary market for any such Securities.

Restrictions on Ownership of Common Stock May Inhibit Market Activity; Possible Anti-takeover Effect May Deter Takeover of the Company

   In order for IMH to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of IMH's stock, including Common Stock, may be owned, actually or constructively, by or for five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which the election to be treated as a REIT has been made). Furthermore, after the first taxable year for which the REIT election was made, IMH's shares of stock, including Common Stock, must be held by a minimum of 100 persons for at least 335 days of a 12-month taxable year (or a proportionate part of a shorter taxable year). In order to protect IMH against the risk of losing REIT status due to a concentration of ownership among its stockholders, the Charter limits actual or constructive ownership of (i) the outstanding shares of Common Stock by any person to 9.5% (the "Ownership Limit") (in value or in number of shares, whichever is more restrictive) of the then outstanding shares of Common Stock or (ii) the outstanding shares of stock of IMH by any person to 9.5% in value (the "Aggregate Ownership Limit"). See "Description of Securities--Capital Stock--Repurchase of Shares and Restrictions on Transfer." Although the

Board of Directors presently has no intention of doing so (except as described below), the Board of Directors, in its sole discretion, could waive the Ownership Limit or the Aggregate Ownership Limit with respect to a particular person if it were satisfied, based upon the advice of tax counsel or otherwise, that ownership by such person in excess of the Ownership Limit would not jeopardize IMH's status as a REIT. The Board of Directors may from time to time increase the Ownership Limit or the Aggregate Ownership Limit.

   Actual or constructive ownership of shares of stock in excess of the Ownership Limit or the Aggregate Ownership Limit, or, with the consent of the Board of Directors, such other limit, which would cause IMH not to qualify as a REIT, will cause the violative transfer of ownership to be void with respect to the intended transferee or owner as to that number of shares in excess of such limit, and such shares will be automatically transferred to a trustee for the benefit of a trust for the benefit of a charitable beneficiary. The trustee of such trust shall sell such shares and distribute the net proceeds generally as follows: the intended transferee shall receive the lesser of (i) the price paid by the intended transferee for such excess shares and (ii) the sales proceeds received by the trustee for such excess shares. Any proceeds in excess of the amount distributable to the intended transferee will be distributed to the charitable beneficiary. In addition, shares of stock held in trust shall be deemed to have been offered for sale to IMH, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust and (ii) the Market Price (as defined below) on the date IMH, or its designee, accepts such offer. IMH shall have the right to accept such offer until the trustee has sold the shares held in the trust. Upon such a sale to IMH, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the intended transferee. Also, such intended transferee shall have no right to vote such shares or be entitled to dividends or other distributions with respect to such shares. See "Description of Securities-- Capital Stock--Repurchase of Shares and Restrictions on Transfer" for additional information regarding the Ownership Limit.

   These provisions may inhibit market activity in shares of Common Stock and may delay, defer or prevent a change of control or other transaction involving the opportunity for IMH's stockholders to receive a premium for their shares that might otherwise exist if any person were to attempt to assemble a block of shares of Common Stock in excess of the number of shares permitted under the Charter. Such provisions also may make IMH an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.5% of the outstanding shares of Common Stock.

   In addition, certain provisions of the Maryland General Corporation Law ("MGCL") and of IMH's Charter and Bylaws may also have the effect of delaying, deferring or preventing a change in control of the Company or other transaction that may involve a premium price for holders of Common Stock or otherwise be in their best interest. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws."

                                USE OF PROCEEDS

   Unless otherwise specified in the applicable Prospectus Supplement for any offering of Securities, the net proceeds from the sale of Securities offered by the Company will be available for the general corporate purposes of the Company. These general corporate purposes may include, without limitation, funding the Long-Term Investment Operations, the Conduit Operations and the Warehouse Lending Operations, repayment of maturing obligations, redemption of outstanding indebtedness, financing future acquisitions (including acquisitions of mortgage loans and other mortgage-related products), capital expenditures and working capital. Pending any such uses, the Company may invest the net proceeds from the sale of any Securities or may use them to reduce short-term indebtedness. If the Company intends to use the net proceeds from a sale of Securities to finance a significant acquisition, the related Prospectus Supplements will describe the material terms of such acquisition.

   If Debt Securities are issued to one or more persons in exchange for the Company's outstanding debt securities, if any, the accompanying Prospectus Supplement related to such offering of Debt Securities will set forth the aggregate principal amount of the outstanding debt securities which the Company will receive in such exchange and which will cease to be outstanding, the residual cash payment, if any, which the Company may receive from such persons or which such persons may receive from the Company, as appropriate, the dates from which the Company will pay interest accrued on the outstanding debt securities to be exchanged for the offered Debt Securities and an estimate of the Company's expenses in respect of such offering of the Debt Securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following is the computation of ratio of earnings to fixed charges, including CMO debt(1):

                                            Year Ended December 31
                                ----------------------------------------------
                                Pro Forma
                                 1997(2)  1997(3) 1996 1995(4) 1994(4) 1993(4)
                                --------- ------- ---- ------- ------- -------
Ratio of earnings to fixed
 charges.......................   1.2x      --    1.2x  1.6x    1.6x    9.9x
                                  ====      ===   ====  ====    ====    ====

--------
(1) Earnings used in computing the ratio of earnings to fixed charges consist of net income before income taxes plus fixed charges. Fixed charges consist of interest expense on long-term debt (including amortization of loan premiums and the portion of rental expense deemed to represent the interest factor).
(2) Earnings used in computing the pro forma ratio of earnings to fixed charges consist of net income before income taxes, excluding the non-recurring charge of $44.4 million incurred in connection with the Termination Agreement, effective December 19, 1997, entered into among the Company, ICII, ICAI, Richard J. Johnson, William S. Ashmore and Joseph R. Tomkinson.
(3) Earnings were insufficient to cover fixed charges by $16,029,000.
(4) Data prior to the Contribution Transaction is based upon the historical operations of IWLG, as a division of SPB, and includes the Company's equity interest in IFC, as a division of ICII.

   These ratios represent a measure of the ability to meet debt service obligations from funds generated from operations.

                           DESCRIPTION OF SECURITIES

   The following is a brief description of the material terms of the Securities. This description does not purport to be complete and is subject and qualified in its entirety by reference to applicable Maryland law and to the Company's Charter and Bylaws, copies of which are on file with the Commission, and are incorporated by reference herein. See "Incorporation of Certain Documents by Reference" and "Available Information."

General

   The Company may offer under this Prospectus one or more of the following categories of its Securities: (i) shares of its Common Stock, $0.01 par value per share; (ii) shares of its Preferred Stock, $0.01 par value per share, in one or more series; (iii) Debt Securities, in one or more series, any series of which may be either Senior Debt Securities or Subordinated Debt Securities;
(iv) Common Stock Warrants; (v) Preferred Stock Warrants; (vi) Debt Warrants; and (vii) any combination of the foregoing, either individually or as units consisting of one or more of the types of Securities described in clauses (i) through (vi). The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a Prospectus Supplement relating to such offering.

   The authorized stock of IMH consists of 50,000,000 shares of Common Stock, $0.01 par value per share, and 10,000,000 shares of Preferred Stock, $0.01 par value per share. It is expected that meetings of the stockholders of IMH will be held annually. Special meetings of the stockholders may be called by the President, Chief Executive Officer, a majority of the entire Board of Directors or a majority of the Unaffiliated Directors and must be called upon the written request of holders of shares entitled to cast at least 25% of all the votes entitled to be cast at the meeting. The Charter reserves to IMH the right to amend any provision thereof in the manner prescribed by Maryland law upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter, except that the provision requiring the affirmative vote of the holders of two-third of votes entitled to be cast in the election of directors to remove a director may only be amended upon the affirmative vote of the holders of two-thirds of the votes entitled to be cast in the election of directors. The Common Stock is listed on the American Stock Exchange. The Company intends to list any additional shares of its Common Stock which are issued and sold hereunder. The Company may list any series of its Preferred Stock which is offered and sold hereunder, as described in the Prospectus Supplement relating to such series of Preferred Stock.

Capital Stock

 Common Stock

   Each share of Common stock is entitled to participate equally in dividends when and as authorized by the Board of Directors and in the distribution of assets of IMH upon liquidation. Each share of Common Stock is entitled to one vote, subject to the provisions of the Charter regarding restrictions on transfer of stock, and will be fully paid and nonassessable by IMH upon issuance. Shares of Common Stock have no preference, conversion, exchange, preemptive or cumulative voting rights. The authorized stock of IMH may be increased and altered from time to time in the manner prescribed by Maryland law upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. The Charter authorizes the Board of Directors to reclassify any unissued shares of its Common Stock in one or more classes or series of stock.

 Preferred Stock

   The Charter authorizes the Board of Directors to issue shares of Preferred Stock and to classify or reclassify any unissued shares of Preferred Stock into one or more classes or series of stock. The Preferred Stock may be issued from time to time with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as shall be determined by the Board of Directors for each class or series of stock subject to the provisions of the Charter regarding restrictions on transfer of stock. Preferred Stock is available for possible future financing of, or acquisitions by, IMH and for general corporate purposes without further stockholder authorization unless such authorization is required by applicable law or the rules of either the AMEX or the principal national securities exchange on which such stock is listed or admitted for trading. Thus, the Board could authorize the issuance of shares of Preferred Stock with terms and conditions which could have the effect of delaying, deferring or preventing a change in control of IMH by means of a merger, tender offer, proxy contest or otherwise. The Preferred Stock, if issued, may have a preference on dividend payments which could reduce the assets available to IMH to make distributions to the common stockholders. As of the date hereof, no shares of Preferred Stock have been issued. The particular terms of any series of Preferred Stock offered hereby will be described in the applicable Prospectus Supplement.

 Repurchase of Shares and Restrictions on Transfer

   For IMH to qualify as a REIT under the Code, no more than 50% in value of its outstanding shares of stock may be owned, actually or constructively, by or for five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made). In addition, a REIT's stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

   Because IMH expects to continue to qualify as a REIT, the Charter contains restrictions on the transfer of Common Stock which are intended to assist IMH in complying with these requirements. The Charter prohibits any person, subject to certain specified exceptions discussed below, from owning, actually or constructively, (i) shares of Common Stock in excess of 9.5% (in value or in number, whichever is more restrictive) of the outstanding shares of Common Stock or (ii) shares of stock of IMH in excess of 9.5% in value the aggregate value of the outstanding shares of stock of the Company (the "Aggregate Ownership Limit"). The constructive ownership rules are complex, and may cause shares of stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 9.5% of the outstanding shares of Common Stock (or the acquisition of an interest in an entity that owns, actually or constructively, shares of Common Stock) by an individual or entity, could nevertheless cause that individual or entity, or another individual or entity, to own constructively shares of stock in excess of the Ownership Limit or the Aggregate Ownership Limit, or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors. The Board of Directors may, but in no event will be required to, exempt a person from the Ownership Limit or the Aggregate Ownership Limit if it determines that such person's ownership of shares of stock in excess of such limits will not jeopardize IMH's status as a REIT. As a condition of such waiver, the Board of Directors may require a ruling from the Internal Revenue Service or opinions of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to IMH's status as a REIT.

   IMH's Charter further prohibits (a) any person from actually or constructively owing shares of Common Stock that would result in IMH being "closely held" under Section 856(h) of the Code or otherwise cause IMH to fail to qualify as a REIT, and (b) any person from transferring shares of Common Stock if such transfer would result in shares of Common Stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of stock of IMH that will or may violate any of the foregoing restrictions on transferability and ownership is required to give written notice immediately to IMH and provide IMH with such other information as it may request in order to determine the effect of such transfer on its status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interest of IMH to attempt to qualify, or to continue to qualify, as a REIT. The Board of Directors may from time to time increase the Ownership Limit and the Aggregate Ownership Limit.

   Pursuant to the Charter, if any purported transfer of Common Stock or any other event would otherwise result in any person owning shares of stock in excess of the Ownership Limit or the Aggregate Ownership Limit or in IMH being "closely held" as described above or otherwise failing to qualify as a REIT, then that number of shares of stock the actual or constructive ownership of which otherwise would cause such person to violate such restrictions (rounded to the nearest whose share) will be automatically transferred to a trustee (the "Trustee") as trustee of a trust (the "Trust") for the exclusive benefit of one or more charitable beneficiaries (the "Charitable Beneficiary"), and the intended transferee will not acquire any rights in such shares. Shares held by the Trustee will constitute issued and outstanding shares of stock. The intended transferee will not benefit economically from ownership of any shares held in the Trust, will have no rights to dividends and will not possess any rights to vote or other rights attributable to the shares held in the Trust. The Trustee will have all voting rights and rights to dividends or other distributions with respect to shares held in the Trust, which rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by IMH that shares of stock have been transferred to the Trustee will be paid with respect to such shares to the Trustee upon demand and any dividend or other distribution authorized but unpaid will be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee will be held in trust for the Charitable Beneficiary. Subject to Maryland law, effective as of the date that such shares have been transferred to the Trustee, the Trustee will have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by an intended transferee prior to the discovery by IMH that such shares have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary.

   Within 20 days of receiving notice from IMH that shares of stock have been transferred to the Trust, the Trustee will sell the shares held in the Trust to a person designated by the Trustee whose ownership of the shares will not violate the ownership restrictions set forth in the Charter. Upon such sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the intended transferee and to the Charitable Beneficiary as follows: the intended transferee will receive the lesser of (1) the price paid by the intended transferee for the shares or, if the intended did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price (as defined below) of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the intended transferee will be immediately paid to the Charitable Beneficiary.

   In addition, shares of stock held in Trust will be deemed to have been offered for sale to IMH, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price (as defined below) at the time of such devise or gift) and (ii) the Market Price on the date IMH, or its designee, accepts such offer. IMH will have the right to accept such offer until the Trustee has sold the shares held in the Trust. Upon such a sale to IMH, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the intended transferee.

   The Charter defines the term "Market Price" on any date, with respect to any class or series of outstanding shares of IMH's stock, as the Closing Price (as defined below) for such shares on such date. The "Closing Price" on any date shall mean the last sale price for such shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such shares are not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares are listed or admitted to trading or, if such shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-customer market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares selected by the Board of Directors or, in the event that no trading price is available for such shares, the fair market value of the shares, as determined in good faith by the Board of Directors.

   If any purported transfer of shares of stock of IMH shall cause IMH to be beneficially owned be fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to such shares.

   All certificates representing shares of Common Stock bear a legend referring to the restrictions described above.

   Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of all classes or series of the Company's stock, including shares of Common Stock, within 30 days after the end of each taxable year, is required to give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of stock of the Company beneficially owned and a description of the manner in which such shares are held. Each such owner shall provide to the Company such additional information as the Company may request in order to determine the effect, if any, of such beneficial ownership on IMH's status as a REIT and to ensure compliance with the Ownership Limit.

 Dividend Reinvestment and Stock Purchase Plan

   The Company has established a Dividend Reinvestment and Stock Purchase Plan pursuant to which holders of record and beneficial owners of shares of Common Stock of IMH may elect to have dividends reinvested automatically in additional shares of Common Stock of the Company, generally at a discount to the market price, and to make optional cash purchases of Common Stock of the Company.

 Transfer Agent and Registrar

   The transfer agent and registrar for the Company's Common Stock is Boston EquiServe, L.P., North Quincy, Massachusetts.

Securities Warrants

 General

   The Company may issue Securities Warrants for the Purchase of Common Stock, Preferred Stock or Debt Securities. Such warrants are referred to herein as Common Stock Warrants, Preferred Stock Warrants or Debt Warrants, as appropriate. Securities Warrants may be issued independently or together with any other Securities covered by the Registration Statement and offered by this Prospectus and any accompanying Prospectus Supplement and may be attached to or separate from such other Securities. Each series of Securities Warrants will be issued under a separate agreement (each, a "Securities Warrant Agreement") to be entered into between the Company and a bank or trust company, as agent (each, a "Securities Warrant Agent"), all as set forth in the Prospectus Supplement relating to the particular issue of offered evidenced by warrant certificates (the "Securities Warrant Certificates"). The Securities Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Securities Warrant Certificates or beneficial owners of Securities Warrants. Copies of the definitive Securities Warrant Agreements and Securities Warrant Certificates will be filed with the Commission by means of a Current Report on Form 8-K in connection with the offering of such series of Securities Warrants.

   If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the offering price; (ii) the currencies in which such Debt Warrants are being offered; (iii) the designation, aggregate principal amount, currencies, denominations and terms of the series of Debt Securities purchasable upon exercise of such Debt Warrants; (iv) the designation and terms of any Securities with which such Debt Warrants are being offered and the number of such Debt Warrants being offered with each such Security; (v) the date on and after which such Debt Warrants and the related Securities will be transferable separately; (vi) the principal amount of the series of Debt Securities purchasable upon exercise of each such Debt Warrant and the price at which the currencies in which such principal amount of Debt Securities of such series may be purchased upon such exercise; (vii) the date on which the right to exercise such Debt Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (viii) whether the Debt Warrant will be issued in registered or bearer form; (ix) certain federal income tax consequences; and
(x) any other material terms of such Debt Warrants.

   In the case of Securities Warrants for the purchase of Preferred Stock or Common Stock, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the offering price; (ii) the aggregate number of shares purchasable upon exercise of such Securities Warrants, and in the case of Securities Warrants for Preferred Stock, the designation, aggregate number and terms of the series of Preferred Stock purchasable upon exercise of such Securities Warrants;
(iii) the designation and terms of the Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with each such Security; (iv) the date on and after which such Securities Warrants and the related Securities will be transferable separately;
(v) the number of shares of Preferred Stock or shares of Common Stock purchasable upon exercise of each such Securities Warrant and the price at which such number of shares of Preferred Stock of such series or shares of Common Stock may be purchased upon such exercise; (vi) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date on which such right shall expire; (vii) certain federal income tax consequences; and (viii) any other material terms of such Securities Warrants.

   Securities Warrant Certificates may be exchanged for new Securities Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the appropriate Securities Warrant Agent or other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrant to purchase Debt Securities, holders of such Debt Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the applicable Indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Stock or Common Stock, holders of such Preferred Stock Warrants or Common Stock Warrants will not have any rights of holders of the respective Preferred Stock or Common Stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the Preferred Stock or Common Stock purchasable upon such exercise or to exercise any applicable right to vote.

 Exercise of Securities Warrants

   Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of shares of Preferred Stock or shares of Common Stock, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

   Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment, as provided in the applicable Prospectus Supplement, of the amount required to purchase the applicable Debt Securities, Preferred Stock or Common Stock purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant Certificate. Upon receipt of such payment and the definitive Securities Warrant Certificates properly completed and duly executed at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the applicable Debt Securities, Preferred Stock or Common Stock purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant Certificate are exercised, a new Securities Warrant Certificate will be issued for the remaining amount of Securities Warrants.

 Amendments and Supplements to Securities Warrant Agreements

   Each Securities Warrant Agreement may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

 Common Stock Warrant Adjustments

   Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Stock covered by, a Common Stock Warrant are subject to adjustment in certain events, including:
(i) the issuance of Common Stock as a dividend or distribution on the Common Stock; (ii) subdivisions and combinations of the Common Stock; (iii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock within the number of days, specified in the applicable Prospectus Supplement, after the date fixed for the determination of the stockholders entitled to receive such rights or warrants, at less than the current market price (as defined in the Securities Warrant Agreement governing such series of Common Stock Warrants); and (iv) the distribution to all holders of Common Stock of evidences of indebtedness or assets of the Company (excluding certain cash dividends and distributions described below). The terms of any such adjustment will be specified in the related Prospectus Supplement for such Common Stock Warrants.

 No Rights as Stockholders

   Holders of Common Stock Warrants will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of directors of the Company of any other matter, or to exercise any rights whatsoever as stockholders of the Company.

 Existing Securities Holders

   The Company may issue, as a dividend at no cost, such Securities Warrants to holders of record of the Company's Securities or any class thereof on the applicable record date. If Securities Warrants are so issued to existing holders of Securities, the applicable Prospectus Supplement will describe, in addition to the terms of the Securities Warrants and the Securities issuable upon exercise thereof, the provisions, if any, for a holder of such Securities Warrants who validly exercises all Securities Warrants issued to such holder to subscribe for unsubscribed Securities (issuable pursuant to unexercised Securities Warrants issued to other holders) to the extent such Securities Warrants have not been exercised.

Debt Securities

 General

   The Company may offer one or more series of its Debt Securities representing general, unsecured obligations of the Company. Any series of Debt Securities may either (1) rank prior to all subordinated indebtedness of the Company and pari passu with all other unsecured indebtedness of the Company outstanding on the date of the issuance of such Debt Securities ("Senior Debt Securities") or
(2) be subordinated in right of payments to certain other obligations of the Company outstanding on the date of issuance ("Subordinated Debt Securities"). In this Prospectus, any indenture relating to Subordinated Debt Securities is referred to as a "Subordinated Indenture," any indenture relating to Senior Debt Securities is referred to as a "Senior Indenture" and the term "Indenture" refers to Senior and Subordinated Indentures, collectively.

   The aggregate principal amount of Debt Securities which may be issued by the Company will be set from time to time by the Board of Directors. Further, the amount of Debt Securities which may be offered by this Prospectus will be subject to the aggregate initial offering price of Securities specified in the Registration Statement. Each Indenture will permit the issuance of an unlimited amount of Debt Securities thereunder from time to time in one or more series. Additional debt securities may be issued pursuant to another registration statement for issuance under any Indenture. Any offering of Debt Securities may be denominated in any currency composite designated by the Company.

   The following description of the Debt Securities which may be offered by the Company hereunder describes certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms and provisions of the Debt Securities and the extent to which the following general provisions may apply to such offering of Debt Securities will be described in the accompanying Prospectus Supplement relating to such offering of Debt Securities. The following descriptions of certain provisions of the Indentures do not purport to be complete and are qualified in their entirety by reference to the form of Senior Indenture or Subordinated Indenture, as appropriate. The definitive Indenture relating to each offering of Debt Securities will be filed with the Commission by means of a Current Report on Form 8-K in connection with the offering of such Debt Securities. All article and section references appearing herein are references to the articles and sections of the appropriate Indenture and, unless defined herein, all capitalized terms have the respective meanings specified in the appropriate Indenture.

   The Prospectus Supplement relating to any offering of Debt Securities will set forth the following terms and other information to the extent applicable with respect to the Debt Securities being offered thereby; (1) the designation, aggregate principal amount, authorized denominations and priority of such Debt Securities; (2) the price (expressed as a percentage of the aggregate principal amount of such Debt Securities) at which such Debt Securities will be issued;
(3) the currency or currency units for which the Debt Securities may be purchased and in which; (4) the stated maturity of such Debt Securities or means by which a maturity date may be determined; (5) the rate at which such Debt Securities will bear interest or the method by which such rate of interest is to be calculated (which rate may be zero in the case of certain Debt Securities issued at a price representing a discount from the principal amount payable at maturity); (6) the periods during which such interest will accrue, the dates on which such interest will be payable (or the method by which such dates may be determined; including without limitation that such rate of interest may bear an inverse relationship to some index or standard) and the circumstances under which the Company may defer payment of interest;
(7) redemption provisions, including any optional redemption, required repayment or mandatory sinking fund provisions; (8) any terms by which such Debt Securities may be convertible into shares of the Company's Common Stock, Preferred Stock or any other Securities of the Company, including a description of the Securities into which any such Debt Securities are convertible; (9) any terms by which the principal of such Debt Securities will be exchangeable for any other Securities of the Company; (10) whether such Debt Securities are issuable as definitive Fully- Registered Securities (as defined below) or Global Securities and, if Global Securities are to be issued, the terms thereof, including the manner in which interest thereon will be payable to the beneficial owners thereof and other book-entry procedures, any terms for exchange of such Global Securities into definitive Fully-Registered Securities (as defined below) and any provisions relating to the issuance of a temporary Global Security; (11) any additional restrictive covenants included for the benefit of the holders of such Debt Securities; (12) any additional events of default provided with respect to such Debt Securities; (13) the terms of any Securities being offered together with such Debt Securities, (14) whether such Debt Securities represent general, unsecured obligations of the Company and
(15) any other material terms of such Debt Securities.

   If any of the Debt Securities are sold for foreign currency units, the restrictions, elections, tax consequences, specific terms, and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in the Prospectus Supplement relating to thereto.

 Indenture Provisions

   The Debt Securities may be issued in definitive, fully registered form without coupons ("Fully Registered Securities"), or in a form registered as to principal only with coupons or in bearer form with coupons. Unless otherwise specified in the Prospectus Supplement, the Debt Securities will only be Fully Registered Securities. In addition, Debt Securities of a series may be issuable in the form of one or more Global Securities, which will be denominated in an amount equal to all or a portion of the aggregate principal amount of such Debt Securities. See "Global Securities" below.

   One or more series of Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to any such series will be described in the Prospectus Supplement relating thereto.

   Unless otherwise indicated in the related Prospectus Supplement for a series of Debt Securities, there are no provisions contained in the Indentures that would afford holders of Debt Securities protection in the event of a highly leveraged transaction involving the Company.

   Global Securities. Any series of Debt Securities may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depositary identified in the Prospectus Supplement relating to such series. Unless and until it is exchanged in whole or in part for Debt Securities in individually certificated form, a Global Security may not be transferred except as a whole to a nominee of the Depositary for such Global Security, or by a nominee for the Depositary to the Depositary, or to a successor of the Depositary or a nominee of such successor.

   The specific terms of the Depositary arrangement with respect to any series of Debt Securities and the rights of, and limitations on, owners of beneficial interests in a Global Security representing all or a portion of a series of Debt Securities will be described in the Prospectus Supplement relating to such series.

   Modification of Indentures. Unless otherwise specified in the related Prospectus Supplement, each Indenture, the rights and obligations of the Company, and the rights of the Holders may be modified with respect to one or more series of Debt Securities issued under such Indenture with the consent of the Holders of not less than a majority in principal amount of the outstanding Debt Securities of each such series affected by the modification or amendment. No modification of the terms of payment of principal or interest, and no modification reducing the percentage required for modification, is effective against any Holder without his consent.

   Events of Default. Unless otherwise specified in the related Prospectus Supplement, each Indenture, will provide that the following are Events of Default with respect to any series of Debt Securities issued thereunder: (1) default in the payment of the principal of any Debt Security of such series when and as the same shall be due and payable; (2) default in making a sinking fund payment, if any, when and as the same shall be due and payable by the terms of the Debt Securities of such series; (3) default for 30 days in payment of any installment of interest on any Debt Securities of such series; (4) default for a specified number of days after notice in the performance of any other covenants in respect of the Debt Securities of such series contained in the Indenture; (5) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator, or trustee of the Company or its property; and (6) any other Event of Default provided in the applicable supplemental indenture under which such series of Debt Securities is issued. An Event of Default with respect to a particular series of Debt Securities issued under an Indenture will not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued under such Indenture. The trustee under an Indenture may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except in the payment of principal or interest) if it considers such withholding in the interests of such Holders.

   If an Event of Default with respect to any series of Debt Securities shall have occurred and be continuing, the appropriate trustee under the Indenture or the Holders of not less than 25% in the aggregate principal amount of the Debt Securities of such series may declare the principal, or in the case of discounted Debt Securities, such portion thereof as may be described in the Prospectus Supplement, of all the Debt Securities of such series to be due and payable immediately.

   Within four months after the close of each fiscal year, the Company will file with each trustee under the indentures a certificate, signed by specified officers, stating whether or not such officers have knowledge of any default, and, if so, specifying each such default and the nature thereof.

   Subject to provisions relating to its duties in case of default, a trustee under the Indentures shall be under no obligation to exercise any of its rights or powers under the applicable Indenture at the request, order, or direction of any Holder, unless such Holders shall have offered to such trustee reasonable indemnity. Subject to such provisions for indemnification, the Holders of a majority in principal amount of the Debt Securities of any series may direct the time, method, and place of conducting any proceeding for any remedy available to the appropriate trustee, or exercising any trust or power conferred upon such trustee, with respect to the Debt Securities of such series.

   Payment and Transfer. Principal of, and premium and interest, if any, on, Fully Registered Securities will be payable at the Place of Payment as specified in the applicable Prospectus Supplement, provided that payment of interest, if any, may be made, unless otherwise provided in the applicable Prospectus Supplement, by check mailed to the person in whose names such Debt Securities are registered at the close of business on the day or days specified in the Prospectus Supplement or transfer to an account maintained by the payee located inside the United States. The principal of, and premium and interest, if any, on, Debt Securities in other forms will be payable in the manner and at the place or places as designated by the Company and specified in the applicable Prospectus Supplement. Unless otherwise provided in the Prospectus Supplement, payment of interest may be made, in the case of a Bearer Security by the transfer to an account maintained by the payee with a bank outside the United States.

   Fully Registered Securities may be transferred or exchanged at the corporate trust office of the trustee or any other office or agency maintained by the Company for such purposes, subject to the limitations in the applicable Indenture, without the payment of any service charge except for any tax or governmental charge incidental thereto. Provisions with respect to the transfer and exchange of Debt Securities in other forms will be set forth in the applicable Prospectus Supplement.

   Defeasance. The indentures provide that each will cease to be of further effect with respect to a certain series of Debt Securities (except for certain obligations to register the transfer or exchange of Securities) if (a) the Company delivers to the Trustee for the Securities of such series for cancellation of all Securities of all series and the coupons, if any, appertaining thereto, or (b) if the Company deposits into trust with the Trustee money or United States government obligations, that, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay all of the principal of, and interest on, the Securities of such series on the dates such payments are due or redeemable in accordance with the terms of such Securities.

                     CERTAIN PROVISIONS OF MARYLAND LAW AND
                      OF THE COMPANY'S CHARTER AND BYLAWS

   The following summary of certain provisions of the MGCL and of the Charter and the Bylaws of IMH does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and to the Charter and the Bylaws of IMH, copies of which are filed with the Commission. See "Available Information." For a description of additional restrictions on transfer of the Common Stock, see "Description of Securities--Capital Stock-- Repurchase of Shares and Restrictions on Transfer."

Removal of Directors

   The Charter provides that a director may be removed from office at any time but only by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast in the election of directors.

Business Combinations

   Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. Pursuant to the statute, IMH has exempted any business combinations involving ICII and, consequently, the five-year prohibition and the super-majority vote requirements of the statute will not in any event apply to business combinations between ICII and IMH. As a result, ICII may be able to enter into business combinations with IMH, which may not be in the best interest of the stockholders, without compliance by IMH with the super-majority vote requirements and the other provisions of the statute.

Control Share Acquisitions

   The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (1) one-fifth or more but less than one-third, (2) one-third or more but less than a majority, or (3) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

   A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

   If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

   The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation and adopted at any time before the acquisition of shares.

   The Bylaws of IMH contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of IMH's shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Amendment to the Charter

   IMH reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment which alters the contract rights as expressly set forth in the Charter, of any shares of outstanding stock. The Charter may be amended only by the affirmative vote of holders of shares entitled to cast not less than a majority of all the votes entitled to be cast on the matter; provided, however, that provisions on removal of directors may be amended only by the affirmative vote of holders of shares entitled to cast not less than two-thirds of all the votes entitled to be cast in the election of directors.

Dissolution of the Company

   The dissolution of IMH must be approved by the affirmative vote of holders of shares entitled to cast not less than a majority of all the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

   The Bylaws provide that (a) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (1) pursuant to IMH's notice of the meeting, (2) by the Board of Directors or (3) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws and (b) with respect to special meetings of stockholders, only the business specified in IMH's notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to the Board of Directors may be made only (1) pursuant to IMH's notice of the meeting, (2) by the Board of Directors or (3) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of the Charter and Bylaws

   The business combination provisions and, if the applicable provision in the Bylaws is rescinded, the control share acquisition provisions of the MGCL, the provisions of the Charter on ownership and transfer of stock and on removal of directors and the advance notice provisions of the Bylaws could delay, defer or prevent a transaction or a change in control of IMH or other transaction that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

                              PLAN OF DISTRIBUTION

   The Company may sell Securities (1) to or through underwriters or dealers,
(2) directly to one or more purchasers, or (3) through agents. Each Prospectus Supplement will set forth the terms of the offering of the Securities offered thereby, including the name or names of any underwriters, the purchase price of the Securities, and the proceeds to the Company from the sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchange on which the Securities may be listed. Only underwriters so named in the Prospectus Supplement are deemed to be underwriters in connection with the Securities offered thereby.

   If underwriters are used in the sale in a firm commitment underwriting, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities of the series offered by the Company's Prospectus Supplement if any of the Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

   The Company may grant underwriters who participate in the distribution of Securities an option to purchase additional Securities to cover over-allotments, if any.

   The place and date of delivery for the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement.

   Unless otherwise indicated in the applicable Prospectus Supplement, the Securities in respect of which this Prospectus is being delivered (other than Common Stock) will be a new issue of securities, will not have an established trading market when issued and may not be listed on any securities exchange. Any underwriters or agents to or through whom such Securities are sold by the Company for public offering and sale may make a market in such Securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such Securities.

   Securities may also be sold directly by the Company or through agents designated by the Company from time to time. The Securities offered hereby may also be sold from time to time through agents for the Company by means of (i) ordinary broker's transactions, (ii) block transactions (which may involve crosses) in accordance with the rules of the Exchanges, in which such agents may attempt to sell Securities as agent but may purchase and resell all or a portion of the blocks as principal, (iii) "fixed price offerings" in accordance with the rules of the Exchanges, or (iv) a combination of any such methods of sale. A Prospectus Supplement sets forth the terms of any such "fixed price offering," "exchange distributions" and "special offerings." If the agent purchases Securities as principal, it may sell such Securities by any of the methods described above. Any agent involved in the offering and sale of Securities in respect of which this Prospectus is delivered is named, and any commissions payable by the Company to such agent are set forth, in the Prospectus Supplement. Unless otherwise indicated herein or in the Prospectus Supplement, any such agent is acting on a best-efforts basis for the period of its appointment.

   If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters, or dealers to solicit offers by certain institutional investors to purchase Securities providing for payment and delivery on a future date specified in the Prospectus Supplement. There may be limitations on the minimum amount which may be purchased by any such institutional investor or on the portion of the aggregate principal amount of the particular Securities which may be sold pursuant to such arrangements. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and such other institutions as may be approved by the Company. The obligations of any such purchasers pursuant to such delayed delivery and payment arrangements will not be subject to any conditions except (1) the purchase by an institution of the particular Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and
(2) if the particular Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of such Securities less the principal amount thereof covered by such arrangements. Underwriters will not have any responsibility in respect of the validity of such arrangements or the performance of the Company or such institutional investors thereunder.

   Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters and their affiliates may from time to time be required to make in respect thereof. Agents and underwriters may engage in transactions with, or perform services for, the Company in the ordinary course of business and receive customary compensation therefor.

                       FEDERAL INCOME TAX CONSIDERATIONS

   The following summary of certain federal income tax considerations to the Company is based on current law, is for general information only, and is not tax advice. The tax treatment of a holder of any of the Securities will vary depending upon the terms of the specific Securities acquired by such holder, as well as his particular situation, and this discussion provides only a general summary of certain limited aspects of federal income taxation relating to holders of Securities. This summary does not purport to deal with the aspects of taxation that may be relevant to prospective holders of Securities in light of such holder's particular investment or tax circumstances, or to certain types of holders subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, certain financial institutions, broker-dealers, holders holding Securities as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, tax-exempt organizations, or foreign corporations, foreign partnerships and persons who are not citizens or residents of the United States. Furthermore, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to the Company or holders of Securities. Certain federal income tax considerations relevant to holders of the Securities will be provided in the applicable Prospectus Supplement relating thereto.

   The information in this section is based on the Code, current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the Service (including its practices and policies as expressed in certain private letter rulings which are not binding on the Service except with respect to the particular taxpayers who requested and received such rulings), and court decisions, all as of the date hereof. No assurance can be given that future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions will not adversely affect existing interpretations. Any such change could apply retroactively to transactions preceding the date of the change. IMH has not requested, and does not plan to request, any ruling from the Service concerning the tax treatment of IMH. Thus, no assurance can be provided that the statements set forth herein (which are, in any event, not binding on the Service or courts) will not be challenged by the Service or will be sustained by a court if so challenged.

   PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AND THE APPLICABLE PROSPECTUS SUPPLEMENT REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND SALE OF THE SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.


Taxation of IMH

   General. IMH elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1995. IMH believes that, commencing with such taxable year, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code, and IMH intends to continue to operate in such a manner. However, no assurance can be given that IMH has operated or will continue to operate in such a manner so as to qualify or remain qualified as a REIT.

   The sections of the Code and Treasury Regulations governing REITs are highly technical and complex. The following summary sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

   Latham & Watkins, tax counsel to IMH, rendered an opinion to IMH as of September 8, 1997 to the effect that commencing with IMH's taxable year ended December 31, 1995, IMH has been organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation has enabled and will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various factual assumptions relating to the organization and operation of IMH and was conditioned upon certain representations made by IMH as to factual matters. In addition, this opinion was based upon the factual representations of IMH concerning its business and assets as set forth in this Prospectus. Furthermore, this opinion relied on, and assumed the accuracy of, the opinions, dated as of September 8, 1997, of Thacher Proffitt & Wood with respect to the characterization, as debt, of the CMOs issued by Imperial CMB Trust Series 1996-1 ("1996 CMB Trust") and Imperial CMB Trust Series 1997-1 (the "1997 CMB Trust"), each on behalf of IMH Assets in August 1996, and May 1997, respectively, and with respect to the classification of each of 1996 CMB Trust and the 1997 CMB Trust for federal income tax purposes. Moreover, such qualification and taxation as a REIT depends upon IMH's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of IMH's operation for any particular taxable year have satisfied or will satisfy such requirements. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "Risk Factors-- Consequences of Failure to Maintain REIT Status May Include IMH Being Subject to Tax as a Regular Corporation" and "--Failure to Qualify."

   If IMH qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, IMH will be subject to federal income tax as follows: First, IMH will be taxed at regular corporate rates on any undistributed "REIT taxable income," including undistributed net capital gains. Second, under certain circumstances, IMH may be subject to the "alternative minimum tax" on its items of tax preference. Third, if IMH has (i) net income from the sale or other disposition of "foreclosure property" (defined generally as property acquired through foreclosure or otherwise as a result of a default on a loan secured by the property or a lease of such property) which is held primarily for sale to customers in the ordinary course of business, or (ii) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if IMH has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if IMH should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which IMH fails the 75% or 95% test multiplied by (b) a fraction intended to reflect IMH's profitability. Sixth, if IMH should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and
(iii) any undistributed taxable income from prior periods, IMH would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if IMH has excess inclusion income (attributable to its interest, if any, in a residual interest in a REMIC or if all or a portion of IMH, IMH Assets, or IWLG is treated as a taxable mortgage pool) and a disqualified organization (generally, tax-exempt entities not subject to tax on unrelated business income, including governmental organizations) holds shares of stock in IMH, IMH will be taxed at the highest corporate tax rate on the amount of excess inclusion income for the taxable year allocable to the shares held by such disqualified organization. Eighth, with respect to any asset (a "Built-In Gain Asset") acquired by IMH from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the hands of IMH is determined by reference to the basis of the asset in the hands of the C corporation, if IMH recognizes gain on the disposition of such asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by IMH, then, to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of such asset over (b) IMH's adjusted basis in such asset, determined as of the beginning of the Recognition Period), such gain will be subject to tax at the highest regular corporate rate pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that IMH will make an election pursuant to IRS Notice 88-19 and that the availability or nature of such election is not modified as proposed in President Clinton's 1999 federal budget proposal. Ninth, IMH may be subject to tax on any "excess inclusion income" (as defined in the Code) to the extent that shares of its capital stock are held by certain disqualified organizations.

   Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors;
(ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;
(iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by or for five or fewer individuals (as defined in the Code to include certain entities); and (vii) which meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. For purposes of conditions
(v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition
(vi). In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. IMH has a calendar taxable year.

   The Company believes that it has previously issued sufficient shares of Common Stock with sufficient diversity of ownership to allow IMH to satisfy conditions (v) and (vi). In addition, the Charter provides for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist IMH in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such ownership and transfer restrictions are described in "Description of Capital Stock--Repurchase of Shares and Restrictions on Transfer." These restrictions, however, may not, in all cases, ensure that IMH will be able to satisfy the share ownership requirements described above. If IMH fails to satisfy such share ownership requirements, IMH's status as a REIT will terminate; provided, however, that if IMH complies with the rules contained in the applicable Treasury Regulations requiring IMH to attempt to ascertain the actual ownership of its shares, and IMH does not know, and would not have known through the exercise of reasonable diligence, whether it failed to meet the requirement set forth in condition (vi) above, IMH will be treated as having met such requirement. See "--Failure to Qualify."

   Ownership of IWLG and IMH Assets. IMH has owned 100% of the stock of IWLG and IMH Assets at all times that IWLG and IMH Assets have been in existence. As a result, IWLG and IMH Assets will be treated as "qualified REIT subsidiaries" ("QRSs"). Code Section 856(i) provides that a corporation which is a "qualified REIT subsidiary" will not be treated as a separate corporation, and all assets, liabilities, and items of income, deduction, and credit of a "qualified REIT subsidiary" will be treated as assets, liabilities and such items (as the case may be) of the REIT for all purposes of the Code including the REIT qualification tests. Thus, in applying the requirements described herein, the QRSs will be ignored, and all assets, liabilities and items of income, deduction and credit of such subsidiaries will be treated as assets, liabilities and such items (as the case may be) of IMH. For this reason, references under "Federal Income Tax Considerations" to the income and assets of IMH shall include the income and assets of the QRSs. Because the QRSs will be treated as "qualified REIT subsidiaries" they will not be subject to federal income tax. In addition, IMH's ownership of the voting stock of the QRSs will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of such issuer's voting securities or more than 5% of the value of IMH's total assets, described below under "--Asset Tests."

   Income Tests. In order to maintain its qualification as a REIT, IMH annually must satisfy two gross income requirements. First, at least 75% of IMH's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from: (i) rents from real property; (ii) interest on obligations secured by mortgages on real property or on interests in real property; (iii) gain from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) not held primarily for sale to customers in the ordinary course of business; (iv) dividends or other distributions on, and gain (other than gain from prohibited transactions) from the sale or other disposition of, transferable shares in other real estate investment trusts; (v) abatements and refunds of taxes on real property; (vi) income and gain derived from foreclosure property; (vii) amounts (other than amounts the determination of which depend in whole or in part on the income or profits of any person) received or accrued as consideration for entering into agreements (a) to make loans secured by mortgages on real property or on interests in real property or (b) to purchase or lease real property (including interests in real property and interests in mortgages on real property); (viii) gain from the sale or other disposition of a real estate asset which is not a prohibited transaction; and (ix) qualified temporary investment income. Second, at least 95% of IMH's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the sources described above with respect to the 75% gross income test, dividends, interest, and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). In addition, for taxable years beginning prior to August 5, 1997, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions, and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales or other dispositions of foreclosure property) must represent less than 30% of IMH's gross income (including gross income from prohibited transactions). The 30% gross income test has been repealed and will not apply beginning with IMH's 1998 taxable year.

   The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

   Generally, if a loan is secured by both personal property and real property, interest must be allocated between the personal property and the real property, with only the interest allocable to the real property qualifying as mortgage interest under the 75% gross income test. Treasury Regulations provide that if a loan is secured by both personal and real property and the fair market value of the real property as of the commitment date (generally, the date on which the REIT's obligation to make the loan becomes binding) equals or exceeds the amount of the loan, the entire interest amount will qualify under the 75% gross income test. If the amount of the loan exceeds the fair market value of the real property as of the commitment date, the interest income allocated to the real property is an amount equal to the interest income multiplied by a fraction, the numerator of which is the fair market value of the real property as of the commitment date, and the denominator of which is the amount of the loan. The interest income allocated to the personal property is an amount equal to the excess of the total interest income over the interest income allocated to the real property.

   Interest earned on mortgage loans, and mortgage-backed securities secured by or representing an interest in such loans, will qualify as "interest" for purposes of both the 95% and 75% gross income tests to the extent such assets are treated as obligations secured by mortgages on real property or on interests in real property. However, income attributable to securities or other obligations that are not treated as obligations secured by mortgages on real property or on interests in real property (and which are not otherwise "Qualified REIT Assets", as defined below), dividends on stock (including any dividends IMH receives from IFC, but not including dividends IMH receives from other qualifying REITs or from the QRSs), and gains from the sale or disposition of such stock or such securities or other obligations will not qualify under the 75% gross income test. Such income will qualify under the 95% gross income test, however, if such income constitutes interest, dividends or gain from the sale or disposition of stock or securities. Income from loan guarantee fees, mortgage servicing contracts or other contracts will not qualify under either the 95% or 75% gross income test if such income constitutes fees for services rendered by IMH or is not treated as interest (on obligations secured by mortgages on real property or on interests in real property for purposes of the 75% gross income test).

Similarly, income from hedging, including the sale of hedges, will not qualify under the 75% or 95% gross income tests unless such hedges constitute certain qualified hedges, in which case such income will qualify under the 95% gross income test. For purposes of the discussion herein, the term "Qualified REIT Assets" shall mean (i) real property (including interests in real property and interests in mortgages on real property), (ii) shares (or transferable certificates of beneficial interest) in other REITs which meet the requirements of Sections 856-859 of the Code, (iii) stock or debt instruments (not otherwise described in (i), (ii) or (iv)) held for not more than one year that were purchased with the proceeds of (a) an offering of stock in IMH (other than amounts received pursuant to a dividend reinvestment plan) or (b) a public offering of debt obligations of IMH which have maturities of at least five years, and (iv) a regular or residual interest in a REMIC, but only if 95% or more of the assets of such REMIC are assets described in (i) through (iii).

   Furthermore, IFC receives servicing and processing fees and income from gain on the sale of certain mortgage loans and mortgage securities. Such fees do not accrue to IMH, but IMH receives dividends on its nonvoting preferred stock in IFC. Such dividends will qualify under the 95% gross income test, but will not qualify under the 75% gross income test.

   In order to comply with the 95% and 75% gross income tests, IMH has limited and will continue to limit substantially all of the assets that it acquires to mortgage loans or other securities or obligations that are treated as obligations secured by mortgages on real property or on interests in real property or to other Qualified REIT Assets. As a result, IMH may limit the type of assets, including hedging contracts, that it otherwise might acquire and, therefore, the type of income it otherwise might receive, including income from hedging, other than income from certain qualified hedges.

   In order to comply with the REIT gross income tests, IMH has monitored and will continue to monitor its income, including income from dividends, warehouse lending, hedging transactions, futures contracts, servicing and sales of mortgage assets, gains on the sale of securities, and other income not derived from Qualified REIT Assets. IMH believes that the aggregate amount of any nonqualifying income in any taxable year has not exceeded and will not exceed the limit on nonqualifying income under the gross income tests.

   If IMH fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if IMH's failure to meet such tests was due to reasonable cause and not due to willful neglect, IMH attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances IMH would be entitled to the benefit of these relief provisions. For example, if IMH fails to satisfy the gross income tests because nonqualifying income that IMH intentionally incurs exceeds the limits on such income, the Service could conclude that IMH's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving IMH, IMH will not qualify as a REIT. As discussed above in "Federal Income Tax Considerations--Taxation of IMH--General," even if these relief provisions apply and IMH retains its status as a REIT, a 100% tax would be imposed on an amount equal to (a) the gross income attributable to the greater of the amount by which IMH failed the 75% or 95% test multiplied by (b) a fraction intended to reflect IMH's profitability. There can be no assurance that IMH will always be able to maintain compliance with the gross income tests for REIT qualification despite its periodic monitoring procedures. No similar mitigation provision provides relief if IMH fails the 30% gross income test. In such case, IMH would cease to qualify as a REIT. See "--Failure to Qualify."

   Any gain realized by IMH on the sale of any property (including mortgage loans and mortgage-backed securities) held as inventory or other property held primarily for sale to customers in the ordinary course of business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income may also have an adverse effect upon IMH's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. IFC securitizes mortgage loans and sells the resulting mortgage securities. If IMH were to sell such mortgage securities on a regular basis, there is a substantial risk that such sales would constitute prohibited transactions and that all of the profits therefrom would be subject to a 100% tax. Therefore, such sales have been made and will be made only by IFC. IFC is not subject to the 100% penalty tax on income from prohibited transactions, which is only applicable to a REIT.

   Asset Tests. IMH, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of IMH's total assets must be represented by Qualified REIT Assets, cash, cash items and government securities. Second, not more than 25% of IMH's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by IMH may not exceed 5% of the value of IMH's total assets and IMH may not own more than 10% of any one issuer's outstanding voting securities. IMH believes that substantially all of its assets, other than the nonvoting preferred stock of IFC, and the amount of any loans made to ICCC and certain loans made to IFC, are Qualified REIT Assets.

   As described above, IMH will be treated as owning all assets, liabilities and items of income, deduction, and credit of the QRSs. IWLG provides short-term lines of credit ("warehouse loans") to IFC and approved mortgage banks, most of which are correspondents of IFC, to finance mortgage loans during the time from the closing of the loans to their sale or other settlement with pre-approved investors, including IMH. IWLG's warehouse loans are secured by assignments of first priority perfected security interests in and liens on, among other items of collateral, mortgages loans and related mortgage notes owned by the customer that in turn are secured by mortgages on real property. The Service has issued a Revenue Ruling in which it ruled that loans similar to IWLG's warehouse loans to IFC were obligations secured by mortgages on real property and interests in mortgages on real property, and therefore that such loans were Qualified REIT Assets. Based on such Revenue Ruling, IMH believes that IWLG's warehouse loans are Qualified REIT Assets. However, in the event that the IWLG's warehouse loans are not treated as Qualified REIT Assets, IMH would likely fail the 5% asset test and fail to qualify as a REIT. See "-- Failure to Qualify."

   As described above, IMH owns 100% of the nonvoting preferred stock of IFC, which represents approximately 99% of the economic value of all classes of stock of IFC. IMH does not and will not own any of the voting securities of IFC, and therefore IMH will not be considered to own more than 10% of the voting securities of IFC (which would be prohibited by the REIT asset tests currently set forth in the Code). President Clinton's 1999 federal budget proposal contains a provision which would amend the REIT asset tests so as to prohibit REITs from owning stock of a corporation possessing more than 10% of the vote or value of all classes of stock of the corporation. This proposal would be effective with respect to stock acquired on or after the date of the first Congressional committee action with respect to the proposal (the "Action Date"). In addition, to the extent that a REIT's stock ownership is grandfathered by virtue of this effective date, such grandfathered status would terminate if the subsidiary corporation engages in a trade or business that it is not engaged in on the Action Date or acquires substantial new assets on or after such date. Accordingly, if this provision of the budget proposal were enacted in its present form, IMH's stock ownership in IFC would be grandfathered, but such grandfathered status would terminate if IFC engages in a trade or business that it is not engaged in on the Action Date or acquires substantial new assets (including additional mortgage loans) on or after such date, even if such activities are undertaken or assets are acquired prior to the adoption of the proposal. In such case, IMH's continued ownership of more than 10% of the economic value of IFC beyond IMH's next quarterly asset testing date following the Action Date (which could occur prior to the adoption of the proposal) could cause IMH to fail to qualify as a REIT. See "--Failure to Qualify." It is presently uncertain whether any proposal regarding REIT subsidiaries, such as IFC, will be enacted, or if enacted, what the terms of such proposal (including its effective date) will be. At this time, it is expected that IFC will continue to acquire additional mortgage loans notwithstanding the proposed legislation regarding REIT subsidiaries.

   IMH believes that the aggregate value of its securities of IFC has not at any time exceeded 5% of the total value of IMH's assets, and will not exceed such amount in the future. Latham & Watkins, in rendering its opinion as to the qualification of IMH as a REIT, relied on the representation of IMH to such effect. There can be no assurance that the Service will not contend that the value of the securities of IFC held by IMH exceeds the 5% value limitation.

   The 5% asset test requires that IMH revalue its assets at the end of each calendar quarter in which IMH acquires additional securities in IFC for the purpose of applying such test. Although IMH plans to take steps to ensure that it satisfies the 5% asset test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful, or will not require a reduction in IMH's overall interest in IFC.

   IMH has taken and will continue to take measures to prevent the value of securities issued by any one entity that do not constitute Qualified REIT Assets from exceeding 5% of the value of IMH's total assets as of the end of each calendar quarter. In particular, as of the end of each calendar quarter, IMH has limited and diversified and will continue to limit and diversify its ownership of securities of IFC and other securities that do not constitute Qualified REIT Assets as necessary to satisfy the REIT asset tests described above.

   When purchasing mortgage-related securities, IMH and its counsel may rely on opinions of counsel for the issuer or sponsor of such securities given in connection with the offering of such securities, or statements made in related offering documents, for purposes of determining whether and to what extent those securities constitute Qualified REIT Assets for purposes of the REIT asset tests and produce income which qualifies under the REIT gross income tests discussed above. The inaccuracy of any such opinions or statements may have an adverse impact on IMH's qualification as a REIT.

   A regular or residual interest in a REMIC will be treated as a Qualified REIT Asset for purposes of the REIT asset tests and income derived with respect to such interests will be treated as interest on obligations secured by mortgages on real property, assuming that at least 95% of the assets of the REMIC are Qualified REIT Assets. If less than 95% of the assets of the REMIC are Qualified REIT Assets, only a proportionate share of the assets of and income derived from the REMIC will be treated as qualifying under the REIT asset and income tests. Based on information provided to IMH by each REMIC in which IMH holds an interest, IMH believes that its REMIC interests fully qualify for purposes of the REIT gross income and asset tests. IMH has not acquired and does not expect to acquire or retain residual interests issued by REMICs.

   If IMH invests in a partnership, it will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of IMH for purposes of the REIT gross income and asset tests.

   After initially meeting the asset tests at the close of any quarter, IMH will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by the disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. IMH intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If IMH fails to cure noncompliance with the asset tests within such time period, IMH would cease to qualify as a REIT.

   Annual Distribution Requirements. IMH, in order to maintain its qualification as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of IMH's "REIT taxable income" (generally, income of IMH computed without regard to the dividends paid deduction and by excluding its net capital gain) and (b) 95% of the excess of the net income, if any, from foreclosure property over the tax imposed on such income, minus (ii) the excess of the sum of certain items of noncash income over 5% of "REIT taxable income." In addition, if IMH disposes of any Built-In Gain Asset during its Recognition Period, IMH will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before IMH timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration and if IMH so elects and specifies the dollar amount on its tax return. Such distributions are taxable to holders of Common Stock (other than certain tax-exempt entities, as discussed below) in the year in which paid, even if such distributions relate to the prior year for purposes of IMH's 95% distribution requirement. The amount distributed must not be preferential (e.g., each holder of shares of Common Stock must receive the same distribution per share). To the extent that IMH does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed portion at regular ordinary and capital gain corporate tax rates. Furthermore, if IMH should fail to distribute during each calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immeidately following such year) at least the sum of (i) 85% of its REIT ordinary income for such year,
(ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, IMH would be subject to a 4% excise tax on the excess of such required distributions over the amounts actually distributed. Any REIT taxable income and net capital gain on which this excise tax is imposed for any year is treated as an amount distributed that year for purposes of calculating such tax. IMH believes that it has and intends to continue to make timely distributions sufficient to satisfy these annual distribution requirements.

   IMH anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that IMH, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of IMH. For instance, IMH may realize income without a corresponding cash payment, as in the case of original issue discount or accrued interest on defaulted mortgage loans. In the event that such timing differences occur, in order to meet the distribution requirements, IMH may find it necessary to sell assets, arrange for short-term, or possibly long-term, borrowings, or pay dividends in the form of taxable stock dividends.

   The Service has ruled that if a REIT's dividend reinvestment plan allows stockholders of the REIT to elect to have cash distributions reinvested in shares of the REIT at a purchase price equal to at least 95% of fair market value on the distribution date, then such cash distributions reinvested pursuant to such a plan qualify under the 95% distribution test. IMH expects that the terms of its DRP will comply with this ruling.

   Under certain circumstances, IMH may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in IMH's deduction for dividends paid for the earlier year. Thus, IMH may be able to avoid being taxed on amounts distributed as deficiency dividends; however, IMH will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

Recordkeeping Requirements

   A REIT is required to maintain certain records, including records regarding the actual and constructive ownership of its shares, and within 30 days after the end of its taxable year, to demand statements from persons owning above a specified level of the REIT's shares (e.g., if IMH has 2,000 or more stockholders of record, from persons holding 5% or more of IMH's outstanding shares of Common Stock; if IMH has over 200 but fewer than 2,000 stockholders of record, from persons holding 1% or more of IMH's outstanding shares of Common Stock; and if IMH has 200 or fewer shareholders of record, from persons holding 1/2% or more of IMH's outstanding shares of Common Stock) regarding their ownership of shares. In addition, IMH must maintain, as part of its records, a list of those persons failing or refusing to comply with this demand. Shareholders who fail or refuse to comply with the demand must submit a statement with their tax returns setting forth the actual stock ownership and other information. IMH has maintained and will continue to maintain the records and demand statements as required by Treasury Regulations.

Failure to Qualify

   If IMH fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, IMH will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which IMH fails to qualify will not be deductible by IMH nor will they be required to be made. As a result, IMH's failure to qualify as a REIT would substantially reduce the cash available for distribution by IMH to its stockholders. In addition, if IMH fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of IMH's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, IMH will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances IMH would be entitled to such statutory relief. Failure to qualify for even one year could result in the IMH's incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes. In addition, President Clinton's 1999 federal budget proposal contains a provision which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT in taxable years beginning after January 1, 1999, and thus could effectively preclude IMH from re-electing to be taxed as a REIT following a loss of its REIT status.

Taxation of Holders of Securities

   Set forth below is a brief summary of certain federal income tax consequences to holders of Securities. Holders are urged to consult the applicable Prospectus Supplement for a more detailed description of such tax consequences.

   Common Stock and Preferred Stock. In general, as long as IMH qualifies as a REIT, distributions made by IMH with respect to the Common Stock or the Preferred Stock out of IMH's current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable as ordinary income to holders of Common Stock or Preferred Stock, as the case may be. For purposes of determining whether distributions are out of current or accumulated earnings and profits, the earnings and profits of IMH will be allocated first to IMH's Preferred Stock, and then to IMH's Common Stock. Such distributions will not be eligible for the dividends received deduction in the case of holders of Common Stock or Preferred Stock that are corporations. Under certain other circumstances, distributions made by IMH with respect to the Common Stock or the Preferred Stock may constitute return of capital and/or capital gain to the holder.

   In general, any gain or loss realized upon a taxable disposition of shares of Common Stock or Preferred Stock will be treated as capital gain or loss and, in the case of a non-corporate stockholder, mid-term or long-term capital gain or loss if the shares have been held as a capital asset for more than twelve months or eighteen months, respectively, and otherwise as short-term capital gain or loss. However, any loss realized upon a taxable disposition of shares held for six months or less will be treated as long-term capital loss to the extent of any capital gain dividends previously received with respect to such shares of Common Stock or Preferred Stock.

   Debt Securities. Interest and original issue discount, if any, on a Debt Security will be treated as ordinary income to a holder. Any special tax considerations applicable to a Debt Security will be described in the related Prospectus Supplement.

   Securities Warrants. Upon a holder's exercise of a Securities Warrant, the holder will, in general, (i) not recognize any income, gain or loss for federal income tax purposes, (ii) receive an initial tax basis in the Security received equal to the sum of the holder's tax basis in the exercised Securities Warrant and the exercise price paid for such Security and (iii) have a holding period for the Security received beginning on the date of exercise. If a holder of a Securities Warrant sells or otherwise disposes of such Securities Warrant in a taxable transaction (other than by its exercise), the holder generally will recognize capital gain or loss (in the case of an individual, mid-term or long-term capital gain or loss if the holder holds such Securities Warrant as a capital asset and its holding period for the Securities Warrant exceeds twelve months or eighteen months, respectively, on the date of disposition, and otherwise, short term capital gain or loss) equal to the difference between (i) the cash and fair market value of other property received and (ii) the holder's tax basis (on the date of disposition) in the Securities Warrant sold. Such a holder generally will recognize a capital loss upon the expiration of an unexercised Securities Warrant equal to the holder's tax basis in the Securities Warrant on the expiration date.

Backup Withholding

   IMH will report to holders of Common Stock, Preferred Stock and Debt Securities and the Service the amount of dividends or interest paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a holder may be subject to backup withholding at the rate of 31% with respect to dividends or interest paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A holder that does not provide IMH with his correct taxpayer identification number may also be subject to penalties imposed by the Service. Any amount paid as backup withholding will be creditable against the holder's income tax liability. In addition, IMH may be required to withhold a portion of capital gain distributions to any holders who fail to certify their non-foreign status to IMH.

Other Tax Consequences

   IFC does not qualify as a REIT and will pay federal, state and local income taxes on its taxable income at normal corporate rates. As a result, IFC is able to distribute only its net after-tax earnings to its shareholders, including IMH, as dividend distributions, thereby reducing the cash available for distribution by IMH to its stockholders.

State and Local Taxes

   IMH and holders of Securities may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of IMH and holders of Securities may not conform to the federal income tax consequences discussed above. Consequently, prospective holders of Securities should consult their own tax advisors regarding the effect of state and local tax laws on an investment in IMH.

                                 LEGAL MATTERS

   The validity of the Securities offered hereby will be passed on for the Company by Freshman, Marantz, Orlanski, Cooper & Klein, a law corporation, Beverly Hills, California, certain tax matters will be passed on for the Company by Latham & Watkins, Los Angeles, California, and certain legal matters with respect to Maryland law will be passed on for the Company by Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland.

                                    EXPERTS

   The financial statements of Impac Mortgage Holdings, Inc. and Impac Funding Corporation incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated by reference herein in reliance upon the reports of KPMG
Peat Marwick LLP, independent auditors, and upon the authority of said firm as experts in auditing and accounting.

                                6,350,932 Shares

                         IMPAC MORTGAGE HOLDINGS, INC.

                                  COMMON STOCK

   This prospectus relates to the offer and sale from time to time by Impac Funding Corporation, Inc., a California corporation, and HBK MasterFund L.P. (each a "selling stockholder" and together the "selling stockholders"), of up to 6,350,932 shares of our common stock.

   The selling stockholders will receive all of the proceeds from the sale of the common stock, less any discounts, commissions or other compensation that they may pay to the underwriters, broker-dealers or other selling agents effecting the sales.

   Our common stock is traded on the American Stock Exchange under the symbol "IMH." On August 24, 2001, the last reported sale price for the common stock on the American Stock Exchange was $7.15 per share.

                               ----------------

       Your purchase of the common stock involves a high degree of risk.
                    See "Risk Factors" beginning at page 1.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities offered or sold under this prospectus, nor have these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

                The date of this prospectus is August 30, 2001.

   We have not authorized any dealer, salesperson or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or seek an offer to buy any shares in any jurisdiction where it is unlawful. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of the delivery of this prospectus or any sale of the shares.

   Certain information contained in this prospectus and the reports incorporated herein constitute forward-looking statements under the Securities Act of 1933 and the Exchange Act of 1934. These forward-looking statements can be identified by the use of forward-looking terminology including, but not limited to, "may," "will," "expect," "intend," "should," "anticipate," "estimate," or "believe" or comparable terminology. Our actual results may differ materially from those contained in the forward-looking statements. Purchasers of our common shares should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

                               Table of Contents

   Summary.................................................................   i
   Risk Factors............................................................   1
   Use of Proceeds.........................................................  14
   Selling Security Holders and Plan of Distribution.......................  14
   Description of Capital Stock............................................  16
   Material Federal Income Tax Consequences................................  18
   Legal Matters...........................................................  25
   Experts.................................................................  25
   Where You Can Find More Information.....................................  26

                                    SUMMARY

   We are a mortgage real estate investment trust, commonly known as a REIT, which, together with our subsidiaries and related companies, primarily operates three businesses: (1) our long-term investment operations, (2) our mortgage operations, and (3) our warehouse lending operations. Our long-term investment operations invests primarily in non-conforming residential mortgage loans and securities backed by such loans. Our mortgage operations purchases or originates and sells and securitizes primarily non-conforming residential mortgage loans. Non-conforming residential mortgage loans are residential mortgages that generally do not qualify for purchase by government-sponsored agencies such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. Our warehouse lending operations provides warehouse and repurchase financing to originators of mortgage loans. We have elected to be taxed as a REIT for federal income tax purposes, which generally allows us to pass through income to stockholders without payment of federal income tax at the corporate level.

   On February 21, 2001 and March 30, 2001, Impac Funding Corporation purchased a total of 400,000 shares of our Series C 10.5% Cumulative Convertible Preferred Stock from LBP, Inc. (OTC Bulletin Board: LBPI.OB). HBK Masterfund LP purchased 400,000 shares of our Series C Convertible Preferred Stock from us in December 1998 and 400,000 shares from LBP, Inc. on February 26, 2001. The shares offered under this prospectus were issued pursuant to the conversion of the preferred stock.

   Our principal executive offices are located at 1401 Dove Street, Newport Beach, California, 92660. Our telephone number is (949) 475-3600.

   In this prospectus, the terms "Company," "we," "us," and "our" refer to Impac Mortgage Holdings, Inc., a Maryland corporation. The term "IFC" or "selling stockholder" refers to Impac Funding Corporation, a California corporation. Unless the context otherwise indicates, "common stock" refers to the common stock, par value $0.01 per share, of Impac Mortgage Holdings, Inc.

                                  RISK FACTORS

   An investment in our common stock involves a high degree of risk. You should consider the following factors carefully before deciding to purchase shares of our common stock. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

Inability to Generate Liquidity May Adversely Affect Our Operations

   If we cannot generate sufficient liquidity, we will be unable to continue our operations, grow our asset base and pay dividends. We have traditionally derived our liquidity from three sources:

  . financing facilities provided to us by others to acquire mortgage assets;

  .  whole loan sales and securitizations of acquired mortgage loans; and

  .  our issuance of equity securities.

   However, we cannot assure you that any of these alternatives will be available to us, or if available, that we will be able to negotiate favorable terms. If we cannot raise cash by selling debt and equity securities, we may be forced to sell our assets at unfavorable prices or discontinue various business activities. Our inability to access the capital markets could have a negative impact on our earnings and ability to pay dividends.

Margin Calls on Financing Facilities May Adversely Affect Our Operations

   Prior to the fourth quarter of 1998, we generally had no difficulty in obtaining favorable financing facilities or in selling acquired mortgage loans. However, during the fourth quarter of 1998 the mortgage industry experienced substantial turmoil as a result of a lack of liquidity in the secondary markets. At that time, investors expressed unwillingness to purchase interests in securitizations due in part to:

  . higher than expected credit losses on many companies' securitization interests, and

  . the widening of returns expected by institutional investors on securitization interests over the prevailing Treasury rate.

   As a result, many mortgage loan originators, including our company, were unable to access the securitization market on favorable terms, which resulted in some companies declaring bankruptcy. Originators, like our company, were required to sell loans on a whole loan basis and liquidate holdings of mortgage-backed securities to repay financing facilities. However, the large amount of loans available for sale on a whole loan basis affected the pricing offered for these loans which in turn reduced the value of the collateral underlying the financing facilities. Therefore, many providers of financing facilities initiated margin calls. Margin calls resulted when our lenders evaluated the market value of the collateral securing our financing facilities and required us to provide them with additional equity or collateral to secure our borrowings.

   Our financing facilities were short-term borrowings and due to the turmoil in the mortgage industry during the latter part of 1998 many traditional providers of financing facilities were unwilling to provide facilities on favorable terms, or at all. If we cannot renew or replace maturing borrowings, we may have to sell, on a whole loan basis, the loans securing these facilities which, depending upon market conditions, may result in substantial losses.

Dependence on Securitizations for Liquidity

   We rely significantly upon securitizations to generate cash proceeds to repay borrowings and to create credit availability. Any reduction in our ability to complete securitizations may require us to utilize other sources of financing, which may be on less than favorable terms. In addition, gains on sales from our securitizations represent a significant portion of our earnings.

   Several factors could affect our ability to complete securitizations of our mortgages, including:

  . conditions in the securities markets;

  . credit quality of the mortgage loans originated or purchased by our mortgage operations;

  . volume of our mortgage loan originations and purchases; and

  . ability to obtain credit enhancement.

   If we are unable to profitably securitize a significant number of our mortgage loans in a particular financial reporting period, then it could result in lower income or a loss for that period. As a result of turmoil in the securitization market during the latter part of 1998, many mortgage lenders, including our company, were required to sell mortgage loans on a whole loan basis under adverse market conditions in order to generate liquidity. Many of these sales were made at prices lower than our carrying value of the mortgage loans and we experienced losses. We cannot assure you that we will be able to continue to profitably securitize or sell our loans on a whole loan basis, or at all.

   Gains on sales from our securitizations have historically represented a substantial portion of our earnings. Our ability to complete securitizations is dependent upon general conditions in the securities and secondary markets and the credit quality of the mortgage loans. In addition, delays in closing sales of our loans increases our risk by increasing the warehousing period for the loans, further exposing our company to credit risk.

   The market for first loss risk securities, which are securities that take the first loss when mortgages are not paid by the borrowers, is generally limited. In connections with our securitizations, we will endeavor to sell all securities subjecting us to a first loss risk. If we cannot sell these securities, then we may be required to hold them for an extended period, subjecting us to a first loss risk.

We May Not Pay Dividends to Stockholders

   REIT provisions of the Internal Revenue Code require us to distribute to our stockholders substantially all of our taxable income. These provisions restrict our ability to retain earnings and renew capital for our business activities. We may decide at a future time not to be treated as a REIT, which would cause us to be taxed at the corporate level and to cease paying regular dividends. Also, to date a portion of our dividends to stockholders consisted of distributions by our mortgage operations subsidiary to our long-term investment operations entity. However, our mortgage operations was not, and is not, required under the REIT provisions to make these distributions. Since we are trying to retain earnings for future growth, we may not cause our mortgage operations subsidiary to make these distributions in the future. This would materially affect the amount of dividends, if any, paid by us to our stockholders.

Our Borrowings and Substantial Leverage May Cause Losses

 Risks of Use of Collateralized Mortgage Obligations

   To grow our investment portfolio, we borrow a substantial portion of the market value of substantially all of our investments in mortgage loans and mortgage-backed securities. We currently prefer to use collateralized mortgage obligations as financing vehicles to increase our leverage, since mortgage loans held for collateralized mortgage obligation collateral are retained for investment rather than sold in a secondary market transaction. Retaining mortgage loans as collateralized mortgage obligation collateral exposes our operations to greater credit losses than the use of securitization techniques that are treated as sales. In creating a collateralized mortgage obligation, we make a cash equity investment to fund collateral in excess of the amount of the securities issued. If we experience credit losses on the pool of loans subject to the collateralized mortgage obligation greater than we expected, the value of our equity investment decreases and we would have to adjust the value of the investment in our financial statements.

 Cost of Borrowings May Exceed Return on Assets

   The cost of borrowings under our financing facilities corresponds to a referenced interest rate plus or minus a margin. The margin varies depending on factors such as the nature and liquidity of the underlying collateral and the availability of financing in the market. We will experience net interest losses if the returns on our assets financed with borrowed funds fail to cover the cost of our borrowings.

 Default Risks Under Financing Facilities

   If we default under our collateralized borrowings, our lenders could force us to liquidate the collateral. If the value of the collateral is less than the amount borrowed, we could be required to pay the difference in cash. If we were to declare bankruptcy, some of our reverse repurchase agreements may obtain special treatment and our creditors would then be allowed to liquidate the collateral without any delay. On the other hand, if a lender with whom we have a reverse repurchase agreement declares bankruptcy, we might experience difficulty repurchasing our collateral, or enforcing our claim for damages, and it is possible that our claim could be repudiated and we could be treated as an unsecured creditor. If this occurs, our claims would be subject to significant delay and we may receive substantially less than our actual damages.

 Risk of Lack of Return of Investment on Liquidation

   We have pledged a substantial portion of our assets to secure the repayment of collateralized mortgage obligations issued in securitizations, our financing facilities or other borrowings. We will also pledge substantially all of our current and future mortgage loans to secure borrowings pending their securitization or sale. The cash flows we receive from our investments that have not yet been distributed, pledged or used to acquire mortgage loans or other investments may be the only unpledged assets available to our unsecured creditors and you if our company were liquidated.

 Interest Rate Fluctuations May Adversely Affect Our Operating Results

   Our operations, each as a mortgage loan originator and warehouse lender, may be adversely affected by rising and falling interest rates. Higher interest rates may discourage potential borrowers from refinancing mortgages, borrowing to purchase homes or seeking second mortgages. This may decrease the amount of mortgages available to be acquired by our mortgage operations and decrease the demand for warehouse financing provided by our warehouse lending operations to originators of mortgage loans. If short-term interest rates exceed long-term interest rates, there is a higher risk of increased loan prepayments, as borrowers may seek to refinance their mortgage loans at lower long-term interest rates. Increased loan prepayments could lead to a reduction in the number of loans we service, the fees we receive for loan servicing and our loan servicing income.

   We are subject to the risk of rising mortgage interest rates between the time we commit to purchase mortgages at a fixed price and the time we sell or securitize those mortgages. An increase in interest rates will generally result in a decrease in the market value of mortgages that we have committed to purchase at a fixed price, but have not yet sold or securitized.

 Risks of Repricing of Assets and Liabilities

   Our principal source of revenue is net interest income or net interest spread, which is the difference between the interest we earn on our interest earning assets and the interest we pay on our interest bearing liabilities. The rates we pay on our borrowings are independent of the rates we earn on our assets and may be subject to more frequent periodic rate adjustments. Therefore, we could experience a decrease in net interest income or a net interest loss because the interest rates on our borrowings could increase faster than the interest rates on our assets. If our net interest spread becomes negative, we will be paying more interest on our borrowings than we will be earning on our assets and we will be exposed to a risk of loss.

   Additionally, the rates paid on our borrowings and the rates received on our assets may be based upon different indices (i.e., LIBOR, U.S. Treasuries, etc.). If the index used to determine the rate on our borrowings increases faster than the index used to determine the rate on our assets, we will experience a declining net interest spread which will have a negative impact on our profitability and may result in losses.

 Risks of Adjustable Rate Mortgages

   A significant portion of the mortgage assets held by our long-term investment operations are adjustable rate mortgages or bear interest based upon short-term interest rate indices. We generally fund these mortgage assets with borrowings. To the extent that there is a difference between the interest rate index used to determine the interest rate on our adjustable rate mortgage assets and the interest rate index used to determine the borrowing rate for our related financing, our business may be negatively impacted.

 Interest Rate Caps

   Adjustable rate mortgages typically have interest rate caps, which limit interest rates charged to the borrower during any given period. Our borrowings are not subject to similar restrictions. In a period of rapidly increasing interest rates, the interest rates we pay on our borrowings could increase without limitation, while the interest rates we earn on our adjustable rate mortgage assets would be capped. If this occurs, our net earnings could be significantly reduced or we could suffer a net interest loss.

 Payment Caps

   Some of our adjustable rate mortgages may be subject to payment caps meaning some portion of the interest accruing on the mortgage is deferred and added to the principal outstanding. Our borrowings do not have similar provisions. This could cause us to receive less cash on our adjustable rate assets than the interest due on our related borrowings. Also, the increased principal amount outstanding as a result of interest deferral may result in a higher rate of defaults on these loans.

Our Quarterly Operating Results May Fluctuate

   Our results of operations, and more specifically our earnings, may significantly fluctuate from quarter to quarter based on several factors, including:

  . changes in the amount of loans we originate;

  . between our cost of funds on borrowings and the average interest rates earned on our loans;

  . inability to complete or decisions not to complete significant bulk whole loan sales or securitizations in a particular quarter; and

  . generally affecting the mortgage loan industry.

   A delay in closing a particular mortgage loan sale or securitization would also increase our exposure to interest rate fluctuations by lengthening the period during which our variable rate borrowings under our warehouse facilities are outstanding. If we were unable to sell a sufficient number of mortgage loans at a premium during a particular reporting period, our revenues for that period would decline, which could have a material adverse affect on our operations. As a result, our stock price could also fluctuate.

Our Share Prices Have Been and May Continue to be Volatile

   Historically, the market price of our common stock has been volatile. During 2000, our stock reached a high of $4.38 and a low of $1.83. On June 1, 2001, the closing sale price was $5.75. The market price of our common stock is likely to continue to be highly volatile and could be significantly affected by factors including:

  . availability of liquidity in the securitization market;

  . loan sale pricing;

  . calls by warehouse lenders or changes in warehouse lending rates;

  . unanticipated fluctuations in our operating results;

  . prepayments on mortgages;

  . valuations of securitization related assets;

  . cost of funds; and

  . general market conditions.

   In addition, significant price and volume fluctuations in the stock market have particularly affected the market prices for the common stocks of mortgage REIT companies such as ours. These broad market fluctuations have adversely affected and may continue to adversely affect the market price of our common stock. If our results of operations fail to meet the expectations of securities analysts or investors in a future quarter, the market price of our common stock could also be materially adversely affected.

Prepayments of Mortgage Loans May Adversely Affect Our Operations

   Mortgage prepayments generally increase when fixed mortgage interest rates fall below the then-current interest rates on outstanding adjustable rate mortgage loans. Prepayments on mortgage loans are also affected by the terms and credit grades of the loans and general economic conditions. Most of our adjustable rate mortgages and those backing mortgage-backed securities are originated within six months of the time we purchased the mortgages and generally bear initial interest rates which are lower than their "fully-indexed" amount (the applicable index plus the margin). If we acquire these mortgages at a premium and they are prepaid prior to or soon after the time of adjustment to a fully-indexed rate, we would not have received interest at the fully-indexed rate during such period. This means we would lose the opportunity to earn interest at that rate over the expected life of the mortgage. Also, if prepayments on our adjustable rate mortgage loans increase when interest rates are declining, our net interest income may decrease if we cannot reinvest the prepayments in mortgage assets bearing comparable rates.

   We generally acquire mortgages on a "servicing released" basis, meaning we acquire both the mortgages and the rights to service them. This strategy requires us to pay a higher purchase price or premium for the mortgages. If our mortgage loans that we acquired at a premium prepay faster than originally projected, generally accepted accounting principles require us to write down the remaining capitalized premium amounts at a faster speed than was originally projected, which would decrease our future interest income.

Value of Our Portfolio of Mortgage-Backed Securities May be Adversely Affected

   We invest in mortgage-backed securities known as "interest-only," "principal-only," residual interest and subordinated securities. These securities are generally created through our own securitizations. Investments in residual interest and subordinated securities are much riskier than investments in senior mortgage-backed securities because these subordinated securities bear all credit losses prior to the related senior securities. On a percentage basis, the risk associated with holding residual interest and subordinated securities is greater than holding the underlying mortgage loans directly due to the concentration of losses in the subordinated securities.

   We estimate future cash flows from these securities and value them utilizing assumptions based in part on projected discount rates, mortgage loan prepayments and credit losses. If our actual experience differs from our assumptions we would be required to reduce the value of these securities. The market for our asset-backed securities is extremely limited and we cannot assure you that we could sell these securities at their reported value, or at any value or that we could recoup our initial investment.

   We also bear the risk of loss on any mortgage-backed securities we purchase in the secondary mortgage market. If third parties have been contracted to insure against these types of losses, we would be dependent in part upon the creditworthiness and claims paying ability of the insurer and the timeliness of reimbursement in the event of a default on the underlying obligations. The insurance coverage for various types of losses is limited, and we bear the risk of any losses in excess of the limitation or outside of the insurance coverage.

   In addition, we may not obtain our anticipated yield or we may incur losses if the credit support available within certain mortgage-backed securities is inadequate due to unanticipated levels of losses, or due to difficulties experienced by the credit support provider. Delays or difficulties encountered in servicing mortgage-backed securities may cause greater losses and, therefore, greater resort to credit support than was originally anticipated, and may cause a rating agency to downgrade certain classes of our securities.

We Undertake Additional Risks by Acquiring and Investing in Mortgage Loans

 Risk of Failure to Obtain Credit Enhancements

   We do not obtain credit enhancements such as mortgage pool or special hazard insurance for all of our mortgage loans and investments. Borrowers may obtain private mortgage insurance, but we only require this insurance in limited circumstances. During the time we hold mortgage loans for investment, we are subject to risks of borrower defaults and bankruptcies and special hazard losses that are not covered by standard hazard insurance. If a borrower defaults on a mortgage loan that we hold, we bear the risk of loss of principal to the extent there is any deficiency between the value of the related mortgaged property and the amount owing on the mortgage loan. In addition, since defaulted mortgage loans are not considered eligible collateral under our borrowing arrangements, we bear the risk of being required to own these loans without the use of borrowed funds until they are ultimately liquidated.

 Greater Risks from Non-Conforming Mortgage Loans

   Non-conforming residential mortgage loans are residential mortgages that do not qualify for purchase by government sponsored agencies such as the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. Our operations may be negatively affected due to our investments in non-conforming loans or securities evidencing interests in such loans. Credit risks associated with non-conforming mortgage loans are greater than conforming mortgage loans. The interest rates we charge on non-conforming loans are often higher than those charged for conforming loans. The purchase market of non-conforming loans has typically provided for higher interest rates in order to compensate for the lower liquidity. Due to the lower level of liquidity in the non-conforming loan market, we may realize higher returns upon securitization of loans than would be realized upon securitization of conforming loans. However, lower levels of liquidity may cause us to hold loans or other mortgage-related assets supported by these loans. By doing this, we assume the potential risk of increased delinquency rates and/or credit losses as well as interest rate risk. Additionally, the combination of different underwriting criteria and higher rates of interest leads to greater risk including higher prepayment rates and higher delinquency rates and/or credit losses.

 Second Mortgages Entail Greater Risks

   Our security interest in the property securing second mortgages is subordinated to the interest of the first mortgage holder. If the value of the property is equal to or less than the amount needed to repay the borrower's obligation to the first mortgage holder upon foreclosure, all or a portion of our second mortgage loan will not be repaid.

 Geographic Concentration of Mortgage Loans Has Higher Risks

   We do not set limitations on the percentage of our mortgage asset portfolio composed of properties located in any one area (whether by state, zip code or other geographic measure). Concentration in any one area increases our exposure to the economic and natural hazard risks associated with that area. We estimate that a high concentration of the loans included in securitizations in which we hold subordinated interests are secured by properties in California. Certain parts of California have experienced an economic downturn in past years and have suffered the effects of certain natural hazards.

 Potential Losses Related to Recourse Obligations

   Mortgage-backed securities issued in connection with our securitizations have been non-recourse to us, except in the case of a breach of standard representations and warranties made by us when the loans are securitized. While we have recourse against the sellers of mortgage loans, we cannot assure you that they will honor their obligations. We also engaged in bulk whole loan sales pursuant to agreements that provide for recourse by the purchaser against us. In some cases, the remedies available to a purchaser of mortgage loans from us are broader than those available to us against those who sell us these loans. If a purchaser exercises its rights against us, we may not always be able to enforce whatever remedies we may have against our sellers.

We Undertake Additional Risks in Providing Warehouse Financing

   As a warehouse lender, we lend money to mortgage bankers on a secured basis and we are subject to the risks associated with lending to mortgage banks, including the risks of fraud, borrower default and bankruptcy, any of which could result in credit losses for us. Our claims as a secured lender in a bankruptcy proceeding may be subject to adjustment and delay.

Value of our Mortgage Servicing Rights is Subject to Adjustment

   When we purchase loans that include the associated servicing rights, the allocated cost of the servicing rights is reflected on our financial statements as mortgage servicing rights. To determine the fair value of these servicing rights, we use assumptions to estimate future net servicing income including projected discount rates, mortgage loan prepayments and credit losses. If actual prepayments or defaults with respect to loans serviced occur more quickly than we originally assumed, we would have to reduce the carrying value of our mortgage servicing rights. We do not know if our assumptions will prove correct.

Our Operating Results Will be Affected by the Results of Our Hedging Activities

   To offset the risks associated with our mortgage operations, we enter into transactions designed to hedge our interest rate risks. To offset the risks associated with our long-term investment operations, we attempt to match the interest rate sensitivities of our adjustable rate mortgage assets held for investment with the associated financing liabilities. Our management determines the nature and quantity of the hedging transactions based on various factors, including market conditions and the expected volume of mortgage loan purchases. We do not limit management's use of certain instruments in such hedging transactions. While the Company believes that it is properly hedging its interest rate risk, the accounting for such hedging activities do not generally qualify for hedge accounting under accounting principles generally accepted in the United States of America and FAS 133. The effect of the Company's hedging strategy may result in some volatility in its quarterly earnings as interest rates go up or down. The volatility in earning is a result of the Company marking to market its hedges but not being allowed to mark to market the underlying loans related to the hedges in place. While the Company believes it is properly hedging its interest rate risk, we cannot assure you that our hedging transactions will offset our risks of losses.

Reduction in Demand for Residential Mortgage Loans and Our Non-Conforming Loan Products May Adversely Affect Our Operations

   The availability of sufficient mortgage loans meeting our criteria is dependent in part upon the size and level of activity in the residential real estate lending market and, in particular, the demand for non-conforming mortgage loans, which is affected by:

  . interest rates;

  . national economic conditions;

  . residential property values; and

  . regulatory and tax developments.

   If our mortgage loan purchases decrease, we will have:

  . decreased economies of scale;

  . higher origination costs per loan;

  . reduced fee income;

  . smaller gains on the sale of non-conforming mortgage loans; and

  . an insufficient volume of loans to effect securitizations which requires us to accumulate loans over a longer period.

Our Delinquency Ratios and Our Performance May be Adversely Affected by the Performance of Parties Who Sub-Service our Loans

   We contract with third-party sub-servicers for the sub-servicing of all our loans, including those in our securitizations, and our operations are subject to risks associated with inadequate or untimely servicing. Poor performance by a sub-servicer may result in greater than expected delinquencies and losses on our loans. A substantial increase in our delinquency or foreclosure rate could adversely affect our ability to access the capital and secondary markets for our financing needs. Also, with respect to loans subject to a securitization, greater delinquencies would adversely impact the value of any interest-only, principal-only and subordinated securities we hold in connection with that securitization.

   In a securitization, relevant agreements permit us to be terminated as servicer under specific conditions described in these agreements, such as the failure of a sub-servicer to perform certain functions within specific time periods. If, as a result of a sub-servicer's failure to perform adequately, we were terminated as servicer of a securitization, the value of any servicing rights held by us would be adversely affected.

Intense Competition for Mortgage Loans May Adversely Affect Our Operations

   We compete in purchasing non-conforming mortgage loans and issuing mortgage-backed securities with:

  . other mortgage conduit programs;

  . investment banking firms;

  . savings and loan associations;

  . banks;

  . thrift and loan associations;

  . finance companies;

  . mortgage bankers;

  . insurance companies;

  . other lenders; and

  . other entities purchasing mortgage assets.

   Consolidation in the mortgage banking industry may adversely affect us by reducing the number of current sellers to our mortgage operations and our potential customer base. As a result, we may have to purchase a larger percentage of mortgage loans from a smaller number of customers, which could cause us to have to pay higher premiums for loans.

If We Fail to Maintain Our REIT Status We May be Subject to Taxation as a Regular Corporation

 Consequences if We Fail to Qualify as a REIT

   We believe that we have operated and intend to continue to operate in a manner that enables us to meet the requirements for qualification as a REIT for Federal income tax purposes. We have not requested, and do not plan to request, a ruling from the Internal Revenue Service that we qualify as a REIT.

   Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. Our continued qualification as a REIT will depend on our satisfaction of certain asset, income, organizational and stockholder ownership requirements on a continuing basis.

   If we fail to qualify as a REIT, we would not be allowed a deduction for distributions to stockholders in computing our taxable income and would be subject to Federal income tax at regular corporate rates. We also could be subject to the Federal alternative minimum tax. Unless we are entitled to relief under specific statutory provisions, we could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. Therefore, if we lose our REIT status, the funds available for distribution to you would be reduced substantially for each of the years involved.

 Effect of Distribution Requirements

   As a REIT, we are subject to annual distribution requirements, which limit the amount of cash we have available for other business purposes, including amounts to fund our growth.

 Other Tax Liabilities

   Even if we qualify as a REIT, we may be subject to certain Federal, state, and local taxes on our income, property and operations that could reduce operating cash flow.

Recent Developments

   The Tax Relief Extension Act of 1999 was enacted and it contains several tax provisions regarding REITs. It includes a provision, which reduces the annual distribution requirement for REIT taxable income from 95% to 90%. It also changes the 10% voting securities test under current law to a 10% vote or value test. Thus, subject to certain exceptions, a REIT will no longer be allowed to own more than 10% of the vote or value of the outstanding securities of any issuer, other than a qualified REIT subsidiary or another REIT. One exception to this new test, which is also an exception to the 5% asset test under current law, allows a REIT to own any or all of the securities of a taxable REIT subsidiary. A taxable REIT subsidiary can perform non-customary services as well as engage in non-real estate activities. A taxable REIT subsidiary will be taxed as a regular C corporation but will be subject to earnings stripping limitations on the deductibility of interest paid to its REIT. In addition, the REIT will be subject to a 100% excise tax to the extent any transaction between the taxable REIT subsidiary and the REIT is not conducted on an arm's length basis. Securities of a taxable REIT subsidiary will constitute non-real-estate assets for purposes of determining whether at least 75% of a REIT's assets consist of real estate assets. In addition, no more that 20% of a REIT's total assets can consist of securities of taxable REIT subsidiaries. These new tax provisions became effective January 1, 2001. In addition, grandfather protection is provided with respect to the 10% value test for securities of a corporation held by a REIT on July 12, 1999, but such protection ceases to apply after the corporation engages in a substantial new line of business or acquires any substantial asset and also ceases to apply after the acquisition of additional securities of the corporation by the REIT after July 12, 1999.

   Because we currently own more than 10% of the value of IFC, we have made an election to have IFC become a taxable REIT subsidiary as of January 1, 2001.

Potential Characterization of Distributions or Gain on Sale as Unrelated Business Taxable Income to Tax-Exempt Investors

   If (1) all or a portion of our assets are subject to the rules relating to taxable mortgage pools, (2) we are a "pension-held REIT," (3) a tax-exempt stockholder has incurred debt to purchase or hold our common stock, or (4) the residual REMIC interests we buy generate "excess inclusion income," then a portion of the distributions to and, in the case of a stockholder described in
(3), gains realized on the sale of common stock by, such tax-exempt stockholder may be subject to Federal income tax as unrelated business taxable income under the Internal Revenue Code.

Classification as a Taxable Mortgage Pool Could Subject Us to Increased
Taxation

   If we have borrowings with two or more maturities and, (1) those borrowings are secured by mortgage loans or mortgage-backed securities and, (2) the payments made on the borrowings are related to the payments received on the underlying assets, then the borrowings and the pool of mortgage loans or mortgage backed securities to which such borrowings relate may be classified as a taxable mortgage pool under the Internal Revenue Code. If any part of our company were to be treated as a taxable mortgage pool, then our REIT status would not be impaired, but a portion of the taxable income we recognize may, under regulations to be issued by the Treasury Department, be characterized as "excess inclusion" income and allocated among our stockholders to the extent of and generally in proportion to the distributions we make to each stockholder. Any excess inclusion income would:

  . not be allowed to be offset by a stockholder's net operating losses;

  . be subject to a tax as unrelated business income if a stockholder were a tax-exempt stockholder;

  . be subject to the application of federal income tax withholding at the maximum rate (without reduction for any otherwise applicable income tax treaty) with respect to amounts allocable to foreign stockholders; and

  . be taxable (at the highest corporate tax rate) to us, rather than to our stockholders, to the extent the excess inclusion income relates to stock held by disqualified organizations (generally, tax-exempt companies not subject to tax on unrelated business income, including governmental organizations).

   Based on advice of our tax counsel, we take the position that our existing financing arrangements do not create a taxable mortgage pool. However, the IRS may successfully maintain that our financing arrangements do qualify as a taxable mortgage pool. In addition, we may enter into arrangements creating excess inclusion income in the future.

Our Operations May be Adversely Affected if We are Subject to the Investment Company Act

   We intend to conduct our business at all times so as not to become regulated as an investment company under the Investment Company Act. The Investment Company Act exempts entities that are primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.

   In order to qualify for this exemption we must maintain at least 55% of our assets directly in mortgage loans, qualifying pass-through certificates and certain other qualifying interests in real estate. Our ownership of certain mortgage assets may be limited by the provisions of the Investment Company Act. If the Securities and Exchange Commission adopts a contrary interpretation with respect to these securities or otherwise believes we do not satisfy the above exception, we could be required to restructure our activities or sell certain of our assets. To insure that we continue to qualify for the exemption we may be required at times to adopt less efficient methods of financing certain of our mortgage assets and we may be precluded from acquiring certain types of higher-yielding mortgage assets. The net effect of these factors will be to lower at times our net interest income. If we fail to qualify for exemption from registration as an investment company, our ability to use leverage would be substantially reduced, and we would not be able to conduct our business as described. Our business will be materially and adversely affected if we fail to qualify for this exemption.

Future Revisions in Policies and Strategies at the Discretion of Our Board of Directors May be Affected Without Stockholder Consent

   Our board of directors, including a majority of our unaffiliated directors, has established our investment and operating policies and strategies. We may:

  . invest in the securities of other REITs for the purpose of exercising control;

  .  issue securities in exchange for property; and

  . repurchase or otherwise reacquire our shares or other securities in the future.

   In October 1998, we adopted a repurchase plan to repurchase up to $5.0 million of our common stock in the open market. In 1999, the board of directors approved common stock repurchases up to an additional $5.0 million, or a total of $10.0 million. During 1999, we repurchased 2.0 million shares of our common stock for $9.9 million. During 2000, we adopted a repurchase plan to repurchase up to $3.0 million of our common stock in the open market. As of December 31, 2000, we had repurchased 991,000 shares for $2.3 million. We may also underwrite the securities of other issuers, although we have no present intention to do so. Any of the policies, strategies and activities may be modified or waived by our board of directors, subject in certain cases to approval by a majority of our unaffiliated directors, without stockholder consent.

Effect of Future Offerings May Adversely Affect Market Price of Our Securities

   We may elect to increase our capital resources by making additional private or public offerings of securities in the future. We do not know:

  .  the actual or perceived effect of these offerings;

  .  the timing of these offerings;

  . the dilution of the book value or earnings per share of our securities then outstanding; and

  .  the effect on the market price of our securities then outstanding.

Risk Relating to Common Stock

   The sale or the proposed sale of substantial amounts of our common stock in the public market could materially adversely affect the market price of our common stock or other outstanding securities.

Maryland Business Combination Statute

   The Maryland General Corporation Law establishes special requirements for "business combinations" between a Maryland corporation and "interested stockholders" unless exemptions are applicable. An interested stockholder is any person who beneficially owns 10% or more of the voting power of our then-outstanding voting stock. Among other things, the law prohibits for a period of five years a merger and other similar transactions between our company and an interested stockholder unless the board of directors approved the transaction prior to the party becoming an interested stockholder. The five-year period runs from the most recent date on which the interested stockholder became an interested stockholder. The law also requires a supermajority stockholder vote for such transactions after the end of the five-year period. This means that the transaction must be approved by at least:

  . 80% of the votes entitled to be cast by holders of outstanding voting shares,

  . 66% of the votes entitled to be cast by holders of outstanding voting shares other than shares held by the interested stockholder with whom the business combination is to be effected.

   The business combination statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

Maryland Control Share Acquisition Statute

   Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a stockholder vote. Two-thirds of the shares eligible to vote must vote in favor of granting the "control shares" voting rights. "Control shares" are shares of stock that, taken together with all other shares of stock the acquirer previously acquired, would entitle the acquirer to exercise at least 10% of the voting power in electing directors. Control shares do not include shares of stock the acquiring person is entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

   If a person who has made (or proposes to make) a control share acquisition satisfies certain conditions (including agreeing to pay expenses), he may compel our board of directors to call a special meeting of stockholders to be held within 50 days to consider the voting rights of the shares. If such a person makes no request for a meeting, we have the option to present the question at any stockholders' meeting.

   If voting rights are not approved at a meeting of stockholders then we may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value. We will determine the fair value of the shares, without regard to voting rights, as of the date of either:

  .  the last control share acquisition, or

  . the meeting where stockholders considered and did not approve voting rights of the control shares.

   If voting rights for control shares are approved at a stockholders' meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. This means that you would be able to force us to redeem your stock for fair value. Under Maryland law, the fair value may not be less than the highest price per share paid in the control share acquisition. Furthermore, certain limitations otherwise applicable to the exercise of dissenters' rights would not apply in the context of a control share acquisition. The control share acquisition statute would not apply to shares acquired in a merger, consolidation or share exchange if we were a party to the transaction. The control share acquisition statute could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers, even if our acquisition would be in our stockholders' best interests.

Possible Adverse Consequences of Limits on Ownership of Shares

   Our charter limits ownership of our capital stock by any single stockholder to 9.5% of our outstanding shares. Our charter also prohibits anyone from buying shares if the purchase would result in us losing our REIT status. This could happen if a share transaction results in fewer than 100 persons owning all of our shares or in five or fewer persons, applying certain broad attribution rules of the Internal Revenue Code, owning more than

50% (by value) of our shares. If you or anyone else acquires shares in excess of the ownership limit or in violation of the ownership requirements of the Internal Revenue Code for REITs, we:

  .  will consider the transfer to be null and void;

  .  will not reflect the transaction on our books;

  .  may institute legal action to enjoin the transaction;

  . will not pay dividends or other distributions with respect to those shares;

  .  will not recognize any voting rights for those shares;

  .  will consider the shares held in trust for the benefit of our Company;
     and

  . will either direct the affected person to sell the shares and turn over any profit to us, or

  . we will redeem the shares. If we redeem the shares, it will be at a price equal to the lesser of:

   (a) the price paid by the transferee of the shares, or

   (b) the average of the last reported sales prices on the American Stock Exchange on the ten trading days immediately preceding the date fixed for redemption by our board of directors.

   An individual who acquires shares that violate the above rules bears the risk that (1) he may lose control over the power to dispose of his shares, (2) he may not recognize profit from the sale of his shares if the market price of the shares increases and (3) he may be required to recognize a loss from the sale of his shares if the market price decreases.

Limitations on Acquisition and Change in Control Ownership Limit

   The 9.5% ownership limit discussed above may have the effect of precluding acquisition of control of our company by a third party without consent of our board of directors.

                                USE OF PROCEEDS

   We will not receive any of the proceeds from the sale of common shares pursuant to this prospectus.

               SELLING SECURITY HOLDERS AND PLAN OF DISTRIBUTION

   All of the common stock registered for sale under this prospectus is owned by the selling stockholders. The shares offered in this prospectus by IFC were acquired from LBP, Inc. (OTC Bulletin Board: LBPI.OB). The shares offered in this prospectus by HBK MasterFund LP were acquired from us and LBP, Inc.

   The following table sets forth the names of the selling stockholders, the number of shares of common stock which may be deemed to be beneficially owned by the selling stockholders and the maximum number of shares which may be offered by the selling stockholders.

                                         Shares of     Number of    Shares of
                                        Common Stock   Shares of   Common Stock
                                        Beneficially  Common Stock Beneficially
                                       Owned Prior to    Being     Owned After
   Name of selling stockholders           Offering      Offered      Offering
   ----------------------------        -------------- ------------ ------------
   Impac Funding Corporation, Inc. ...   2,118,644     2,118,644         0
   HBK MasterFund, LP.................   4,232,288     4,232,288         0

   IMH owns 100% of the non-voting preferred stock of, and 99% of the economic interest in, IFC. Joseph R. Tomkinson, IMH's Chairman of the Board and Chief Executive Officer and IFC's Chief Executive Officer and a director is an owner of one-third of the common stock of IFC. William S. Ashmore, IMH's President, Chief Operating Officer and a director and IFC's President and a director is an owner of one-third of the common stock of IFC. Richard J. Johnson, IMH's Executive Vice President and Chief Financial Officer and Executive Vice President, Chief Financial Officer and a director of IFC, is an owner of one-third of the common stock of IFC.

   HBK Investments L.P. has voting and investment control over the securities held in the name of HBK Master Fund L.P. pursuant to an Investment Management Agreement. Each of Harlan B. Korenvaes, Kenneth M. Hirsh, Laurence H. Lebowitz, William E. Rose, Richard L. Booth, David C. Haley and Jamiel A. Akhtar may be deemed to have voting and investment control over such securities as the members of HBK Management LLC, the general partner of HBK Partners II L.P., which is the general partner of HBK Investments L.P. William E. Rose is a director of IMH.

   The selling stockholders may sell the common stock:

  .  directly to purchasers;

  .  to or through underwriters;

  .  through dealers, agents or institutional investors; or

  .  through a combination of such methods.

   Regardless of the method used to sell the common stock, we will provide a prospectus supplement that will disclose:

  . the identity of any underwriters, dealers, agents or investors who purchase the common stock;

  . the material terms of the distribution, including the number of shares sold and the consideration paid;

  . the amount of any compensation, discounts or commissions to be received by the underwriters, dealers or agents;

  . the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

  . the nature of any transaction by an underwriter, dealer or agent during the offering that is intended to stabilize or maintain the market price of our common stock.

   The selling stockholders and any underwriters, broker/dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act.

                          DESCRIPTION OF CAPITAL STOCK

   The following is a brief description of the material terms of the securities to be registered. This description is not complete and is subject and qualified by reference to Maryland law and our charter and Bylaws, copies of which are on file with the Securities and Exchange Commission, and are incorporated by reference herein. Please see "Where You Can Find More Information."

General

   Our authorized stock consists of 50,000,000 shares of common stock, $0.01 par value per share, and 10,000,000 shares of preferred stock, $0.01 par value per share. Our stockholder meetings are held annually. Pursuant to our charter, we reserve the right to amend any provision of our charter upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter.

Common Stock

   Each share of our common stock is entitled to participate equally in dividends when authorized by our board of directors and in the distribution of our assets upon liquidation. Each share of common stock is entitled to one vote, subject to the provisions of our charter regarding restrictions on transfer of stock, and will be fully paid and nonassessable upon issuance. Shares of common stock have no preference, conversion, exchange, redemption, appraisal, preemptive or cumulative voting rights. Our authorized stock may be increased and altered from time to time in the manner prescribed by Maryland law upon the affirmative vote of stockholders entitled to cast at least a majority of all the votes entitled to be cast on the matter. Our charter authorizes our board of directors to reclassify any unissued shares of common stock in one or more classes or series of stock.

Preferred Stock

   Our charter authorizes our board of directors to issue shares of preferred stock and to classify or reclassify any unissued shares of preferred stock into one or more classes or series of stock. The preferred stock may be issued from time to time with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption as shall be determined by the board of directors for each class or series of stock subject to the provisions of our charter regarding restrictions on transfer of stock. Preferred stock is available for possible future financings or acquisitions and for general corporate purposes without further stockholder authorization, unless such authorization is required by applicable law or the rules of the principal national securities exchange on which such stock is listed or admitted to trading.

Repurchase of Shares and Restrictions on Transfer

   Pursuant to our charter, if certain proposed transfers of common stock or other events occur that result in a person owning shares in excess of our ownership limits and, consequently, we fail to qualify as a REIT, then that number of shares of stock actually or constructively owned by that person in violation of the ownership limits will be automatically transferred to a trustee of a trust for the exclusive benefit of one or more charitable beneficiaries. The intended transferee will not acquire any rights in the shares. Shares held by the trustee will constitute issued and outstanding shares of stock. The trustee will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the trustee will be paid to the trustee upon demand and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividends or distributions paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, effective as of the date that such shares have been transferred to the trustee, the trustee will have the authority (at the trustee's sole discretion) (1) to rescind as void any vote cast by an intended transferee prior to our discovery that such shares have been transferred to the trustee and (2) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.

   Within 20 days of receiving notice from us that shares of stock have been transferred to the trust, the trustee will sell the shares held in the trust to a person designated by the trustee whose ownership of the shares will not violate the ownership restrictions set forth in our charter. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee and to the charitable beneficiary as follows: the intended transferee will receive the lesser of

  . the price paid by the intended transferee for the shares or, if the intended did not give value for the shares in connection with the event causing the shares to be held in the trust, the market price of the shares on the day of the event causing the shares to be held in the trust and

  . the price per share received by the trustee from the sale or other disposition of the shares held in the trust.

   Any net sales proceeds in excess of the amount payable to the intended transferee will be immediately paid to the charitable beneficiary.

   In addition, shares of stock held in trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of

  . the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the market price at the time of such devise or gift) and

  . the market price on the date we, or our designee, accept such offer.

   We will have the right to accept such offer until the trustee has sold the shares held in the trust. If the shares are sold to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee.

   Market price is defined in our charter as the closing price for shares on a particular date. The closing price on any date shall mean the last sale price for such shares, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, for such shares, in either case as reported on the American Stock Exchange or the principal national securities exchange on which shares are listed or admitted to trading.

   All certificates representing shares of common stock bear a legend referring to the restrictions described above.

   Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code of all classes or series of our stock, within 30 days after the end of each taxable year, is required to give us written notice stating

  . the name and address of such owner

  . the number of shares of each class and series of our stock beneficially owned and

  . a description of the manner in which the shares are held.

   Each owner shall provide us any additional information that we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with the ownership limit.

                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

   Based on various assumptions and factual representations made by us regarding our operations, in the opinion of McKee Nelson LLP, our tax counsel, commencing with our taxable year ended December 31, 1995, we have been and will continue to be organized in conformity with the requirements for qualification as a REIT under the Code, and our method of operating has enabled us, and our proposed method of operating in the future will enable us, to meet the requirements for qualification and taxation as a REIT. Our qualification as a REIT depends upon our ability to meet the various requirements imposed under the Code through our actual operations. McKee Nelson LLP will not review our operations, and no assurance can be given that our actual operations will meet the requirements imposed under the Code. The opinion of McKee Nelson LLP is not binding on the IRS or any court. The opinion of McKee Nelson LLP is based upon existing law, Treasury regulations, currently published administrative positions of the IRS, and judicial decisions, all of which are subject to change either prospectively or retroactively.

   The provisions of the Code pertaining to REITs are highly technical and complex. Under the Code, if certain requirements are met in a taxable year, a REIT generally will not be subject to federal income tax with respect to income that it distributes to its shareholders. If we fail to qualify during any taxable year as a REIT, unless certain relief provisions are available, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, which could have a material adverse effect upon our stockholders.

   The following discussion summarizes the material United States federal income tax consequences that relate to our qualification and taxation as a REIT and that flow from an investment in our stock. No assurance can be given that the conclusions set out below, if challenged by the IRS, would be sustained by a court. This discussion deals only with stock that is held as a capital asset, which generally means property that is held for investment. In addition, except to the extent discussed below, this summary does not address tax consequences applicable to you if you are subject to special tax rules. For instance, the discussion does not address tax consequences applicable to the following categories of stockholders:

  . dealers or traders in securities;

  . financial institutions;

  . insurance companies;

  . stockholders that hold our stock as a hedge, part of a straddle, conversion transaction or other arrangement involving more than one position;

  . stockholders whose functional currency is not the United States dollar;
    or

  . stockholders that are tax-exempt organizations or foreign taxpayers.

   The discussion set out below is intended only as a summary of the material United States federal income tax consequences of our treatment as a REIT and of an investment in our stock. Taxpayers and preparers of tax returns (including returns filed by any partnership or other arrangement) should be aware that under Treasury regulations a provider of advice on specific issues of law is not considered an income tax return preparer unless the advice is (i) given with respect to events that have occurred at the time the advice is rendered and is not given with respect to the consequences of contemplated actions, and
(ii) is directly relevant to the determination of an entry on a tax return. Accordingly, we urge you to consult your own tax advisors regarding the tax consequences of an investment in our stock, including the application to your particular situation of the tax matters discussed below, as well as the application of state, local or foreign tax laws. The statements of United States tax law set out below are based on the laws in force and their interpretation as of the date of this prospectus, and are subject to changes occurring after that date.

REIT Qualification Requirements

   The following is a brief summary of the material technical requirements imposed by the Code that we must satisfy on an ongoing basis to qualify, and remain qualified, as a REIT.

 Stock Ownership Requirements

   We must meet the following stock ownership requirements:

     (1) our capital stock must be transferable;

     (2) our capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a taxable year of less than 12 months); and

     (3) no more than 50% of the value of our capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of the taxable year. In applying this test, the Code treats some entities as individuals.

   Tax-exempt entities, other than private foundations and certain unemployment compensation trusts, are generally not treated as individuals for these purposes. The requirements of items (2) and (3) above did not apply to the first taxable year for which we made an election to be taxed as a REIT. However, these stock ownership requirements must be satisfied in each subsequent taxable year. Our charter imposes restrictions on the transfer of our shares to help us meet the stock ownership requirements. In addition, Treasury regulations require us to demand from the record holders of designated percentages of our capital stock, annual written statements disclosing actual and constructive ownership of our stock. The same regulations require us to maintain permanent records showing the information we have received regarding actual and constructive stock ownership and a list of those persons failing or refusing to comply with our demand.

 Asset Requirements

   We generally must meet the following asset requirements at the close of each quarter of each taxable year:

     (a) at least 75% of the value of our total assets must be "qualified REIT real estate assets" (described below), government securities, cash and cash items;

     (b) no more than 25% of the value of our total assets may be securities other than securities in the 75% asset class (for example, government securities and certain mortgage-backed securities);

     (c) no more than 20% of the value of our total assets may be securities of one or more Taxable REIT subsidiaries (described below); and

     (d) except for securities in the 75% asset class, securities in a Taxable REIT subsidiary or "qualified REIT subsidiary," and certain partnership interests and debt obligations--

       (1) no more than 5% of the value of our total assets may be securities of any one issuer,

       (2) we may not hold securities that possess more than 10% percent of the total voting power of the outstanding securities of any one issuer, and

       (3) we may not hold securities that have a value of more than 10 percent of the total value of the outstanding securities of any one issuer.

   "Qualified REIT real estate assets" means assets of the type described in section 856(c)(5)(B) of the Code, and generally include (among other assets) interests in mortgages on real property and certain mortgage-backed securities, and shares in other REITs.

   A "Taxable REIT subsidiary" is a corporation that may earn income that would not be qualifying income if earned directly by the REIT. A REIT may hold up to 100% of the stock in a Taxable REIT subsidiary. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a Taxable REIT subsidiary by jointly filing a Form 8875 with the IRS. A Taxable REIT subsidiary will pay tax at the corporate rates on any income it earns. Moreover, the Code contains rules to ensure contractual arrangements between a Taxable REIT subsidiary and the parent REIT are at arm's length. We have, together with IFC, filed an election to have IFC treated as our Taxable REIT subsidiary as of January 1, 2001.

   If we fail to meet any of the asset tests as of the close of a calendar quarter due to the acquisition of securities or other assets, the Code allows us a 30-day period following the close of the calendar quarter to come into compliance with the asset tests. If we do cure a failure within the 30-day period, we will be treated as having satisfied the asset tests at the close of the calendar quarter.

 Gross Income Requirements

   We generally must meet the following gross income requirements for each taxable year:

     (a) at least 75% of our gross income must be derived from the real estate sources specified in section 856(c)(3) of the Code, including interest income and gain from the disposition of qualified REIT real estate assets, and "qualified temporary investment income" (generally, income we earn from investing new capital, provided we received that income within one year of acquiring such new capital); and

     (b) at least 95% of our gross income for each taxable year must be derived from sources of income specified in section 856(c)(2) of the Code, which includes the types of gross income described just above, as well as dividends, interest, and gains from the sale of stock or other financial instruments (including interest rate swap and cap agreements, options, futures contracts, forward rate agreements or similar financial instruments entered into to reduce interest rate risk with respect to debt incurred or to be incurred to acquire or carry qualified REIT real estate assets) not held for sale in the ordinary course of business.

 Distribution Requirements

   We generally must distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (1) the sum of (a) 90% of our REIT taxable income (computed without regard to the dividends paid deduction and net capital gains) and (b) 90% of the net income (after tax, if any) from foreclosure property, minus (2) the sum of certain items of non-cash income. In addition, if we were to recognize "Built in Gain" (as defined below) on disposition of any assets acquired from a "C" corporation in a transaction in which Built in Gain was not recognized (for instance, assets acquired in a statutory merger), we would be required to distribute at least 90% of the Built in Gain recognized net of the tax we would pay on such gain. Built in Gain is the excess of (a) the fair market value of an asset (measured at the time of acquisition) over (b) the basis of the asset (measured at the time of acquisition). We do not hold any assets having Built in Gain.

   We are not required to distribute our net capital gains. Rather than distribute them, we may elect to retain and pay the federal income tax on them, in which case our stockholders will (1) include their proportionate share of the undistributed net capital gains in income, (2) receive a credit for their share of the federal income tax we pay and (3) increase the bases in their stock by the difference between their share of the capital gain and their share of the credit.

Failure to Qualify

   If we fail to qualify as a REIT in any taxable year and the relief provisions provided in the Code do not apply, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income in that taxable year and all subsequent taxable years at the regular corporate income tax rates. We will not be allowed to deduct distributions to shareholders in these years, nor will the Code require us to make distributions. Further, unless entitled to the relief provisions of the Code, we also will be barred from re-electing REIT status for the four taxable years following the year in which we fail to qualify. It is not possible to state in what circumstances we would be entitled to any statutory relief.

   We intend to monitor on an ongoing basis our compliance with the REIT requirements described above. To maintain our REIT status, we will be required to limit the types of assets that we might otherwise acquire, or hold some assets at times when we might otherwise have determined that the sale or other disposition of these assets would have been more prudent.

Taxation as a REIT

   In any year in which we qualify as a REIT, we generally will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that we distribute to our stockholders. We will, however, be subject to federal income tax at regular corporate income tax rates on any undistributed taxable income or capital gain.

   Notwithstanding our qualification as a REIT, we may also be subject to tax in the following other circumstances:

  . If we fail to satisfy either the 75% or the 95% gross income test, but nonetheless maintain our qualification as a REIT because we meet other requirements, we generally will be subject to a 100% tax on the greater of the amount by which we fail either the 75% or the 95% gross income test multiplied by a fraction intended to reflect our profitability.

  . We will be subject to a tax of 100% on net income derived from any "prohibited transaction" which is, in general, a sale or other disposition of property held primarily for sale to customers in the ordinary course of business.

  . If we have (1) net income from the sale or other disposition of foreclosure property that is held primarily for sale to customers in the ordinary course of business or (2) other non-qualifying income from foreclosure property, it will be subject to federal income tax at the highest corporate income tax rate.

  . If we fail to distribute during each calendar year at least the sum of
    (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year and (3) any amount of undistributed ordinary income and capital gain net income from preceding taxable years, we will be subject to a 4% federal excise tax on the excess of the required distribution over the amounts actually distributed during the taxable year.

  . If we acquire a Built in Gain asset from a C corporation in a transaction in which the basis of the asset is determined by reference to the basis of the asset in the hands of the C corporation and we recognize Built in Gain upon a disposition of such asset occurring within 10 years of its acquisition, then we will be subject to federal tax to the extent of any Built in Gain at the highest corporate income tax rate.

  . We may also be subject to the corporate alternative minimum tax, as well as other taxes in situations not presently contemplated.

Taxation of Stockholders

   Unless you are a tax-exempt entity, distributions that we make to you, including constructive distributions, generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for federal income tax purposes. If the amount we distribute to you exceeds your allocable share of current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your stock, which will reduce your basis in your stock but will not be subject to tax. To the extent the amount we distribute to you exceeds both your allocable share of current and accumulated earnings and profits and your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset. Distributions to our corporate stockholders, whether characterized as ordinary income or as capital gain, are not eligible for the corporate dividends received deduction.

   Distributions that we designate as capital gain dividends generally will be taxable in your hands as long-term capital gains, to the extent such distributions do not exceed our actual net capital gain for the taxable year. In the event that we realize a loss for the taxable year, you will not be permitted to deduct any share of that loss. Further, if we, or a portion of our assets, were to be treated as a taxable mortgage pool, any excess inclusion income that is allocated to you could not be offset by any losses or other deductions you may have. Future Treasury regulations may require you to take into account, for purposes of computing your individual alternative minimum tax liability, some of our tax preference items.

   Dividends that we declare during the last quarter of a calendar year and actually pay to you during January of the following taxable year, generally are treated as if we had paid, and you had received them on December 31 of the calendar year and not on the date actually paid. In addition, we may elect to treat other dividends distributed after the close of the taxable year as having been paid during the taxable year, so long as they meet the requirements described in the Code, but you will be treated as having received these dividends in the taxable year in which the distribution is actually made.

   If you sell or otherwise dispose of our stock, you will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and your adjusted basis in the stock, which gain or loss will be long-term if the stock is held for more than one year. Any loss recognized on the sale or exchange of stock held for six months or less generally will be treated as a long-term capital loss to the extent of (1) any long-term capital gain dividends you receive with respect to the stock and (2) your proportionate share of any long-term capital gains that we retain (see the discussion under the caption Distribution Requirements).

   If we fail to qualify as a REIT in any year, distributions we make to you will be taxable in the same manner discussed above, except that:

  . we will not be allowed to designate any distributions as capital gain dividends;

  . distributions (to the extent they are made out of our current and accumulated earnings and profits) will be eligible for the corporate dividends received deduction;

  . the excess inclusion income rules will not apply to the stockholders; and

  . you will not receive any share of our tax preference items.

   In this event, however, we could be subject to substantial federal income tax liability as a C corporation, and the amount of earnings and cash available for distribution to you and other stockholders could be significantly reduced or eliminated.

Information Reporting and Backup Withholding

   For each calendar year, we will report to our domestic stockholders and to the IRS the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. Under the backup withholding rules, you may be subject to backup withholding tax at a rate of 31% with respect to distributions paid unless you:

  . are a corporation or come within another exempt category and demonstrate this fact when required; or

  . provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules.

   A domestic stockholder may satisfy this requirement by providing us an appropriately prepared Form W-9. If you do not provide us with your correct taxpayer identification number, then you may also be subject to penalties imposed by the IRS.

   Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules will be refunded or credited against your United States federal income tax liability, provided you furnish the required information to the IRS.

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Taxation of Tax-Exempt Entities

   The discussion under this heading only applies to you if you are a tax-exempt entity.

   Subject to the discussion below regarding a pension-held REIT, distributions received from us or gain realized on the sale of our stock will not be taxable as unrelated business taxable income (UBTI), provided that:

  . you have not incurred indebtedness to purchase or hold our stock;

  . you do not otherwise use our stock in trade or business unrelated to your exempt purpose; and

  . we, consistent with our present intent, do not hold a residual interest in a REMIC that gives rise to excess inclusion income as defined under section 860E of the Code.

   If all or a portion of our assets were to be treated as a taxable mortgage pool, however, a substantial portion of the dividends you receive may be subject to tax as UBTI.

   In addition, a substantial portion of the dividends you receive may constitute UBTI if we are treated as a "pension-held REIT" and you are a "qualified pension trust" that holds more than 10% by value of our stock at any time during a taxable year. For these purposes, a "qualified pension trust" is any pension or other retirement trust that satisfies the requirements imposed under section 401(a) of the Code. We will be treated as a "pension-held REIT" if (1) we would not be a REIT if we had to treat stock held in a qualified pension trust as owned by the trust (instead of as owned by the trust's multiple beneficiaries) and (2) (a) at least one qualified pension trust holds more than 25% of our stock by value, or (b) one or more qualified pension trusts (each owning more than 10% of our stock by value) hold in the aggregate more than 50% of our stock by value. Assuming compliance with the ownership limit provisions set forth in our articles of incorporation, it is unlikely that pension plans will accumulate sufficient stock to cause us to be treated as a pension-held REIT.

   If you qualify for exemption under sections 501(c)(7), (c)(9), (c)(17), and
(c)(20) of the Code, then distributions received by you may also constitute UBTI. We urge you to consult your tax advisors concerning the applicable set aside and reserve requirements.

United States Federal Income Tax Considerations Applicable to Foreign
Stockholders

   The discussion under this heading only applies to you if you are not a U.S. person (hereafter, "foreign stockholder"). A U.S. person is a person who is:

  . a citizen or resident of the United States;

  . a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

  . an estate whose income is includible in gross income for United States
    Federal income tax purposes regardless of its source; or

  . a trust, if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 26, 1996, was treated as a domestic trust prior to such date, and has made an election to continue to be treated as a U.S. person.

   This discussion is only a brief summary of the United States federal tax consequences that apply to you, which are highly complex, and does not consider any specific facts or circumstances that may apply to you and your particular situation. We urge you to consult your tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of our stock, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

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

 Distributions

   Except for distributions attributable to gain from the disposition of real property interests or distributions designated as capital gains dividends, distributions you receive from us generally will be subject, to the extent of our earnings and profits, to federal withholding tax at the rate of 30%, unless reduced or eliminated by an applicable tax treaty or unless the distributions are treated as effectively connected with your United States trade or business. If you wish to claim the benefits of an applicable tax treaty, you may need to satisfy certification and other requirements, such as providing Form W-8BEN. If you wish to claim distributions are effectively connected with your United States trade or business, you may need to satisfy certification and other requirements such as providing Form W-8ECI.

   Distributions you receive that are in excess of our earnings and profits will be treated as a tax-free return of capital to the extent of your adjusted basis in your stock. If the amount of the distribution also exceeds your adjusted basis, this excess amount will be treated as gain from the sale or exchange of your stock as described below. If we cannot determine at the time we make a distribution whether the distribution will exceed our earnings and profits, the distribution will be subject to withholding at the same rate as dividends. These withheld amounts, however, will be refundable or creditable against your United States federal tax liability if it is subsequently determined that the distribution was, in fact, in excess of our earnings and profits. If you receive a dividend that is treated as being effectively connected with your conduct of a trade or business within the United States, the dividend will be subject to the United States federal income tax on net income that applies to United States persons generally, and may be subject to the branch profits tax if you are a corporation.

   Distributions that we make to you and designate as capital gains dividends, other than those attributable to the disposition of a United States real property interest, generally will not be subject to United States federal income taxation, unless:

  . your investment in our stock is effectively connected with your conduct of a trade or business within the United States; or

  . you are a nonresident alien individual who is present in the United
    States for 183 days or more in the taxable year, and other requirements are met.

   Distributions that are attributable to a disposition of United States real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Act of 1980 (FIRPTA), and may also be subject to branch profits tax if you are a corporation that is not entitled to treaty relief or exemption. However, because we do not expect to hold assets that would be treated as United States real property interests as defined by FIRPTA, the FIRPTA provisions should not apply to investment in our stock.

 Gain on Disposition

   You generally will not be subject to United States federal income tax on gain recognized on a sale or other disposition of our stock unless:

  . the gain is effectively connected with your conduct of a trade or business within the United States;

  . you are a nonresident alien individual who holds our stock as a capital asset and are present in the United States for 183 or more days in the taxable year and other requirements are met; or

  . you are subject to tax under the FIRPTA rules discussed below.

   Gain that is effectively connected with your conduct of a trade or business within the United States will be subject to the United States federal income tax on net income that applies to United States persons generally and may be subject to the branch profits tax if you are a corporation. However, these effectively connected gains will generally not be subject to withholding. We urge you to consult applicable treaties, which may provide for different rules.

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

   Under FIRPTA, you may be subject to tax on gain recognized from a sale or other disposition of your stock if we were to both (1) hold United States real property interests and (2) fail to qualify as a domestically controlled REIT. A REIT qualifies as a domestically-controlled REIT as long as less than 50% in value of its shares of beneficial interest are held by foreign persons at all times during the shorter of (1) the previous five years and (2) the period in which the REIT is in existence. As mentioned above, we do not expect to hold any United States real property interests. Furthermore, we will likely qualify as a domestically controlled REIT, although no assurances can be provided because our shares are publicly traded.

Information Reporting and Backup Withholding Tax

   The information reporting and backup withholding tax requirements (discussed above) will generally not apply to foreign holders in the case of distributions treated as (1) dividends subject to the 30% (or lower treaty rate) withholding tax (discussed above), or (2) capital gain dividends. Also, as a general matter, backup withholding and information reporting will not apply to the payment of proceeds from shares sold by or through a foreign office of a foreign broker. However, in some cases (for example, a sale of shares through the foreign office of a U.S. broker), information reporting is required unless the foreign holder certifies under penalty of perjury that it is a foreign holder, or otherwise establishes an exemption. A foreign stockholder may satisfy this requirement by using an appropriately prepared Form W-8 BEN.

Federal Estate Taxes

   In general, if an individual who is not a citizen or resident (as defined in the Code) of the United States owns (or is treated as owning) our stock at the date of death, such stock will be included in the individual's estate for United States Federal estate tax purposes, unless an applicable treaty provides otherwise.

State and Local Taxes

   We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which we or they transact business or reside. The state and local tax treatment that applies to us and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, we urge you to consult your own tax advisors regarding the effect of state and local tax laws.

                                 LEGAL MATTERS

   The validity of the issuance of the shares offered in this prospectus will be passed upon for us by Kirkpatrick & Lockhart LLP, Los Angeles, California. Certain legal matters described under "Material Federal Income Tax Consequences" and certain matters with respect to Maryland law will be passed upon for us by McKee Nelson LLP, Washington, D.C.

                                    EXPERTS

   The consolidated financial statements of Impac Mortgage Holdings, Inc. and of Impac Funding Corp. as of December 31, 2000 and 1999, and for each of the years in the three-year period ending December 31, 2000, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document it files at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., in Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, the Securities and Exchange Commission maintains an Internet site that contains our reports, proxy and information statements and other information at http://www.sec.gov.

   The Securities and Exchange Commission allows us to "incorporate by reference" the information it files with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below. We also incorporate by reference any future filings made with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934. This prospectus is part of a registration statement that Impac Mortgage Holdings has filed with the Securities and Exchange Commission.

  . Impac Mortgage Holding's Annual Report on Form 10-K for the year ended
    December 31, 2000 filed with the Securities and Exchange Commission on March 30, 2001.

  . Impac Mortgage Holdings's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2001 filed with the Securities and Exchange Commission on May 15, 2001 and for the quarter ended June 30, 2001 filed with the Securities and Exchange Commission on August 14, 2001.

  . Impac Mortgage Holding's Current Reports on Form 8-K filed with the SEC on July 31, 2001, June 27, 2001, June 1, 2001, March 30, 2001, March 5,
    2001 and January 19, 2001.

  . Impac Mortgage Holdings Definitive Proxy Statement dated June 1, 2001 relating to the 2001 Annual Meeting of Stockholders.

   You may request a copy of these filings, at no cost, by writing our Investor Relations Department us at the following address: 1401 Dove Street, Suite 100, Newport Beach, CA 92660, or by calling (949) 475-3700.

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